Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019

$500,000,000 Borrower Payment Dependent Notes

This is a public offering to lender members of Prosper Marketplace, Inc., or Prosper, of up to $500,000,000 in principal amount of Borrower Payment Dependent Notes, or “Notes.”

We will issue the Notes in a series, with each series of Notes dependent for payment on payments we receive on a specific borrower loan described in a listing posted on our peer-to-peer online credit platform, which we refer to as our “platform.”  All listings on our platform are posted by individual consumer borrower members of Prosper requesting individual consumer loans, which we refer to as “borrower loans.”

Important terms of the Notes include the following, each of which is described in detail in this prospectus:

•
Our obligation to make payments on a Note will be limited to an amount equal to the lender member’s pro rata share of amounts we receive with respect to the corresponding borrower loan for that Note, net of any servicing fees.  We do not guarantee payment of the Notes or the corresponding borrower loans.

•	The Notes are special, limited obligations of Prosper only and are not obligations of the borrowers under the corresponding borrower loans.

•
The Notes will bear interest from the date of issuance, have a fixed rate, be payable monthly and have an initial maturity of one, three or five years from issuance. We may add additional Note terms from time to time.

•	A lender member’s recourse will be extremely limited in the event that borrower information is inaccurate for any reason.

We will offer Notes to our lender members at 100% of their principal amount.  The Notes will be offered only through our website, and there will be no underwriters or underwriting discounts.

The Notes will be issued in electronic form only and will not be listed on any securities exchange.  The Notes will not be transferable except through the Folio Investing Note Trader platform, or the “Note Trader Platform,” operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer.  There can be no assurance, however, that a market for Notes will develop on the Note Trader platform.  Therefore, lender members must be prepared to hold their Notes to maturity.

This offering is highly speculative and the Notes involve a high degree of risk.  Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2010

PROSPER MARKETPLACE, INC.

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND CONSOLIDATED FINANCIAL STATEMENTS	115

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ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Borrower Payment Dependent Notes, or “Notes.”  This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which we refer to as the “SEC.” This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus.  We will supplement this registration statement from time to time as described below.

Unless the context otherwise requires, we use the terms “Prosper,” “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to Prosper Marketplace, Inc., a Delaware corporation.

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). We offer Notes continuously, and sales of Notes through our platform occur on a daily basis. Before we post a borrower loan request on our website and thereby offer the series of Notes corresponding to that borrower loan, as described in “About the Platform,” we prepare a supplement to this prospectus, which we refer to as a “listing report.” In that listing report, we provide information about the series of Notes offered for sale on our website that correspond to the posted member loan, as well as information about any other series of Notes then being offered for sale on our website.  No later than two business days after the date the bidding period for a loan listing ends and a series of Notes is sold, we will file another prospectus supplement with the SEC, which we refer to as a “sales report”, describing all borrower loan information set forth on the bidding page for that series of Notes in tabular form, as well as the aggregate principal balance, bidding history, maturity date and interest rate for that series of Notes.  These prospectus supplements will provide information about the series of Notes offered for sale on our website that will correspond to the information contained in the corresponding borrower loan listing for that series of Notes.  The listing and sales reports are also posted to our website.

We will prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of our offering of the Notes, provide quarterly updates of our financial and other information included in this prospectus and disclose other material developments.  We will file these prospectus supplements with the SEC pursuant to Rule 424(b) and post them on our website.  When required by SEC rules, such as when there is a “fundamental change” in our offering or the information contained in this prospectus, or when an annual update of our financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus.  We currently anticipate that post-effective amendments will be required, among other times, when we change material terms of the Notes offered through our platform.

The Notes are not available for offer and sale to residents of every state. Our website will indicate the states where residents may purchase Notes. We will post on our website any special suitability standards or other conditions applicable to purchases of Notes in certain states that are not otherwise set forth in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering.  In addition, we are required to file annual, quarterly and current reports and other information with the SEC.  You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement.  Some items are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement.  Whenever a reference is made in this prospectus to any of our contracts or

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other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

We “incorporate” into this prospectus information we filed with the SEC in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010, and September 30, 2010. This means that we disclose important information to you by referring you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and to our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010, and September 30, 2010, which are available on our website, www.prosper.com.  The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information.

You may request a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010, which will be provided to you at no cost, by writing, telephoning or emailing us. Requests should be directed to Customer Support, 111 Sutter St, 22nd Floor, San Francisco, CA 94104; telephone number (415) 593-5400; or emailed to support@prosper.com.  In addition, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010 are available on our website, www.prosper.com.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the risk factors beginning on page 21, before deciding whether to purchase our Notes.

Prosper provides a peer-to-peer online credit platform, which we refer to as our “platform,” that enables its borrower members to borrow money and its lender members to purchase Notes issued by Prosper, the proceeds of which facilitate the funding of specific loans made to borrower members.

About the Platform

Our platform is an online marketplace that permits our lender members to bid on loan listings and purchase Notes from Prosper that are dependent for payment on payments we receive on the corresponding borrower loans described in the listings.  All listings on our platform are posted by individual consumer members of Prosper requesting individual consumer loans, which we refer to as “borrower listings” or “listings” and “borrower loans,” respectively.  We refer to Prosper’s individual borrower members as “borrowers.”

Each listing sets forth the desired loan amount, interest rate and corresponding yield percentage, the minimum amount of total bids required for the loan to fund, the Prosper Rating and estimated loss rate for the listing, debt-to-income ratio, certain credit information from the borrower’s credit report, the borrower’s numerical credit score range, the borrower’s self-reported annual income range, occupation and employment status, and the borrower’s group affiliation, if any.

Prosper sets the interest rates for borrower loans based on Prosper Ratings, as well as additional factors, such as estimated loss rates, loan terms, group affiliations, the general economic environment and competitive conditions.  The yield percentage on each series of Notes is equal to the interest rate on the related borrower loan, minus Prosper’s servicing fee, which is currently set at 1%.

Apart from the credit score range and information obtained from a credit report, such as number of accounts delinquent, public records, and other such borrower credit information, none of the information regarding the borrower’s income, financial status, or self-reported credit history is verified by Prosper. Such information is self-reported and should not be relied on by lender members in making investment decisions. Borrower listings may include the borrower’s narrative description of why the loan is being requested and the borrower’s financial situation.  Borrowers are identified by a Prosper screen name but are not permitted to disclose in listings their identity or contact information.  Listings are displayed publicly on our platform, although certain information is only viewable by members.

Each listing will be assigned a proprietary credit rating by Prosper, referred to as the “Prosper Rating.”  The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range for the listing.  There are currently seven Prosper Ratings, represented by seven letter scores, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates.  The estimated loss rate for each listing is based on two scores:  a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.  We will use these two scores to determine an estimated loss rate for each listing, which correlates to a Prosper Rating.  This new rating system allows Prosper to maintain consistency when assigning a rating to a listing.  See “About the Platform” for more information.

The Notes.  Our lender members will have the opportunity to buy Borrower Payment Dependent Notes issued by Prosper, which are dependent for payment on payments we receive on the corresponding borrower loans.

Lender members access our platform and, by bidding on a loan listing, make purchase commitments for Notes that are dependent for payment on payments we receive on the corresponding borrower loan for that listing.  By making a bid on a listing, a lender member is committing to purchase from Prosper a Note in the principal amount of the lender’s winning bid.  The lender members who purchase the Notes will designate that the sale proceeds be applied to facilitate the funding of the corresponding borrower loan.  The Notes will be special, limited obligations of Prosper only and not obligations of any borrower.

The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans.  If Prosper were to become subject to a bankruptcy or similar proceeding, the holder of a Note would generally have a general unsecured claim against Prosper that may or may not be limited in recovery to such borrower payments.  To limit the risk of Prosper’s insolvency, Prosper has granted the trustee under the indenture for the Notes, referred to as the “indenture trustee,” a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture, which would include Prosper becoming subject to a bankruptcy or similar proceeding.  See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes.”

Prosper will pay principal and interest on each series of Notes in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, Prosper receives on the corresponding borrower loan, net of Prosper’s servicing fee of 1%.  Prosper will pay lender members any other amounts Prosper receives on each corresponding borrower loan, including late fees and prepayments, subject to the servicing fee, except that Prosper will not pay to lender members any non-sufficient funds fees for failed borrower payments or collection fees we or a third-party collection agency charge.

Under the lender member registration agreement, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower’s identity, Prosper will repurchase the Notes from the lender members. In the event we breach any of our other representations and warranties in the lender registration agreement pertaining to the Notes, and such breach materially and adversely affects a series of Notes, we will either indemnify the lender members, repurchase that series of Notes or cure the breach.  See “About the Platform—Prosper’s Note Repurchase and Indemnification Obligations.”

         Borrower Loans.  Our platform allows our borrower members to request loans by posting listings on the platform indicating a requested loan amount.  All borrower loans are unsecured obligations of individual borrower members with a fixed interest rate set by Prosper and a loan term currently set at one, three or five years, which Prosper may extend in the future to between three months to seven years. The minimum and maximum principal amounts for borrower loans are currently $1,000 and $25,000, respectively.  Lender members may access our platform and bid by indicating that they are willing to purchase Notes relating to the borrower loan in the principal amounts of their respective bids. If at the end of the bidding period the listing has received bids equal to or exceeding the minimum amount required for the loan to fund,, a loan will be made to the borrower in an amount equal to the total amount of all winning bids, at the interest rate set by Prosper.

All borrower loans will be funded by WebBank, a Federal Deposit Insurance Corporation (“FDIC”) insured, Utah-chartered industrial bank.  After funding a loan, WebBank sells and assigns the loan to Prosper, without recourse to WebBank, in exchange for the principal amount of the borrower loan.  WebBank has no obligation to purchasers of the Notes.  For all borrower loans, Prosper verifies the borrower member’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases. Borrower listings are posted without our obtaining any documentation of the borrower’s ability to afford the loan.  In limited instances, we verify the income, employment, occupation or other information provided by Prosper borrower members in listings.  This verification is normally done after the listing has been created and bidding is substantially complete, but before the loan is funded, and therefore the results of our verification are not reflected in the borrower listings.

Borrower loans will be serviced by Prosper.  Prosper refers borrower loans that become more than 30 days past-due to a third party collection agency for collection proceedings.  For loans that were originated between November 2005 and July 12, 2009, as of June 30, 2010, 11,182 loans or 39% of all borrower loans ever funded have been referred to a collection agency for collection proceedings, and 40% have been greater than 30 days past due at any time; 38% have been greater than 60 past due at any time.  For loans that were originated between July 13, 2009 and June 30, 2010, as of June 30, 2010, 130 loans or 3% of all borrower loans ever funded have been referred to a collection agency for collection proceedings and 5% have been greater than 30 days past due at any time; 2% have been greater than 60 past due at any time.  See “About the Platform.”

Our Automated Plan System.  Our automated plan system allows lender members to create their own automated bidding plans.  By creating such a plan, a lender member can have bids placed automatically on her behalf on loan listings that meet loan criteria selected by her. In creating an automated bidding plan, the member can design these criteria herself, use a group of model criteria selected by Prosper, or customize one of those groups of model criteria as she sees fit.   Each automated bidding plan consists of a group of loan criteria, such as loan amount, yield percentage, Prosper Rating, estimated loss rate, credit score range, income and employment characteristics, group affiliations and debt-to-income ratio. This group of criteria is divided into sub-groups, each of which we refer to as a “slice”.  The specific loans on which the lender member bids through her automated bidding plan will be determined by the criteria in each of her plan slices.  If a loan listing is posted that satisfies all of the criteria in any one of her plan slices, a bid will automatically be placed on the listing on her behalf.  Each automated plan expires on the earlier of thirty days after it is created or the first date on which all funds allocated to the plan by the lender member have been successfully bid.   See “About the Platform—How to Bid to Purchase Notes.”

Corporate Information

We were incorporated in the State of Delaware in March 2005, and our principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, California 94104.  Prosper’s telephone number at this location is (415) 593-5400.  Prosper’s website address is www.prosper.com.  The information contained on our website is not incorporated by reference into this prospectus.

From the launch of our platform in February of 2006 until October 16, 2008, the operation of our platform differed from the structure described in this prospectus and we did not offer Notes.  Instead, our platform allowed lender members to purchase, and take assignment of, borrower loans directly.  Under that structure the borrower loans were evidenced by individual promissory notes in the amount of each lender member’s winning bid, which notes were thereafter sold and assigned to each lender member with a winning bid, subject to our right to service the borrower loans.  In addition, we previously assigned one of seven letter credit grades based on the borrower’s credit score and displayed the borrower’s credit grade in the listing posted on our platform.  Commencing July 13, 2009, each listing was assigned a Prosper Rating, which is derived from two scores:  a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.

From October 16, 2008 until July 13, 2009 except for a brief period between April 28, 2009 and May 8, 2009 during which our wholly owned subsidiary Prosper Loans Marketplace, Inc. conducted an intrastate offering under Section 3(a)(11) of the Securities Act to California residents only and no securities were issued, we did not offer lender members the opportunity to make any purchases on our platform.  During this time, we also did not accept new lender registrations or allow new loan purchase commitments from existing lender members.  We continued to service all borrower loans originated on the platform on or before October 16, 2008, and lender members were able to access their accounts, monitor their borrower loans and withdraw available funds without charge.  We also limited the borrowing side of our platform during this period.  Borrowers could still request loans, but those loan requests were forwarded to companies that had a pre-existing relationship with Prosper that could make or facilitate a loan to the borrower.

Our historical financial results and much of the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the structure of our lending platform and our operations prior to July 13, 2009.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009,  pages 60-71, the Quarterly Report on Form 10-Q for the period ended March 31, 2010, pages 25-45, our Quarterly Report on Form 10-Q for the period ended June 30, 2010, pages 25-44, and our Quarterly Report on Form 10-Q for the period ended September 30, 2010, pages 25-46,-which are incorporated by reference in this prospectus.

THE OFFERING

Issuer	Prosper Marketplace, Inc.

Securities offered	Prosper Borrower Payment Dependent Notes, or “Notes,” issued in series, with each series dependent for payment on payments Prosper receives on a specific borrower loan.

Offering price	100% of principal amount of each Note.

Initial maturity date
Maturities are for one, three or five years and match the maturity date of the corresponding borrower loan. Prosper may in the future extend available loan terms to between three months to seven years, at which time the Notes will have terms between three months and seven years.

Final maturity date/ Extension of maturity date
The final maturity date of each Note is the date that is one year after the initial maturity date. Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding borrower loan remain due and payable to Prosper upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date. If there are any amounts under the corresponding borrower loan still due and owing to us after the final maturity date, we will have no further obligation to make payments on the Notes of the series even if we receive payments on the corresponding borrower loan after the final maturity date. However, because we may, in our sole discretion and subject to our servicing standard, amend, modify, sell to a third-party debt purchaser or charge-off the borrower loan at any time after the 31st day of its delinquency, and because we generally charge-off a loan after it becomes more than 120 days past due, a borrower loan may never reach the final maturity date.

Interest rate	Each series of Notes will have a stated, fixed interest rate equal to its yield percentage determined by Prosper, which is the interest rate for the corresponding borrower loan, net of servicing fees.

Setting interest rate for Notes
Interest rates vary among the Notes, but each series of Notes that corresponds to a single borrower loan will have the same interest rate. Prosper sets the interest rates for borrower loans based on their Prosper Ratings, as well as additional factors such as estimated loss rates, loan terms, group affiliations, the economic environment and competitive conditions.  The interest rate on each Note is equal to the interest rate on the corresponding borrower loan, net of servicing fees. See “About the Platform—Setting Interest Rates.”

Payments on the Notes
We will pay principal and interest on any Note a lender member purchases in an amount equal to the lender member’s pro rata portion of the principal and interest payments, if any, we receive on the corresponding borrower loan, net of servicing fees and other charges. See “—Servicing Fees and Other Charges.” Each Note will provide for monthly payments over a term equal to the corresponding borrower loan. The payment dates for the Notes will fall on the sixth day after the due date for each installment of principal and interest on the corresponding borrower loan. See “Summary of Material Agreements—Indenture as Form of Notes” for more information.

Borrower loans
Lender members will designate Prosper to apply the proceeds from the sale of each series of Notes to Prosper’s purchase of the corresponding borrower loan from WebBank. Each borrower loan is a fully amortizing consumer loan made by WebBank to an individual Prosper borrower member. Borrower loans currently have a term of one, three or five years, but Prosper may in the future extend available loan terms to between three months to seven years. Borrower members may request loans within specified minimum and maximum principal amounts (currently between $1,000 and $25,000), which are subject to change from time to time. WebBank subsequently sells and assigns the borrower loan to Prosper without recourse to WebBank in exchange for the principal amount of the borrower loan. Borrower loans are repayable in monthly installments and are unsecured and unsubordinated. Borrower loans may be repaid at any time by Prosper borrower members without prepayment penalty. Prosper verifies the borrower member’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases. Borrower listings are posted without our obtaining any documentation of the borrower member’s ability to afford the loan. In limited instances, we verify the income, employment, occupation or other information provided by Prosper borrower members in listings. This verification is normally done after the listing has been created and bidding is substantially completed, but before the loan has funded, and therefore the results of our verification are not reflected in the listings. Prosper is responsible for servicing the borrower loans. See “About the Platform” for more information.

Security Interest—Ranking
The Notes will not be contractually senior or contractually subordinated to any other indebtedness of Prosper. All Notes will be unsecured special, limited obligations of Prosper. The Notes do not restrict Prosper’s incurrence of other indebtedness or the grant or imposition of liens or security interests on the assets of Prosper, and holders of the Notes do not have a security interest in the corresponding borrower loan or the proceeds of that loan.  Accordingly, in the event of a bankruptcy or similar proceeding of Prosper, the relative rights of a holder of a Note, as compared to the holders of unsecured indebtedness of Prosper, are uncertain. To limit the risk of Prosper’s insolvency, Prosper has granted the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture, which would include Prosper becoming subject to a bankruptcy or similar proceeding. Only the indenture trustee, not the holders of the Notes, has a security interest in the above collateral. See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes” for more information.

Servicing fees and Other Charges
We receive a servicing fee equal to an annualized rate of 1.0% of the outstanding principal balance of the corresponding borrower loan, which we deduct from each lender member’s share of the borrower loan payments we receive. Listings set forth the servicing fee charged by Prosper.  Because servicing fees reduce the effective yield to lenders, the yield percentage displayed in listings is net of servicing fees.

Any non-sufficient funds fees charged to a borrower’s account will be retained by Prosper as additional servicing compensation. If a borrower loan enters collection, either Prosper or the collection agency will charge a collection fee of between 17% and 30% of any amounts that are obtained, in addition to any legal fees incurred in the collection effort. The collection fee will vary dependent upon the collection agency used. The collection fees charged by the various collection agencies can be accessed through hyperlinks from the bidding page on our platform. These fees will correspondingly reduce the amounts of any payments lender members receive on the Notes and are not reflected in the yield percentage displayed in listings.

We will pay lender members any late fees we receive on borrower loans.

Use of proceeds	We will use the proceeds of each series of Notes to purchase the corresponding borrower loan obtained by the borrower member.

Electronic form and transferability
The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the Folio Investing Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer. There can be no assurance that a market for the Notes will develop on the Note Trader platform and, therefore, lender members must be prepared to hold their Notes to maturity. See “About the Platform—Note Trader Platform” for more information.

U.S. federal income tax consequences
Although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, if you hold a Note, you will be required to include OID currently as ordinary interest income for U.S. federal income tax purposes (which may be in advance of interest payments on the Note) if the Note has a maturity date of more than one year, regardless of your regular method of tax accounting. If the Note has a maturity of one year or less, (1) if you are a cash-method taxpayer, in general, you will not have to include OID currently in income on your Note unless you elect to do so, and (2) if you are an accrual-method taxpayer, in general, you will have to include OID currently in income on your Note. You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes). See “Material U.S. Federal Income Tax Considerations” for more information.

Financial suitability
To purchase Notes, lender members located in Idaho, New Hampshire, Oregon, Virginia and Washington must satisfy minimum financial suitability standards and maximum investment limits. Specifically, lender members must either: (1) have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or (2) have a net worth (determined with the same exclusions) of at least $250,000. In addition, no lender member located in these states may purchase Notes in an amount in excess of 10% of the lender member’s net worth, determined exclusive of home, home furnishings and automobile.

Lender members that are residents of California must meet certain suitability requirements, described herein.  For an individual California lender member who purchases $2,500 or less of Notes in a 12 month period, the lender member’s investment must not exceed 10 percent of his or her net worth. For an individual California lender member who purchases more than $2,500 of Notes in a 12 month period, the lender member’s investment must not exceed 10 percent of his or her net worth, and either: (1) the lender member must have a minimum net worth of at least $85,000 and had minimum gross income of $85,000 during the last tax year and will have (based on a good faith estimate) minimum gross income of $85,000 during the current tax year; or (2) the lender member must have a minimum net worth, exclusive of homes, home furnishings and automobiles, of $200,000. Assets included in the computation of net worth shall be valued at not more than fair market value. For the purpose of this net worth requirement, both a husband and wife may be counted as a single individual.

Lender members should be aware that we may apply more restrictive financial suitability standards or maximum investment limits to residents of certain states. If established, before making commitments to purchase Notes, each lender member will be required to represent and warrant that he or she meets these minimum financial suitability standards and maximum investment limits. See “Financial Suitability Requirements” for more information.

The following diagram illustrates the basic structure of our platform for a single series of Notes.  This graphic does not demonstrate many details of our platform, including the effect of prepayments, late payments, late fees or collection fees.  See “About the Platform” for more information.

Lender Member
Lender Member
Lender Member
Purchase price of Notes, designated to facilitate funding of a selected borrower loan
Notes, providing for payments equal to monthly payments received from borrowers, net of servicing fee of 1.0%.
Prosper Indenture
Prosper
Monthly payments of principal and interest on corresponding borrower loan
Purchase of selected corresponding borrower loan
Non-recourse sale of corresponding borrower loan promissory note
Borrower Member
Loan Proceeds
Corresponding borrower loan promissory note
WebBank

QUESTIONS AND ANSWERS

Q:	Who is Prosper?

A:
Prosper provides a peer-to-peer online credit platform that enables its borrower members to borrow money and its lender members to purchase Notes issued by Prosper, the proceeds of which facilitate the funding of specific loans made to borrower members.

Q:	What is our platform?

A:
Our platform is an online marketplace that permits our lender members to bid on listings and purchase Notes from Prosper that are dependent for payment on payments we receive on the corresponding borrower loans described in the listings.  All listings on our platform are posted by individual consumer members of Prosper requesting individual consumer loans, which we refer to as “borrower listings” or “listings” and “borrower loans,” respectively.  Each listing sets forth the desired loan amount, borrower interest rate, lender yield percentage, and other information.

Q:	Who is WebBank?

A:
WebBank is an FDIC-insured, Utah-chartered industrial bank that is authorized or permitted to make loans in the states where borrower members reside, and makes all borrower loans originated through our platform.

Q:	What is a borrower listing?

A:
A borrower listing is a request by a borrower member for a borrower loan in a specified amount.  In addition to the borrower’s requested loan amount and interest rate, which is set by Prosper, each listing will show the lender’s yield percentage, which will equal the borrower’s interest rate, net of servicing fees, the minimum amount of total bids required for the loan to fund, and the Prosper Rating and estimated loss rate for the listing.  The listing will also show the borrower’s numerical credit score range, debt-to-income ratio, summary information from the borrower’s credit report, and self-reported occupation, employment status and range of income information, and may also include the borrower’s narrative description of why the loan is being requested and  the borrower’s financial situation.  The specific numerical credit score we receive for a borrower from the credit reporting agency is not displayed or disclosed to anyone (including the borrower).  A listing may also contain questions asked by lender members about the listing and the borrower member’s responses to those questions.  Borrower members are only identified by a Prosper screen name in their listings, and are not permitted to disclose their identity or contact information.  Listings may only be created by individuals registered as borrowers on our platform.  Listings are displayed publicly on our platform, although certain information is only viewable by registered members.

Q:	What are borrower loans?

A:
Borrower loans are unsecured obligations of individual borrower members with an interest rate determined by Prosper.  Borrower loans currently have a term of one, three or five years, but we may in the future extend available loan terms to between three months to seven years.  Each borrower loan is originated through our platform, funded by WebBank and sold and assigned to Prosper after it is made in exchange for the principal amount of the corresponding borrower loan.  Borrower members may request loans within specified minimum and maximum principal amounts, currently $1,000 and $25,000, respectively.  Borrower loans are repayable in monthly installments and are unsecured and unsubordinated.  Borrower loans may be repaid at any time by borrower members without prepayment penalty.  A borrower loan will be made to a borrower member only if the borrower’s listing has received bids equal to or exceeding the minimum amount required for the loan to fund.

Q:	Do lender members make loans directly to borrower members?

A:
No. Lender members do not make loans directly to borrower members.  Instead, lender members purchase Notes issued by Prosper, the proceeds of which are designated by the lender members who purchase the Notes to facilitate the funding of the corresponding borrower loan.  We use all proceeds we receive from issuances of the Notes to purchase the borrower loans.  Even though lender members do not make loans directly to Prosper borrower members, the lender members will nevertheless be wholly dependent on the borrowers for repayment of the Notes.  If a borrower defaults on the payment obligations under a borrower loan, Prosper will not have any obligation to make payments to the holders of Notes dependent for payment on that borrower loan.

Q:	Who are our lender members?

A:
Our lender members are individuals and institutions that have the opportunity to buy our Notes.  Lender members must register on our website.  Any natural person at least 18 years of age who is a U.S. resident with a bank account and a social security number or any institution with a taxpayer identification number can be a lender member and place bids on our platform.  During lender registration, potential lender members must agree to a credit profile authorization statement for identification purposes, a tax withholding statement and the terms and conditions of the Prosper website, and must enter into a lender registration agreement with Prosper, which will govern the terms under which a lender member may purchase Notes from Prosper.  In order to bid on a listing, a lender member must have funds on deposit in a Prosper funding account in at least the amount of the lender member’s bid.

Q:	Who are borrower members?

A:
Any natural person at least 18 years of age who is a U.S. resident in a state where loans through the platform are available, has a bank account and a social security number, and has registered with Prosper and passed our anti-fraud and identity verification process may be a borrower member.  Prosper currently allows borrower members to post listings on our platform regardless of their income.  Prosper reserves the right to restrict access to our platform by setting minimum credit or other guidelines for borrowers.  Currently, a borrower must have a credit score of at least 640 (before October 16, 2008, the minimum was 520) in order to post a listing on our platform, except that the minimum is 600 for borrower members who (1) had previously obtained a Prosper loan and paid off the loan in full, or (2) are seeking a second loan and are otherwise eligible for a second loan.  In the future, Prosper may allow borrowers with a credit score below 640 to post listings as long as bids are made primarily from friends and family.

Q:	What is a bid?

A:
A bid on a listing is a lender member’s commitment to purchase a Note in the principal amount of the lender member’s bid.  Lender members “bid” the amount they are willing to commit to the purchase of a Note that is dependent for payment on payments we receive on the borrower loan described in the listing.  A lender who wishes to bid on a listing must have funds in the amount of the bid in the Lender member’s funding account at the time the bid is made.  Currently, a bid may be between $25 and the full amount of the requested loan amount described in the listing. Once a bid is placed, it is irrevocable, and the amount of the bid may not be withdrawn from the lender member’s funding account, unless the bidding period expires without the listing having received enough bids to be funded.

Q:	What are our Borrower Payment Dependent Notes?

A:
Our lender members may purchase Borrower Payment Dependent Notes, or “Notes,” from Prosper.  We will issue the Notes in a series, with each series dependent for payment on payments we receive on a specific borrower loan.  The proceeds of each series of Notes are used to purchase the borrower loan upon which that series of Notes is dependent for payment. Each series of Borrower Notes will have a stated interest rate equal to the final yield percentage, as determined by Prosper.  The interest rate on the Note will be lower than the interest rate on the corresponding borrower loan because the yield percentage is net of Prosper’s fee for servicing the corresponding borrower loan.  We will pay each Note holder principal and interest on the Note in an amount equal to the pro rata portion of the principal and interest payments, if any, we receive on the corresponding borrower loan, net of our servicing fee of 1.0%.  We will also pay the Note holder any other amounts we receive on the borrower loans, including late fees and prepayments, subject to our servicing fee, if any, except that we will not pay the Note holder any non-sufficient funds fees or collection fees we or a third-party collection agency charge.  The Notes are special, limited obligations of Prosper only and not the borrowers.  The Notes will be unsecured and do not represent an ownership interest in the corresponding borrower loans.

Q:	How are interest rates and payments calculated on the Notes?

A:
The interest rate on a Note is the yield percentage that corresponds to the interest rate determined by Prosper for the related borrower loan.  Prosper sets the interest rates for borrower loans based on Prosper Ratings, as well as additional factors, such as estimated loss rates, loan terms, group affiliations, the general economic environment and competitive conditions.  The yield percentage on each series of Notes is equal to the interest rate on the related borrower loan, minus Prosper’s servicing fee, which is currently set at 1%. Payments are in an amount sufficient to amortize the Note amount over the term of the Note at the interest rate set forth in the Note.

Q:	What is the Automated Plan System?

A:
Our automated plan system allows each of our lender members to create his or her own automated bidding plan.  By creating such a plan, a lender member can have bids placed automatically on her behalf on loan listings that meet loan criteria selected by her. In creating an automated bidding plan, the member can design these criteria herself, use a group of model criteria selected by Prosper, or customize one of those groups of model criteria as she sees fit.   Each automated bidding plan consists of a group of loan criteria, such as loan amount, yield percentage and Prosper Rating. This group of criteria is divided into sub-groups, each of which we refer to as a “slice”.  The specific loans on which the lender member bids through her automated bidding plan will be determined by the criteria in each of her plan slices.  If a loan listing is posted that satisfies all of the criteria in any one of her plan slices, a bid will automatically be placed on the listing on her behalf.  Each automated plan will expire on the earlier of thirty days after the plan is created or the first date on which all funds allocated to the plan by the lender member have been successfully bid.

Q:	How does the bidding process work for borrower listings?

A:
A bid on a borrower listing is a lender member’s binding commitment to purchase a Note in the principal amount of the lender member’s bid, should the listing receive bids equal to or exceeding the minimum amount required for the loan to fund.  Lender members bid the amount they are willing to commit to purchase a Note dependent for payment on payments we receive on the borrower loan described in the listing,. After a listing is posted, lender members can place bids on that listing until the listing has received bids totaling the requested loan amount.  Once the listing has received bids totaling the requested loan amount, those bids are the “winning bids” and no further bids can be placed.  The maximum length of the bidding period is 14 days.  If the listing does not receive bids equal to or exceeding the minimum amount by the close of the fourteenth day after the listing is posted, the listing will terminate and will not be funded.

Q:	Is partial funding of loans permitted?

A:
Yes.  When a borrower member creates a loan listing, she may opt for partial funding, which means her loan can be funded if it receives bids for 70% or more of the amount requested.  Each loan listing will indicate whether the borrower has opted for partial funding as well as the minimum amount of total bids required for the loan to fund.  We may change the percentage threshold for partial funding, which is currently set at 70%, from time to time.  Any such change will be disclosed on our website and will only affect listings created after we have implemented such change.  See “About the Platform—Posted Borrower Loan Listings" for more information.

Q:	How does Prosper set interest rates for borrower loans?

A:
Prosper has an interest rate committee, consisting of members of our management team, which meets regularly to set the interest rates for borrower loans.   The committee sets rates based on Prosper Ratings, as well as additional factors, such as estimated loss rates, loan terms, group affiliations, the general economic environment and competitive conditions.  A table listing the current rates set by the committee is posted on our website.  The committee meets to review this table on at least a monthly basis, but may meet more frequently as changes in market conditions and the general economic environment dictate.  The yield percentage on each series of Notes is equal to the interest rate on the related borrower loan, minus Prosper’s servicing fee, which is currently set at 1%. . The interest rate set by Prosper for each loan listing, as well as the yield percentage for the corresponding Notes, will be set forth on the listing, as posted on our website, and will also be included in the listing report filed by Prosper for that listing. See “About the Platform—Setting Interest Rates” for more information.

Q:	How are the Notes being offered?

A:
We are offering the Notes directly to lender members only through our website for a purchase price of 100% of the principal amount of the Notes.  We are not using any underwriters, and there will be no underwriting discounts.

Q:	Will I receive a certificate for my Notes?

A:
No. The Notes are issued only in electronic form.  This means that each Note will be stored on our website.  You can view a record of the Notes you own and the form of your Notes online and print copies for your records by visiting your secure, password-protected webpage in the “My Account” section of our website.

Q:	Will the Notes be listed on an exchange?

A:	No. The notes will not be listed on any securities exchange.

Q:	Will I be able to sell my Notes?

A:
The Notes will not be transferable except through the Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer.  There can be no assurance that a market for Notes will develop on the Note Trader platform and, therefore, lender members must be prepared to hold their Notes to maturity.  See “About the Platform—Note Trader Platform” for more information.

Q:	Does Prosper verify the listing information provided by borrower members?

A:
When a borrower registers on our platform, we obtain his or her social security number, state driver’s license or state identification card number and bank account information in an effort to verify the borrower’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases.  Except for our verification of the borrower member’s identity, borrower listings are posted without our obtaining any documentation of the borrower’s ability to afford the loan.  In limited instances, we verify the income, employment, occupation or other information provided by Prosper borrower members in listings.  Listings are selected for verification based on the requested loan amount, the borrower’s Prosper Rating, Debt-to-Income ratio and stated income.  For the period from July 14, 2009 through June 30, 2010, 38% of listings that had bids totaling 70% or more of the requested loan amount (2,491 out of 6,625) were selected for income and employment verification.  Of this population, 459 (13%) failed to respond or provided unsatisfactory information in response to the request.  This verification is normally done after the listing has been created and bidding is substantially completed, but before the loan is funded, and therefore the results of our verification are not reflected in the borrower listings.

Q:	Will lender members have access to financial statements, financial histories or any other financial information of the borrower members?

A:
No. Lender members do not have access to financial statements, financial histories or any other financial information of the borrower members. Borrower members may elect to provide financial information in their listing description, or in response to lender members’ questions, but such information is not verified.

Q:	Are the Notes secured by any collateral?

A:
No.  All Notes will be unsecured special, limited obligations of Prosper.  The Notes do not restrict Prosper’s incurrence of other indebtedness or the grant or imposition of liens or security interests on the assets of Prosper, and holders of the Notes do not have a security interest in the corresponding borrower loan or the proceeds of that loan. To limit the risk of Prosper’s insolvency, Prosper has granted the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture, which would include Prosper becoming subject to a bankruptcy or similar proceeding.  Only the indenture trustee, not the holders of the Notes, has a secured claim to the above collateral.

Q:	Does Prosper or WebBank participate in the platform as a lender member?

A:
No, neither Prosper nor WebBank participates in our platform as a lender member.  The directors or executive officers of Prosper have in the past and may in the future participate in their individual capacities as lender members on our platform.  WebBank is the originating lender on all borrower loans made through our platform, and then sells and assigns the borrower loans to Prosper.

Q:	Do lender members need to be licensed as a consumer lender or finance company?

A:
Our platform is designed and structured in a manner such that the activities performed by lender members on our platform do not trigger state lending or finance company licensing requirements.  States that have lending or finance company licensing laws normally require a lending license for persons who engage in the business of making loans.  All borrower loans originated on our platform are made by WebBank from WebBank’s own funds, and WebBank is the named lender on all promissory notes representing borrower loans.  Prosper performs its identity and anti-fraud verification process on all borrower loans and services the borrower loans.  WebBank is the originating lender and has authority to make borrower loans in all states where loans through the platform are available.  Persons who register as lender members do not lend money, but rather purchase Notes issued by Prosper.  The proceeds of the sale of Notes are not disbursed to borrowers.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information and “Risk Factors—Risks Inherent in Investing in the Notes” for more information.

Q:	Can borrower members have more than one loan outstanding at any one time?

A:
Yes.  Borrower members may have up to two borrower loans originated through the platform outstanding at any one time, provided that the aggregate outstanding principal balance of both borrower loans does not exceed the then-current maximum allowable loan amount for borrower loans (currently $25,000).  Currently, to be eligible to obtain a second borrower loan while an existing loan is outstanding, the borrower member must satisfy additional criteria.  See “About the Platform Platform Participants, Registration Requirements and Minimum Credit Criteria,” for more information.

Q:	How much money can lender members bid on our platform?

A:
Our platform currently allows lender members to bid as little as $25 and as much as the full amount of any particular listing, up to an aggregate amount of $5,000,000 for individuals and $50,000,000 for institutions.

Q:	What is a Prosper Rating?

A:
Each listing will be assigned a proprietary credit rating by Prosper, referred to as the Prosper Rating.  The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range.  There are currently seven Prosper Ratings, represented by seven letter scores, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates. The Prosper Rating will be derived from two scores:  a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.  The use of these two scores will determine an estimated loss rate for each listing, which correlates to a Prosper Rating.  This rating system allows Prosper to maintain consistency when assigning a rating to each listing.  See “About the Platform—Prosper Rating Assigned to Listings,” for more information.

Q:	Under what circumstances is Prosper required to offer to repurchase the Notes or indemnify lender members?

A.
Under the lender registration agreement, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower’s identity, Prosper will repurchase the Notes and credit the lender members’ accounts with the remaining unpaid principal balance of the Notes.  The determination of whether verifiable identity theft has occurred is in our sole discretion.  In the event we breach any of our other representations and warranties in the lender registration agreement pertaining to the Notes, and such breach materially and adversely affects a series of Notes, we will either indemnify the lender members, repurchase the series of Notes or cure the breach.  The limited circumstances where this may occur include (1) the failure of the corresponding borrower loan to materially comply at origination with applicable federal and state law, (2) the listing corresponding to the Note contains a Prosper score different from the score calculated by Prosper for that listing, or (3) Prosper incorrectly applying its formula to determine the Prosper score, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the listing. Prosper is not, however, under any obligation to cure, indemnify or repurchase a series of Notes because of the Prosper score or Prosper Rating for any other reason.  See “About the Platform—Prosper’s Note Repurchase and Indemnification Obligations.”

Q:	Why did Prosper revise its credit grading system?

A:
We revised our credit grading system prior to the relaunch of our platform in July 2009.  The goal of the  Prosper Rating system is to have our ratings align with loss rate tiers, rather than simply with credit score tiers, to facilitate understanding among lender members and to maintain consistency across listings.

Q:	What is a debt-to-income ratio?

A:
Part of a borrower’s credit profile displayed in listings is a debt-to-income ratio (or DTI).  DTI is a measurement of the borrower’s ability to take on additional debt.  This number takes into consideration how much debt the borrower has or will have, including the borrower loan.  The DTI is expressed as a percentage and is calculated by dividing the borrower’s monthly income into his or her monthly debt payments, including the debt resulting from the borrower loan being requested. Debt amounts are taken from the borrower’s credit report without verification and exclude monthly housing payments.  The borrower’s income is self-reported and not verified by Prosper.

Q:	How do lender members receive payments on the Notes?

A:
All payments on the Notes are processed through our platform.  If and when we make a payment on a Note, the payment will be deposited in the lender member’s Prosper account.  Lender members may elect to have available balances in their Prosper account transferred to their bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

Q:	What are the fees and charges withheld from borrower loan payments and retained by Prosper?

A:
Servicing fees charged by Prosper are deducted from loan payments received on borrower loans, and reduce the lenders’ effective yield.  This reduction will be automatically taken into account by our platform in calculating the yield percentage displayed in listings.  See “About the Loan Platform—Loan Servicing and Collection” for more information.

Any non-sufficient funds fees charged a borrower’s account will be retained by Prosper and will not be remitted to you.  If collection action is taken in respect of a borrower loan, Prosper or the collection agency will charge a collection fee of between 17% and 30% of any amounts that are obtained.  The collection fee will vary dependent upon the collection agency used.  In addition, any legal fees incurred in connection with collection efforts will be deducted from any borrower loan payments Prosper receives.  These fees will correspondingly reduce the amounts of any payments lender members receive on the Notes.  You will receive all other amounts Prosper receives on borrower loans, including late fees and prepayments, subject to our servicing fees.

Q:	What happens if a borrower misses a payment or does not repay the borrower loan?

A:
Borrowers who miss payments face the same consequences as they would if they missed payments on any similar form of bank or other commercial credit obligation, including in most cases the reporting of late payments to consumer reporting agencies.  Borrowers may also incur late fees for missed or delinquent payments, to the extent allowed by applicable law.  Late fees collected by Prosper on borrower loans are passed on to the lender members who own the Notes dependent for payment on that borrower loan.

We are obligated to use commercially reasonable efforts to service and collect borrower loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the borrower loans.  When a borrower’s payment is late on a borrower loan, we communicate directly with the borrower to encourage repayment.  We normally refer borrower loans that become more than 30 days past-due to a nationally-licensed collection agency, which makes further attempts to collect delinquent amounts and have the borrowers bring the account current. We may, in our sole discretion and subject to our servicing standard, refer a borrower loan to a collection agency, elect to initiate legal action to collect a borrower loan or sell a borrower loan to a third party debt buyer at any time.  We may also work with the borrower member to structure a new payment plan for the borrower loan without the consent of any holder of the Notes corresponding to the borrower loan.  Borrower loans that become more than 120 days past due are charged off.  Depending on market conditions, we either sell charged off loans to an unaffiliated third party debt purchaser or continue to collect on those accounts, and we may in our discretion institute legal proceedings to collect the debt.  In servicing borrower loans we may, in our discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors.  We report loan delinquencies and charge-offs to consumer reporting agencies, which negatively impacts the borrower’s credit file.  Borrowers whose loans are charged off are not permitted to post any further listings on our platform.  See “About the Platform—Loan Servicing and Collection” for more information.

Q:	What guarantees do lender members have that a Note will be paid?

A:	There are no guarantees that a Note will be paid. See “Risk Factors—Risks Related to Borrower Default” for more information.

Q:	Can lender members collect on late payments themselves?

A:
No. Under the lender registration agreement, each lender member agrees that under no circumstances may a lender member attempt collection of a late payment, or any amounts owing on a borrower loan corresponding to their Note, themselves.  Lender members must depend on Prosper or third-party collection agents to pursue collection on delinquent borrower loans.  If collection action must be taken in respect of a borrower loan, Prosper or the collection agency will charge a collection fee of between 17% and 30% of any amounts that are obtained.  These fees will correspondingly reduce the amounts of any payments lender members receive on the Notes.

Q:	What happens if a borrower repays early?

A:
Borrower members are permitted to make extra payments on, or prepay, their borrower loans in part or in their entirety at any time without penalty.  In the event of a prepayment of the entire remaining unpaid principal amount of a borrower loan, lender members will receive their pro-rata share of such prepayment, net of servicing fees, and interest will stop accruing after the date we receive the prepayment.  If a borrower partially prepays a borrower loan, we will pay lender members their share of the prepayment amount we receive, net of servicing fees, and the amount of the prepayment will reduce the principal amount on the Note.  See “Risk Factors—Risks Inherent in Investing in the Notes” for more information.

Q:	How are the Notes treated for United States federal income tax purposes?

A:
Although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes.  Accordingly, if you hold a Note, you will be required to include OID currently as ordinary interest income for U.S. federal income tax purposes (which may be in advance of interest payments on the Note) if the Note has a maturity date of more than one year, regardless of your regular method of tax accounting.  If the Note has a maturity of one year or less, (1) if you are a cash-method taxpayer, in general, you will not have to include OID currently in income on your Note unless you elect to do so, and (2) if you are an accrual-method taxpayer, in general, you will have to include OID currently in income on your Note.  You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).  See “Material U.S. Federal Income Tax Considerations” for more information.

Q:	What is a group?

A:
A group can be any collection of people with common interests, including social, cultural, ethnic, professional, educational, athletic, religious, or any other official or unofficial affiliation.  Groups may consist of Prosper borrower members, lender members or registered Prosper users who have not taken a role, or any combination of the above.  Groups allow people to join together for the common goal of borrowing money at better rates and give borrowers an additional incentive—the borrower’s reputation in the group—to meet their obligation to repay a borrower loan.  Prosper does not approve or verify group membership criteria and any claims of group affiliation by Prosper borrower members or lender members may be erroneous.

Q:	What are the benefits of group membership?

A:
Borrower listings identify the group, if any, to which the borrower belongs.  Prosper believes that a borrower’s identification with a group may attract bids from lender members with similar interests, resulting in a greater likelihood of loan funding.  As discussed above, Prosper does not verify group membership criteria and any claims of group affiliation by Prosper borrower members or lender members may be erroneous.

Q:	Do groups or group leaders guarantee the borrower loans requested by their members?

A:	No. Neither groups nor group leaders guarantee their members’ obligations under any borrower loan in any way. Borrowers are fully responsible for their own credit obligations.

Q:	Do groups or group leaders make bidding decisions or set rates for borrower loans requested by their members?

A:
No. Neither groups nor group leaders make bidding decisions or set interest rates, although we may take group affiliation into account in setting interest rates for borrower loans. See “About the Platform—Setting Interest Rates” for more information.

Q:	How is Prosper regulated?

A:
The servicing of Notes and the corresponding borrower loans is subject to state and federal regulation.  Prosper and the borrower loans originated on our platform must comply with applicable state laws, including licensing and disclosure requirements.  In addition, in connection with the origination and servicing of borrower loans, we must comply with the federal Consumer Credit Protection Act, including, as applicable, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN), and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices.  We are subject to examination, supervision, and potential regulatory investigations and enforcement actions by state and federal agencies, such as the Federal Trade Commission, that administer the federal consumer protection laws.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

Q:	How is WebBank regulated?

A:
WebBank’s lending activities are subject to state and federal regulation.  WebBank and the borrower loans it makes must comply with applicable state lending laws, to the extent such laws are not preempted by federal law applicable to state-chartered industrial banks.  In addition, WebBank must comply with the federal Consumer Credit Protection Act, including, as applicable, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN), and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices.  WebBank is subject to examination, supervision, and potential regulatory investigations and enforcement actions by state agencies that regulate Utah-chartered industrial banks, and federal agencies, such as the FDIC, that regulate industrial banks and administer the federal consumer protection laws.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

Q:	How does Prosper make money from our platform?

A:
Each time a borrower loan is funded, the borrower is charged a transaction fee equal to a specified percentage (currently between 0.5% and 4.5%) of the amount of the borrower loan, subject to a specified minimum fee (currently $75 for loan listings with a Prosper Rating of A through D).

Transaction fees on borrower loans are subject to change from time to time.  The transaction fee on borrower loans is paid by the borrower out of the proceeds of the borrower loan at the time the borrower loan is funded.  The transaction fee is paid to WebBank, and WebBank, in turn, pays Prosper amounts equal to the transaction fees as compensation for its loan origination activities.  In addition, Prosper currently charges lender members a servicing fee equal to an annualized rate of 1.0% of the outstanding principal balance of the corresponding borrower loan, which we deduct from each lender member’s share of the borrower loan payments.

Q:	Are there any risks associated with an investment in the Notes?

A:
Yes.  The Notes are highly risky and speculative.  Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors—Risks Inherent in Investing in the Notes” for more information.

Q:	Will lender members receive payments on the Notes in the event Prosper declares bankruptcy or otherwise experiences financial distress?

A:
If Prosper were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped even if the borrowers are making payments on the corresponding borrower loans.  The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans.  The recovery, if any, of a holder on a Note may be substantially delayed.  Even funds held by Prosper in an account for the benefit of the holders of Notes may potentially be at risk.  To limit the non-payment risk in connection with Prosper’s insolvency, Prosper has granted the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture, which would include Prosper becoming subject to a bankruptcy or similar proceeding.  Only the indenture trustee, not the holders of the Notes, has a secured claim to the above collateral.  See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes” for more information.

Q:	What if Prosper were to go out of business?

A:
If Prosper were to go out of business, no new borrower loans would be created and we would assign our servicing obligations to a suitable third party loan servicer.  All existing Notes would be serviced to completion by such third party loan servicer.  The third party loan servicer would take over the administrative responsibilities related to the Notes, such as the collection and transfer of borrower loan payments, providing timely payment notices, monthly lender member statements and required tax documentation, overseeing the collection of delinquent borrower loans, and reporting payment performance to consumer reporting agencies.  We have entered into a back-up servicing agreement with a loan servicing company that is willing and able to transition servicing responsibilities in the event we can no longer do so.  The third party is a financial services company that has extensive experience and knowledge entering into successor loan servicing agreements.  They will also provide monthly investor reports on our loan servicing activity that will be available to Note holders.  If Prosper is unable to assign its servicing obligations to a suitable third party loan servicer, borrowers would still be obligated to make payments on their borrower loans, but a lender member’s ability to receive payments on the Notes may be substantially impaired.  See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes” for more information.

Q:	What if WebBank were to go out of business?

A:
If WebBank were to go out of business and Prosper was unable to identify and reach agreement with a suitable state-chartered or federally-chartered bank to take the place of WebBank, loans would be made by Prosper under the authority of its state lending licenses or other applicable state law.  See “Risk Factors—Risks Relating to Compliance and Regulation—We rely on our agreement with WebBank to originate loans to borrower members on a uniform basis throughout the United States" for more information.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “intend,” “anticipate,” “plan,” “continue” or similar expressions. In particular, information appearing under “Business,” “Risk Factors” in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, pages 60 to 71, in our Quarterly Report on Form 10-Q for the period ended March 31, 2010, pages 25 to 45, in our Quarterly Report on Form 10-Q for the period ended June 30, 2010, pages 25 to 44, and in our Quarterly Report on Form 10-Q for the period ended September 30, 2010, pages 25 to 46, all of which are incorporated by reference in this prospectus, includes forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•	the performance of the Notes, which are special, limited obligations that are not secured, guaranteed or insured;

•	our ability to make payments on the Notes, including in the event that borrowers fail to make payments on the corresponding loans;

•	the reliability of the information about borrowers that is supplied by borrowers;

•	our ability to service the loans, and the ability of Prosper or a third party debt collector to pursue collection against any borrower, including in the event of fraud or identity theft;

•	credit risks posed by the credit worthiness of borrowers, the lack of a maximum debt-to-income ratio for borrowers, and the effectiveness of Prosper’s credit rating systems;

•	actions by some borrowers to defraud lender members and risks associated with identity theft;

•	our limited operational history and lack of significant historical performance data about borrower performance;

•	the impact of current economic conditions on the performance of the Notes and loss rates of the Notes;

•	payments by borrowers on the loans in light of the facts that the loans do not impose restrictions on borrowers;

•	our compliance with applicable local, state and federal securities laws, including the Investment Advisers Act of 1940, the Investment Company Act of 1940 and other laws;

•	the application of federal and state bankruptcy and insolvency laws to borrowers and to Prosper;

•	the impact of borrower defaults and prepayments on the return on the Notes;

•	the lack of a public trading market for the Notes and the ability to resell the Notes on the Note Trader platform;

•	the federal income tax treatment of an investment in the Notes;

•	the resolution of pending litigation involving Prosper, including any state or federal securities litigation; and

•	our ability to compete successfully in the peer-to-peer and consumer lending industry.

       There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

     All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Risk Factors

Our Notes involve a high degree of risk.  You should carefully consider the risks described below before making a decision to invest in the Notes.  If any of the following risks actually occurs, you might lose all or part of your investment in the Notes.  You should also refer to the individual borrower profiles and borrower credit information provided on our platform.

Risks Related to Borrower Default

The Notes are risky and speculative investments for suitable investors only.

You should be aware that the Notes offered through our platform are risky and speculative investments.  The Notes are special, limited obligations of Prosper and depend entirely on payments to Prosper of obligations of borrower members under the corresponding borrower loans.  Notes are suitable only for lender members of adequate financial means.  If you cannot afford to lose the entire amount of your investment in the Notes you purchase, you should not invest in the Notes.  In addition, you should not assume that a Note is an appropriate investment for you because it corresponds to a borrower loan listed on our platform.

Payments on the Notes depend entirely on payments we receive on corresponding borrower loans.  If a borrower fails to make any payments on the corresponding borrower loan related to your Note, you will not receive any payments on your Note.

We will only make payments pro rata on a series of Notes after we receive a borrower’s payment on the corresponding borrower loan, net of our servicing fees.  We will not pay lender members any non-sufficient funds fees or collection fees we or a third-party collection agency, charge.  Under the terms of the Notes, if we do not receive payments on the corresponding borrower loan, you will not receive any payments on your Note.

Information supplied by borrowers may be inaccurate or intentionally false. Information regarding income and employment is not verified in the majority of cases.

Borrower members supply a variety of unverified information regarding the purpose of the loan, and their income, occupation, and employment status that is included in the borrower loan listings on our website. All listings are posted on our platform without our verifying the information provided by the borrower member, and that information may be inaccurate or intentionally false.  Prosper borrowers may misrepresent their intentions for the use of borrower loan proceeds.  Prosper and WebBank do not verify any statements by Prosper borrowers as to how loan proceeds are to be used and do not confirm after loan funding how loan proceeds were used.  Lender members should not rely on borrower’s self-reported information, such as income, employment status, or occupation, in making investment decisions.  In the limited cases in which we have selected Prosper borrower members for income and employment verification, the verification was normally done after the listing had been created and bidding was substantially completed but prior to the time the borrower loan was funded.  From the period from July 14, 2009 to June 30, 2010, when we have conducted pre-funding income and employment verification, borrowers for approximately 70% of the listings have provided us with satisfactory responses and received a borrower loan; borrowers for approximately 17% of the listings withdrew their listings, or failed to receive bids totaling the amount of their requested loans; borrowers for approximately 9% of the listings provided responses that were deemed unsatisfactory and their listings were cancelled; and borrowers for approximately 4% of the listings failed to supply the requested information and their listing was cancelled. Of listings that had bids totaling 70% or more of the requested loan amount during this period, 38% (2,491 out of 6,625) were selected for income and employment verification.  These listings were selected based on a combination of factors, including amount of loan requested, Prosper Rating, Debt-to-Income ratio and stated income.  The identity of borrowers is not revealed to lender members, and lender members have no ability to obtain or verify borrower information either before or after they purchase a Note.  Potential lender members may only communicate with Prosper borrower members through website postings on our platform and then only on an anonymous and unverified basis.  If you rely on false, misleading or unverified information supplied by borrowers in deciding to purchase Notes, you may lose part or all of the purchase price you pay for those Notes.

The Notes are special, limited obligations of Prosper only and are not directly secured by any collateral or guaranteed or insured by any third party.

The Notes will not represent an obligation of borrowers or any other party except Prosper, and are special, limited obligations of Prosper.  The Notes are not secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party.  Although Prosper has granted the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited, the Note holders do not have a security interest in the borrower loans or the right to payment thereunder.

The borrower loans are not secured by any collateral or guaranteed or insured by any third party, and you must rely on Prosper or a third-party collection agency to pursue collection against any borrower.

Borrower loans are unsecured obligations of borrower members.  They are not secured by any collateral, and they are not guaranteed or insured by any third party or backed by any governmental authority in any way.  Prosper and its designated third-party collection agency will, therefore, be limited in their ability to collect on borrower loans.  Moreover, borrower loans are obligations of borrowers to Prosper as successor to WebBank, not obligations to the holders of Notes.  Holders of the Notes will have no recourse to the borrower members and no ability to pursue borrowers to collect payments under borrower loans.  Holders of the Notes may look only to Prosper for payment of the Notes.  Furthermore, if a borrower fails to make any payments on the borrower loan, the holder of the Notes corresponding to that borrower loan will not receive any payments on their Notes.  The holder of such Notes will not be able to pursue collection against the borrower and will not be able to obtain the identity of the borrower in order to contact the borrower about the defaulted borrower loan.  In addition, in the unlikely event that we receive payments on the borrower loan relating to your Notes after the final maturity date, you will not receive corresponding payments on your Notes.  See “Summary of Material Agreements Indenture and Form of Notes” for more information.

Some of the borrowers on our platform have “subprime” credit ratings, are considered higher than average credit risks, and may present a high risk of loan delinquency or default.

Some of the borrowers on our platform are people who have had difficulty obtaining loans from other sources, including banks and other financial institutions, on favorable terms, or on any terms at all, due to credit problems, limited credit histories, adverse financial circumstances, or high debt-to-income ratios.  Therefore, acquiring Notes that are dependent on payments we receive on the corresponding borrower loans of such borrowers may present a high risk of loan delinquency or default.  From our inception in November 2005 through July 12, 2009, we facilitated 29,013 borrower loans with an average original principal amount of $6,174 and an aggregate original principal amount of $179,137,624 on our platform.  A total of 77 of these loans were repurchased by Prosper due to identify theft or operational issues.  As of June 30, 2010, of these 29,013 borrower loans, 24.4% were current, 40.3% were paid in full, 0.5% were 16 to 30 days late, and 1.7% were more than 30 days late.  In addition, of these 29,013 loans:

•	12,594 loans, or 43%, have been more than 15 days past due on at least one occasion;

•	11,633 loans, or 40%, have been more than 30 days past due on at least one occasion;

•	10,930 loans, or 38% have been more than 60 days past due on at least one occasion;

•	9,529 loans, or 33%, have defaulted (a borrower loan is considered to have defaulted when it is more than 120 days past due or has been discharged in bankruptcy).

From July 13, 2009 to June 30, 2010, we have facilitated 4,816 borrower loans with an average original principal amount of $4,402 and an aggregate original principal amount of $21,201,172 on our platform.  There have been no repurchases by Prosper due to identity theft or operational issues with respect to these loans.  As of June 30, 2010, of these 4,816 borrower loans, 90.8% were current or had not reached their first billing cycle, 6.6% were paid in full, 0.3% were 16-30 days past due, 1.6% were more than 31 days past due, and 0.7% had defaulted.  In addition, of these 4,816 loans:

•	263 loans, or 5%, have been more than 15 days past due on at least one occasion;

•	220 loans, or 5%, have been more than 30 days past due on at least one occasion;

•	96 loans, or 2% have been more than 60 days past due on at least one occasion;

•	34 loans, or 0.7%, have defaulted.

There can be no assurance that such historical loss rates will be indicative of future loss rates or the likelihood of the delinquency or default by a borrower under a borrower loan upon which a series of Notes is dependent for payment. See “About the Platform—Historical Information About Prosper Borrower Members and Outstanding Borrower Loans” for more information.

Prospective borrowers are not required to have a maximum debt-to-income ratio.

We do not require borrowers to have a maximum debt-to-income ratio (or “DTI”) in order to post listings for borrower loans on our platform.  The DTI is a measurement of the borrower’s ability to take on additional debt.  Because a borrower is not required to have a maximum DTI, our platform may contain borrower loan listings that have a higher risk of default than would otherwise be the case if a maximum DTI was required.

The credit information of a borrower member may be inaccurate or may not accurately reflect the borrower’s creditworthiness, which may cause you to lose all or part of the price you paid for a Note.

We obtain borrower credit information from consumer reporting agencies, and assign borrower listings a Prosper Rating based in part on the borrower’s credit score.  A credit score that forms a part of the Prosper Rating assigned to a borrower listing may not reflect that borrower’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data.  We do not verify the information obtained from the borrower’s credit report.  Similarly, the borrower credit data displayed in borrower listings may be based on outdated, incomplete or inaccurate consumer reporting data from the borrower’s consumer report.  Moreover, lender members do not, and will not, have access to financial statements of borrower members or to other detailed financial information about borrower members.  In addition, we currently retrieve a subsequent consumer report and credit score for a borrower member after the previous consumer report is more than 30 days old.  Therefore, there is a risk that a borrower may have become delinquent in a payment, defaulted on a debt obligation, taken on more personal debt, or sustained other adverse financial events after the date the last consumer report was retrieved, and the Prosper Rating assigned to the borrower may not accurately reflect the borrower’s actual current creditworthiness.

As the Prosper Rating assigned to listings after July 13, 2009 is the result of a new credit rating system developed by Prosper, you should not look at the performance history of borrower loans that were made prior to July 13, 2009 with the same letter grade as a valid indication of how the borrower loan upon which a Note is dependent for payment will perform in the future.

Prosper implemented a new credit rating system on July 13, 2009.  Each listing is now assigned a Prosper Rating that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range for the listing.  Prior to July 13, 2009, we assigned one of seven credit grades to borrower listings based solely on the borrower’s credit score The Prosper Rating system uses six of the seven letters that we previously used under our credit grade system.  The Prosper Rating allows Prosper to maintain consistency when assigning a rating to a borrower listing. The Prosper Rating is derived from two scores:  a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.  Although the seven letters used to represent the Prosper Rating were previously used to indicate the borrower’s credit grade, the two systems are not comparable as they are computed in a different manner and represent a different risk profile.  Moreover, Prosper adopted the new Prosper Rating system, in part, due to variations in loss rates among borrower members with the same credit grade due to other variations in borrower credit characteristics.  Accordingly, you should not look at the performance history of borrower loans with a certain letter grade that we originated under our old credit grading system as a valid indication of how a borrower loan with a Prosper Rating that uses the same letter will perform in the future.

The Prosper Rating may not accurately set forth the risks of investing in the Notes and no assurances can be provided that actual loss rates for the Notes will come within the expected loss rates indicated by the Prosper Rating.

Prosper will offer to indemnify or repurchase the Notes from the lender members in the event of an error relating to the Prosper Rating for the corresponding borrower loan only under the following circumstances:  (1) a Prosper score different from the Prosper score calculated by Prosper for the listing at issue is inserted in that listing, or (2) Prosper incorrectly applied its formula to determine the Prosper score, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the borrower listing.  Prosper will not, however, be under any obligation to indemnify or repurchase a series of Notes because of any other inaccuracy in the Prosper score or Prosper Rating.  For example, the Prosper Rating may be inaccurate because Prosper correctly applied its formula, but the credit bureau information was incorrect, or because the performance was worse than expected.  The Prosper Rating is not a recommendation by Prosper to buy, sell or hold the Notes.  In addition, no assurances can be provided that actual loss rates for the Notes will fall within the expected loss rates indicated by the Prosper Rating.

Some borrowers may use our platform to defraud lender members, which could adversely affect your ability to recoup your investment.

We use identity and fraud checks with external databases to authenticate each borrower member’s identity.  Although we use diligent efforts in this regard, there is a risk that our fraud checks could fail and fraud may occur.  In addition, borrower members may misrepresent their intentions regarding the purpose of the borrower loan or in other information contained in borrower listings, which we do not verify.  While we will repurchase Notes in limited circumstances, e.g., a material default on the corresponding borrower loan resulting from verifiable theft of a borrower’s identity, or resulting from the failure of the corresponding borrower loan to materially comply at origination with applicable federal and state law, we are not obligated to repurchase a Note from you if your investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a borrower listing, or due to false or inaccurate statements or omissions of fact in a borrower’s listing, whether in credit data, a borrower member’s representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the borrower loan.  If Prosper repurchases a Note, only the outstanding principal balance will be returned to the lender member.  See “About the Platform—Prosper’s Note Repurchase and Indemnification Obligations” for more information.

The fact that Prosper has the exclusive right and ability to investigate claims of identity theft in the origination of loans creates a significant conflict of interest between Prosper and the lender members.

Prosper has the exclusive right to investigate claims of identity theft and determine, in its sole discretion, whether verifiable identity theft has occurred. Verifiable identity theft triggers an obligation by Prosper to repurchase a loan.  As Prosper is the sole entity with the ability to investigate and determine verifiable identity theft, which triggers its repurchase obligation, a conflict of interest exists. Lender members rely solely on Prosper to investigate incidents which might require Prosper to repurchase a loan.

The denial of a claim under Prosper’s identity theft guarantee would save Prosper from its repurchase obligation.

We do not have significant historical performance data about borrower performance on the borrower loans.  Loss rates on the borrower loans may increase and prior to investing you should consider the risk of non-payment and default under our outstanding borrower loans.

We are in the early stages of our development and have a limited operating history.  We began offering loans publicly through the platform in February of 2006.  Due to our limited operational history, we do not have significant historical data regarding the performance of our borrower members under the borrower loans, and we do not yet know what the long-term loan loss experience will be.  The estimated loss rates we display on the website and use to determine the Prosper Rating have been developed from our loss histories.  Moreover, information we have on the historical loss rates under the borrower loans occurred prior to the recent contraction in the global financial and credit markets and significant downturn in the United States economy.  Accordingly, borrower loans originated on our platform may default more often than similar loans have defaulted in the past, which increases the risk of investing in the Notes.

If payments on the corresponding borrower loans relating to the Notes become more than 30 days overdue, it is likely that purchasers of such Notes will not receive the full principal and interest payments that they expect to receive on the Notes, and they may not recover any of their original purchase price.

If a borrower fails to make a required payment on a borrower loan within 30 days of the due date, we will pursue reasonable collection efforts in respect of the borrower loan.  Referral of a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty days past due will be considered reasonable collection efforts.  From our inception in November 2005 through July 12, 2009, we facilitated 29,013 borrower loans.  We repurchased a total of 77 of these loans due to identity theft or operational issues.  With respect to these 29,013 loans, as of June 30, 2010:

•	0.5% were 16 to 30 days late and 43.4% had been more than 15 days past due on at least one occasion; and

•	1.7% were more than 30 days late and 40.1% had been more than 30 days past due on at least one occasion.

From July 13, 2009 to June 30, 2010, we facilitated 4,816 borrower loans.  As of June 30, 2010, we have not repurchased any of these loans due to identity theft or operational issues. With respect to these 4,816 loans, as of June 30, 2010:

•	0.3% were 16 to 30 days late and 5.5% had been more than 15 days past due on at least one occasion; and

•	1.6% were more than 30 days late and 4.6% had been more than 30 days past due on at least one occasion.

If we refer a borrower loan to a collection agency, we will not have any other obligation to attempt to collect that borrower loan.  We may also handle collection efforts in respect of a delinquent borrower loan directly.  If payment amounts on a delinquent borrower loan are received from a borrower more than 30 days after their due date, and the loan has been referred to an outside collection agency, that collection agency will retain a percentage of that payment as a servicing fee before any principal or interest becomes payable to you.  Collection fees range from 17% to 30% of recovered amounts.

For some non-performing borrower loans, neither Prosper nor the collection agency will be able to recover some or all of the unpaid loan balance, and, as a result,  a lender member who has purchased a Note dependent for payment on that borrower loan will receive little, if any, of the unpaid principal and interest payable under the Note.  You must rely on the collection efforts of Prosper or the applicable collection agency to which such borrower loans are referred.  You are not permitted to attempt to collect payments on the borrower loans in any manner.

Loss rates on the borrower loans may increase as a result of economic conditions beyond our control and beyond the control of the borrower member.

Borrower loan loss rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers.  In particular, loss rates on borrower loans may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors.  The recent contraction in the global financial and credit markets and significant downturn in the United States economy will likely result in an increased rate of default under the borrower loans in the future.  Accordingly, no reliance should be made on the historical loss rates on borrower loans in determining whether to purchase your Notes.  As the current economic crisis is largely unprecedented in recent history, we cannot predict the impact these events will have on a borrower’s ability to repay future borrower loans originated on our platform.  We do not expect, however, that loss rates for borrower loans will decrease in the immediate future.

In the unlikely event that we receive payments on the borrower loans relating to your Notes after the final maturity date, you will not receive corresponding payments on your Notes.

Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding borrower loan remain due and payable to Prosper upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date.  If there are any amounts under the corresponding borrower loan still due and owing to Prosper after the final maturity, Prosper will have no further obligation to make payments on the related Notes, even if Prosper receives payments on the corresponding borrower loan after final maturity.

In general, the borrower loans on which the Notes are dependent do not restrict borrowers from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrowers during the term of the borrower loan, which may impair your ability to receive the full principal and interest payments that you expect to receive on a Note.

If a borrower incurs additional debt after the date of the borrower loan, the additional debt may impair the ability of that borrower to make payments on his or her borrower loan and your ability to receive the principal and interest payments that you expect to receive on a corresponding Note.  In addition, the additional debt may adversely affect the borrower’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower.  To the extent that the borrower has or incurs other indebtedness and cannot pay all of his or her indebtedness, the borrower may choose to make payments to other creditors, rather than Prosper.

To the extent borrowers incur other indebtedness that is secured, such as mortgage, home equity or auto loans, the ability of the secured creditors to exercise remedies against the assets of the borrower may impair the borrower’s ability to repay the borrower loan on which your Note is dependent for payment.  Borrower members may also choose to repay obligations under secured indebtedness before repaying borrower loans originated through our platform because there is no collateral securing these borrower loans.  A lender member will not be made aware of any additional debt incurred by a borrower member after the date of the borrower listing.

A borrower may request that his or her bank “chargeback” a payment on a borrower loan upon which a Note is dependent for payment and request a refund on that payment, resulting in a delinquency on the payment and a possible negative cash balance in your funding account.

A borrower chargeback is a process by which a borrower who has made a payment on a borrower loan has his or her bank cancel the payment or request a refund of that payment.  We withhold payments to lender members up to six business days after a related borrower payment is initiated.  If the chargeback occurs between six and 60 days after the initiation of payment, you must rely on us to contest the chargeback if we deem it appropriate.  If a borrower successfully processes a chargeback between six and 60 days after initiation of payment, such payment will be deducted from your Prosper account, and if you have withdrawn funds in the interim, a negative cash balance may result. Amounts received on borrower loans corresponding to your Notes payments and deposited into your Prosper funding account are subject to set-off against any negative balance or shortfall resulting from ACH returns of transfers or deposits of funds to your Prosper funding account.

Peer-to-peer lending is a new lending method and our platform has a limited operating history.  Borrowers may not view or treat their obligations to Prosper as having the same significance as loans from traditional lending sources, such as bank loans, and borrower loans may have a higher risk of default than loans from more traditional lenders to borrowers with similar credit scores.

The investment return on the Notes depends on borrowers fulfilling their payment obligations in a timely and complete manner under the corresponding borrower loan.  Borrowers may not view peer-to-peer lending obligations originated on our platform as having the same significance as other credit obligations arising under more traditional circumstances, such as loans from banks or other commercial financial institutions.  If a borrower neglects his or her payment obligations on a borrower loan upon which payment of your Note is dependent or chooses not to repay his or her borrower loan entirely, you may not be able to recover any portion of your investment in a Note.

Our platform may fail to comply with borrower protection laws such as state lending laws, or federal consumer protection laws such as the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act.  Borrowers may make counterclaims against us, any collection agency or you after collection actions have commenced.

Applicable state laws generally regulate interest rates and other charges and require certain disclosures.  In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of a borrower loan upon which a series of Notes is dependent for payment.  The borrower loans are also subject to federal laws, including, without limitation, the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of the loan; the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination in the extension of credit on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act; and the federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower’s credit history.  We may not always have been and may not always be in compliance with these laws.  Failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal of or interest on borrower loans and could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability.  The occurrence of any of these events may harm our business and our ability to maintain our platform and may result in borrowers rescinding their borrower loans.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

We regularly review the requirements of these laws and take measures aimed at ensuring that the borrower loans originated on our platform meet the requirements of all applicable laws.  However, determining compliance with all applicable laws is a complex matter and it is possible that our determination may be inaccurate or incorrect.  Also, changes in law, either due to court decisions, regulatory interpretations or rulings, or new legislation, may adversely affect the collectability of a borrower loan.

In general, the borrower loans do not contain any cross-default or similar provisions.  If a borrower defaults on any of his or her other debt obligations, our ability to collect on the borrower loan on which your Notes are dependent for payment may be substantially impaired.

In general, the borrower loans do not contain cross-default provisions.  A cross-default provision makes a default under certain debt of a borrower an automatic default on other debt of that borrower.  Because the borrower loans generally do not contain cross-default provisions, a borrower’s loan will not be placed automatically in default upon that borrower’s default on any of the borrower’s other debt obligations, unless there are independent grounds for a default on the borrower loan.  In addition, the borrower loan will not be referred to a third-party collection agency for collection because of a borrower’s default on any of the borrower’s other debt obligations.  If a borrower defaults on debt obligations owed to a third party and continues to satisfy the payment obligations under the borrower loan, the third party may seize the borrower’s assets or pursue other legal action against the borrower before the borrower defaults on the borrower loan.  Payments on Notes may be substantially reduced if a borrower subsequently defaults on a corresponding borrower loan, and we may be unable to recoup any or all of the expected principal and interest payments on these Notes.

Borrowers may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of your Notes.

Borrowers on borrower loans may seek protection under federal bankruptcy law or similar laws.  If a borrower files for bankruptcy (or becomes the subject of an involuntary petition), a stay will go into effect that will automatically put any pending collection actions on the borrower loan on hold and prevent further collection action absent bankruptcy court approval.  If we receive notice that a borrower has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the borrower’s loan account into “bankruptcy status.” When this occurs, we terminate automatic monthly ACH debits on borrower loans and do not undertake further collection activity without bankruptcy court approval.  Whether any payment will ultimately be made or received on a borrower loan after a bankruptcy status is declared depends on the borrower’s particular financial situation.  It is possible that the borrower’s liability on the borrower loan will be discharged in bankruptcy.  In most cases, unsecured creditors, including Prosper as the owner of the borrower loans, will receive nothing, or only a fraction of any amount outstanding on their loans.  See “About the Platform—Loan Servicing and Collection” for more information.

Federal law entitles borrowers who enter active military service to an interest rate cap and certain other rights that may inhibit our ability to collect on loans and reduce the amount of interest paid on the corresponding Notes.

Federal law provides borrowers on active military service with rights that may delay or impair our ability to collect on a borrower loan corresponding to your Note.  The Servicemembers Civil Relief Act, or “SCRA,” requires that the interest rate on preexisting debts, such as borrower loans, be set at no more than 6% while the qualified service member or reservist is on active duty.  A holder of a Note that is dependent on such a borrower loan for payment will not receive the difference between 6% and the original stated interest rate for the borrower loan during any such period.  The SCRA law also permits courts to stay proceedings and execution of judgments against service members and reservists on active duty, which may delay recovery on any borrower loans in default, and, accordingly, payments on the corresponding Notes.  If there are any amounts under such a borrower loan still due and owing to Prosper after the final maturity of the corresponding Notes, we will have no further obligation to make payments on the Notes, even if we later receive payments after the final maturity of the Notes.  We do not take military service into account in assigning a Prosper Rating to borrower listings.  In addition, as part of the borrower registration process, we do not request Prosper borrower members to confirm if they are a qualified service member or reservists within the meaning of the SCRA.  See “Government Regulation—Regulation and Consumer Protection Laws—Servicemembers Civil Relief Act” for more information.

The death of a borrower may substantially impair your ability to recoup the full purchase price of Notes or to receive the interest payments that you expect to receive on the Notes.

If a borrower under a borrower loan dies while the loan is still outstanding, generally, we will seek to work with the executor of the borrower’s estate to obtain repayment of the loan.  However, the borrower’s estate may not contain sufficient assets to repay the loan.  In addition, if a borrower dies near the end of a the term of his or her loan, it is unlikely that any further payments will be made on the corresponding Notes, because the time required for the probate of the borrower’s estate may extend beyond the final maturity date of the Notes.

Prosper is not obligated to repurchase any Notes except in limited circumstances.  If Prosper is unable to meet its repurchase obligations, you may lose your entire investment in the Notes.

Prosper is not obligated to repurchase any Note except in limited circumstances, including (1) a material default occurring on a Note as a result of verifiable theft of a borrower’s identity, (2) the  corresponding borrower loan materially failing to comply with applicable federal and state law at origination, (3) our using a different Prosper score for a loan listing than the one we calculated for the listing, or (4) our incorrectly applying our formula for determining the Prosper score of a listing, resulting in our using an incorrect Prosper Rating for the listing.  Any of these occurrences would constitute a breach of our representations and warranties under our lender registration agreement.  This agreement provides that, in the event of any such breach that materially and adversely affects a lender member’s interest in a Note, Prosper must either cure the breach, repurchase the Note, or indemnify and hold the lender member harmless against losses resulting from the breach.  We are not, however, obligated to repurchase a Note from a lender member if his or her investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing, or due to false or inaccurate statements or omissions of fact in a borrower’s listing, whether in credit data, borrower representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the Notes.  Even if we are obligated to repurchase a Note, there can be no assurance that we will be able to meet our repurchase obligation.  If we are unable to meet our repurchase obligation, you may lose all of your investment in the Note.

Risks Inherent in Investing in the Notes

If you decide to invest through our platform and concentrate your investment in a single Note, you may increase your risk of borrower defaults.

Your expected return on your investment in the Notes depends on the performance by the borrowers of their respective obligations under the corresponding borrower loans.  There are a wide range of Prosper Ratings and listings on our platform and we expect some borrowers to default on their loans.  If you decide to invest through our platform and concentrate your investment in a single Note, your entire return will depend on the performance of a single borrower loan.  For example, if you plan to purchase $200 of Notes, and choose to invest the entire $200 in a single Note instead of in eight $25 Notes corresponding to the borrower loans of eight different borrowers, your entire $200 investment will depend on the performance of a single borrower loan.  It may be desirable to diversify your portfolio in order to reduce the risk that you could lose your entire investment due to a single default, or a small number of defaults.  However, diversification does not eliminate the risk that you may lose some, or all, of your investment in the Notes.

Our platform allows a borrower member to prepay a borrower loan at any time without penalty.  Borrower loan prepayments will extinguish or limit your ability to receive additional interest payments on a Note.

Borrower loan prepayment occurs when a borrower decides to pay some or all of the principal amount on a borrower loan earlier than originally scheduled.  Borrowers may decide to prepay all or a portion of the remaining principal amount at any time without penalty.  In the event of a prepayment of the entire remaining unpaid principal amount of a borrower loan on which your Notes are dependent for payment, you will receive your share of such prepayment but further interest will not accrue after the date on which the payment is made.  If a borrower prepays a portion of the remaining unpaid principal balance on a borrower loan on which your Notes are dependent for payment, the term of the borrower loan will not change, but interest will cease to accrue on the prepaid portion.  If a borrower prepays a borrower loan in full or in part, you will not receive all of the interest payments that you originally expected to receive on Notes corresponding to that borrower loan.  In addition, you may not be able to find a similar rate of return on another investment at the time at which the borrower loan is prepaid.  Prepayments are subject to our servicing fee, even if the prepayment occurs immediately after issuance of your Note.

Prevailing interest rates may change during the term of your Notes.  If this occurs, you may receive less value from your purchase of the Note in comparison to other ways you may invest your money.  Additionally, borrowers may prepay their borrower loans due to changes in interest rates, and you may not be able to redeploy the amounts you receive from prepayments in a way that offers you the return you expected to receive from the Notes.

The borrower loans on which the Notes are dependent for payment bear fixed, not floating, rates of interest.  If prevailing interest rates increase, the interest rates on Notes you purchase might be less than the rate of return you could earn if you invested the purchase price in a different investment.

While you may still receive a return on your purchase price for the Notes through the receipt of amounts equal to the interest portion of a borrower’s payments on the corresponding borrower loan, if prevailing interest rates exceed the rate of interest payable on the borrower loan, the payments you receive during the term of the Note may not reflect the full opportunity cost to you when you take into account factors such as the time value of money.

There is no prepayment penalty for borrower members who prepay their borrower loans.  If prevailing interest rates on consumer loans decrease, borrowers may choose to prepay their borrower loans with money they borrow from other sources or other resources, and you may not receive the interest payments on your Note that you expect to receive or be able to find an alternative use of your money to realize a similar rate of return at the time at which the Note is prepaid.

We have eliminated the auction process for the determination of interest rates for borrower loans from our primary platform.  We now set the interest rates for borrower listings (instead of having the interest rate determined through the bidding process), which subjects Notes to the risk that we may not set appropriate interest rates for borrower loan, and which may also limit the social lending features of our platform.

 Our primary platform previously allowed lender members to bid on the interest rate for a loan listing, and the corresponding lender yield percentage, through an auction format, subject to a minimum yield percentage set by us.  We have eliminated this feature from our primary platform (although not from our Note Trader platform), and we now set interest rates for borrower listings directly. If we set interest rates too low, lender members may not be compensated appropriately for the level of risk that they are assuming in bidding on a loan, while setting the interest rate too high may increase the risk of non-payment.  In either case, our failure to set rates appropriately may adversely impact the ability of lender members to receive returns on their Notes that are commensurate with the risks they have assumed in acquiring such Notes.

In addition, the inability of a lender member using our primary platform to bid down the interest rate for a borrower listing may have an adverse impact on that member’s ability to invest funds for social or charitable purposes on our platform.  If a lender member wishes to help fund a borrower loan requested by a relative or fellow group member, the lender member will not be able to bid down the interest rate set by us, which may be substantially higher than the rate the member would otherwise have been willing to accept.

The Notes will not be listed on any securities exchange, will not be transferable except through the Note Trader platform, and can be held only by our lender members.  You should be prepared to hold the Notes you purchase until they mature.

The Notes will not be listed on any securities exchange.  All Notes must be held by our lender members.  The Notes will not be transferable except through our Note Trader platform and there can be no assurance that a market for Notes will continue to develop on the Note Trader platform, or that the Note Trader platform will continue in operation.  Therefore, lender members must be prepared to hold their Notes to maturity.  See “About the Platform—Note Trader Platform” for more information.

If the Note Trader platform fails to develop, or if the Note Trader platform develops but you cannot find a purchaser for the Notes that you wish to sell, you will be forced to hold the Notes for their remaining term.

In July 2009, Prosper established the Note Trader platform, on which Notes may be sold by lender members who own the Notes to other lender members.  We cannot guarantee that a trading market will continue to develop for the Notes.  A Note offered for sale on the trading platform must be purchased in its entirety by a single lender member, and Notes with a high outstanding principal balance may be more difficult to sell due to the smaller number of lender members with the ability to purchase such Notes.  In addition your ability to sell your Note will likely be affected by any adverse changes in the credit status of the borrower under the corresponding borrower loan, in addition to the other risks discussed in this report.  If these situations occur, you may be forced to hold the Note for its remaining term.

If you choose to post your Notes for sale on the Note Trader platform, you may not realize the expected return on your investment due to changes in the creditworthiness of the borrower under the corresponding borrower loan.

The ability to sell your Note on the Note Trader platform does not guarantee that you will be able to find a lender member willing to buy the Note at a price acceptable to you, or at all.  If the borrower becomes delinquent in payments under the corresponding borrower loan upon which your Note is dependent for payment, your ability to sell the Note on our Note Trader platform will be substantially impaired.  You may have to offer the Note for sale at a substantial discount, and there is no guarantee that you will receive the expected value of the Note or any value at all.  Additionally, lender members may be less willing to bid for and purchase your Note if prevailing interest rates have changed or other investing activities have proven more attractive while you have held the Note.

You do not earn interest on funds held in your lender member account with Prosper.

Your Prosper funding account represents an interest in a pooled bank account that does not earn interest.  See “About the Platform—Treatment of Lender Member Balances” for more information.

The U.S. federal income tax consequences of an investment in the Notes are uncertain.

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes.  However, although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes.  Where required, we intend to file information returns with the IRS in accordance with such treatment unless there is a change or clarification in the law, by regulation or otherwise, that would require a different characterization of the Notes.  You should be aware, however, that the U.S. Internal Revenue Service (“IRS”) is not bound by our characterization of the Notes and the IRS or a court may take a different position with respect to the Notes’ proper characterization.  For example, the IRS could determine that, in substance, each lender member owns a proportionate interest in the corresponding loan for U.S. federal income tax purposes or, for example, the IRS could instead treat the Notes as a different financial instrument (including an equity interest or a derivative financial instrument).  Any different characterization could significantly affect the amount, timing, and character of income, gain or loss recognized in respect of a Note.  For example, if the Notes are treated as our equity, (1) we would be subject to U.S. federal income tax on income, including interest, accrued on the corresponding loans but would not be entitled to deduct interest or OID on the Notes, and (2) payments on the Notes would be treated by the holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of our earnings and profits as computed for U.S. federal income tax purposes.  A different characterization may significantly reduce the amount available to pay interest on the Notes.  You are strongly advised to consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

Our ability to pay principal and interest on a Note may be affected by our ability to match the timing of our income and deductions for U.S. federal income tax purposes.

You should be aware that our ability to pay principal and interest on a Note may be affected by our ability, for U.S. federal income tax purposes, to match the timing of income we receive from a corresponding loan that we hold and the timing of deductions that we may be entitled to in respect of payments made on the Notes that we issue.  For example, if the Notes, but not the corresponding loans to the Notes, are treated as contingent payment debt instruments for U.S. federal income tax purposes, there could be a potential mismatch in the timing of our income and deductions for U.S. federal income tax purposes, which could affect our ability to make payments on the Notes.

Risks Related to Prosper, Our Platform and Our Ability to Service the Notes

We face a contingent liability for securities law violations in respect of loans sold to our lender members from inception until October 16, 2008.  This contingent liability may impair our ability to operate our platform and service the borrower loans that correspond to your Notes.

Loans sold to lender members through our platform from our inception until October 16, 2008 may be viewed as involving an offering of securities that was not registered or qualified under federal or state securities laws.  To date, the following litigation has resulted from our prior operations.

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In November of 2008, the SEC instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act, against us.  In connection with such proceedings, we agreed to a settlement with the SEC and consented to the entry of a Cease and Desist order, in which we neither admitted nor denied liability, which was approved by the SEC on November 20, 2008.  The Cease and Desist order included a finding that we violated the registration requirements of the Securities Act, and required that we cease and desist from committing or causing any violations or any future violations.

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On November 26, 2008, Prosper and the North American Securities Administrators Association, or “NASAA,” executed a settlement term sheet.  The term sheet sets forth the material terms of a consent order to resolve matters relating to our sale and offer of unregistered securities and the omission of material facts in connection with such offers and sales.  NASAA has recommended that each state adopt the terms of the settlement, however, the settlement is not binding on any state.  The terms of the settlement involve our payment of up to $1 million, which NASAA has allocated among the 50 states and the District of Columbia, based on our loan sale transaction volume in each state prior to November 24, 2008.  We will not be required to pay any portion of the fine allocated to those states that do not execute a consent order with Prosper.  The terms of the settlement require the states to terminate their investigation of our activities related to the sale of securities before November 24, 2008.  If a state does not elect to participate in the NASAA settlement, such state would not be prevented from pursuing its own remedies in connection with our sale of securities before November 24, 2008.  On April 21, 2009, we reached agreement with NASAA on the final terms of the consent order for consideration by the states.  As of June 30, 2010 and December 31, 2009, the Company had accrued approximately $287,699 and $356,000, respectively, in connection with this contingent liability in accordance with ASC Topic 450 “Contingencies”.  As of June 30, 2010, the Company has entered into 31 consent order agreements and has paid an aggregate of $425,013 in penalties.

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On November 26, 2008, plaintiffs, Christian Hellum, William Barnwell and David Booth, individually and on behalf of all other plaintiffs similarly situated, filed a class action lawsuit against us, and certain of our executive officers and directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008.  The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages and the right of rescission against Prosper and the other named defendants, as well as treble damages against Prosper and the award of attorneys’ fees, experts’ fees and costs, and pre-judgment and post-judgment interest.

Some of the individual defendants filed a demurrer to the First Amended Complaint, which was heard on June 11, 2009 and sustained by the court with leave to amend until July 10, 2009.  The plaintiffs filed a Second Amended Complaint on July 10, 2009, to which the same individual defendants demurred.  On September 15, 2009, this demurrer was sustained by the court without leave to amend.

Prosper’s insurance carrier with respect to the class action lawsuit, Greenwich Insurance Company (“Greenwich”), has denied coverage.  On August 21, 2009, Prosper filed suit against Greenwich in the Superior Court of California, County of San Francisco, California.  The lawsuit seeks a declaration that Prosper is entitled to coverage under its policy with Greenwich for losses arising out of the class action lawsuit as well as damages and the award of attorneys’ fees and pre-judgment and post-judgment interest.

We intend to vigorously defend the class-action lawsuit and vigorously prosecute our suit against Greenwich.  We cannot, however, presently determine or estimate the final outcome of either lawsuit, and there can be no assurance that either matter will be finally resolved in our favor.  If the class-action lawsuit is not resolved in our favor, we might be obliged to pay damages, and might be subject to such equitable relief as a court may determine.  If our lawsuit against Greenwich is not resolved in our favor, we might not be able to recover any proceeds from Greenwich to offset any losses we incur in the class action lawsuit.

As a result of our prior operations, a lender member who holds a loan originated on our platform prior to October 15, 2008 may be entitled to rescind her purchase and be paid the unpaid principal amount of her borrower loan, plus statutory interest.  The aggregate principal amount of loans we originated on our platform from inception through October 14, 2008 by non affiliated purchasers is $178.1 million ($179.1 million total originations). Of this amount, as of June 30, 2010, $44.0 million had defaulted ($44.1 million total defaulted), and $13.7 million remained outstanding ($13.9 million total remained outstanding).  Prosper is potentially liable for the remaining outstanding principal amount if the current borrowers stop making payments.  We have not recorded an accrued loss contingency in respect of this contingent liability, although we intend to continue to monitor the situation.  Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation; however, the statute of limitations periods under state laws may extend for a longer period of time.  If a significant number of our lender members sought rescission, or if the class action securities lawsuit is successful, our ability to maintain our platform and service the borrower loans to which the Notes correspond may be adversely affected.

 We have incurred operating losses since our inception and we anticipate that we will continue to incur net losses through 2010.

Our failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect Prosper’s ability to achieve its business objectives and continue as a going concern.

We have incurred operating losses since our inception and we anticipate that we will continue to incur net losses for a number of years as we grow our business.  For the periods ended June 30, 2010 and 2009 we had negative cash flows from operations of $4.8 million and $5.1 million, respectively.  Additionally, since our inception through June 30, 2010, we have an accumulated deficit of $45.9 million.

We have financed our operations to date primarily with proceeds from the sale of equity securities.  At June 30, 2010, we had approximately $9.0 million in unrestricted cash and cash equivalents.  We are dependent upon raising additional capital or debt financing to fund our current operating plan.  Our failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve our business objectives and continue as a going concern.  Further, an unfavorable outcome of the class action lawsuit at the high end of the range could hinder Prosper’s ability to continue operations, absent other extenuating circumstances.   Further, we can provide no assurances as to the availability or terms upon which the required financing and capital might be available.

The Company has assessed the contingent liability related to prior sales of loans on the platform and has determined that the occurrence of the contingency is reasonably possible but not probable and that contingent liability ranges from $0 in the event the company prevails to a maximum of $57.7 million, which represents the remaining outstanding principal amount of $13.7 million and loans charged off of $44.0 million as of June 30, 2010.

You should rely only on statements made in our  prospectuses dated July 13, 2009 and July 26, 2010 and in this prospectus in determining whether to purchase Notes and not on any statements or information contained in two recent articles discussing Prosper and the operation of its platform.

Information about Prosper was published in an April 28, 2009 article in The Wall Street Journal entitled “Relaunched:  Prosper has Opened Its Market to Financial Institutions” and an August 28, 2009 article in BusinessWeek entitled “Peer-to-Peer Lending for Banks, Too?”  The articles discussed the anticipated re-launch of our platform by our wholly owned subsidiary, Prosper Loans Marketplace, Inc., or “Prosper CA,” pursuant to an exemption from the registration requirements provided by Section 3(a)(11) of the Securities Act.  The offering of borrower payment dependent notes was limited solely to lenders residing in California. Prosper ceased offering notes pursuant to this exemption on May 8, 2009 and no notes were sold to lender members pursuant to this offering.  The articles principally focused on the offering of borrower payment dependent notes, which were dependent for payment on pre-existing loans listed by financial institutions registered with Prosper.  Prosper is not offering notes dependent for payment on payments we receive on pre-existing loans listing by financial institutions in our prospectus dated July 13, 2009.  The articles also discussed historical rates of return and default risks that are not included in this prospectus and did not disclose many of the related risks and uncertainties described in this prospectus. As a result, you should not rely on the information contained in these articles and only on the information contained in this prospectus in making your investment decision.  You should carefully evaluate all of the information in this prospectus, including the risks described in this section and throughout the rest of the prospectus.

We have a limited operating history.  As an online company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

As the number of borrowers, lender members and borrower loans originated on our platform increases, we will need to increase our facilities, personnel and infrastructure in order to accommodate the greater servicing obligations and demands on our platform.  Additionally, we have established a Note Trader platform on which the Notes may be sold by lender members who own the Notes to other lender members.  Although we cannot guarantee that a trading market will continue to develop for the Notes, we expect that this addition to our platform may significantly increase the amount of borrower loan originations and sale activity on our platform.  Our platform is dependent upon our website in order to maintain current listings and transactions in the Notes.  We must constantly add new hardware and update our software and website, expand our customer support services, and add new employees to maintain the operations of our platform as well as to satisfy our servicing obligations on the borrower loans and the Notes.  If we are unable to increase the capacity of our platform and maintain the necessary infrastructure, you may experience delays in receipt of payments on your Notes and periodic downtime of our systems.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The consumer lending market is competitive and rapidly changing.  With the introduction of new technologies and the influx of new entrants, we expect competition to persist and intensify in the future, which could harm our ability to increase volume on our platform.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies, as well as other peer-to-peer lending platforms, including Lending Club.  Competition could result in reduced volumes, reduced fees or the failure of our peer-to-peer lending platform to achieve or maintain more widespread market acceptance, any of which could harm our business.  In addition, in the future we may experience new competition from more established Internet companies, such as eBay Inc., Google Inc., or Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels.  If any of these companies or any major financial institution decided to enter the peer-to-peer lending business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels.  Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have.  These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns.  Our industry is driven by constant innovation.  If we are unable to compete with such companies and meet the need for innovation, the use of our platform could stagnate or substantially decline.

If we fail to promote and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing and maintaining awareness of the Prosper brand in a cost-effective manner is critical to achieving widespread acceptance of peer-to-peer lending through Prosper and attracting new borrower and lender members.  Furthermore, we believe that the importance of brand recognition will increase as competition in the peer-to-peer lending industry increases.  Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the member experience on our platform.  Historically, our efforts to build our brand have involved significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expenses.  These brand promotion activities may not yield increased revenues and, even if they do, any revenue increases may not offset the expenses we incur to promote our brand.  If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may lose our existing members to our competitors or be unable to attract new members, which would cause our revenue to decrease and may impair our ability to maintain our platform.

If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.

To succeed, we must increase transaction volumes on our platform by attracting a large number of borrowers and lender members in a cost-effective manner, many of whom have not previously participated in peer-to-peer lending.  If we are not able to attract qualified borrowers and sufficient lender members purchase commitments, we will not be able to increase our transaction volumes.  Additionally, we rely on a variety of methods to drive traffic to our website.  If we are unable to use any of our current or future marketing initiatives or the cost of these initiatives were to significantly increase, we may not be able to attract new borrowers and lender members in a cost-effective manner and, as a result, our revenue and results of operations would be affected adversely, which may impair our ability to maintain our platform.

We are subject to extensive federal, state and local regulation.  There can be no guarantee that we will be able to continue our servicing obligations.

We are subject to extensive federal, state and local regulation, including compliance with federal and state securities laws, non-compliance with which may expose us to adverse consequences.  Additionally, new laws and regulations could be enacted that could have a negative impact on our ability to service the Notes, provide a trading market for the Notes, or maintain our platform.  We could suffer adverse consequences if we were to fail to comply, even inadvertently, with these laws and regulations.

Additionally, we are licensed as a finance lender under the California Finance Lender Law and are regulated and examined by the California Department of Corporations.  We hold similar lending licenses or authorizations in 15 other states, which also supervise and examine our activities.  If we do not comply with applicable laws, we could lose one or more of our licenses or authorizations, which may have an adverse effect on our ability to continue to perform our servicing obligations or to maintain our platform.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

The Federal Fair Debt Collection Practices Act and similar state debt collection laws regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.  For example, debt collectors are prohibited from contacting debtors at unreasonable times, revealing or discussing the nature of the debt with third parties, making false representations in association with efforts to collect the debt, seeking collection fees or other charges not permitted under contract or by state law, making threats of arrest or legal action without actual intention of action on the threat, and using abusive or profane language in the course of collection of the debt.  While Prosper obligates its collection agencies to comply with applicable law in collecting borrower loans, it is possible that improper collection practices may occur which could adversely impact the collectability of particular borrower loans originated through our platform.

Our arrangements for back-up servicing are limited.  If we fail to maintain operations, you will experience a delay and increased cost in respect of your expected principal and interest payments on your Notes, and we may be unable to collect and process repayments from borrowers.

If we are unable to generate sufficient revenues from the fees we receive from borrowers and lender members as a result of the borrower loans originated, the Notes issued on our platform, and our ability to maintain operations may be adversely affected.  If we were to fail or become insolvent, there would be no trading market for your Notes, and we would attempt to transfer our servicing obligations on the borrower loans and Notes to a third party pursuant to our contractual agreements with lender members.  We have entered into a back-up servicing agreement with a loan servicing company who is willing and able to transition servicing responsibilities in the event we can no longer do so.  If our platform fails or we became insolvent, we would attempt to transfer our loan servicing obligations to this third party back-up servicer.  There can be no assurance that this back-up servicer will be able to adequately perform the servicing of the outstanding borrower loans.  If this back-up servicer assumes the servicing of the borrower loans, the back-up servicer may impose additional servicing fees, reducing the amounts available for payments on the Notes.  Additionally, transferring these servicing obligations to our back-up servicer may result in delays in the processing and recovery of information with respect to amounts owed on the borrower loans or, if our platform becomes inoperable, may prevent us from servicing the borrower loans and making principal and interest payments on the Notes.  If our back-up servicer is not able to service the borrower loans effectively, your ability to receive principal and interest payments on your Notes may be substantially impaired.

We do not have patent protection for all of our proprietary technology.  It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.

Our ability to maintain our platform and perform our servicing obligations depends, in part, upon our proprietary technology.  We may not protect our proprietary technology effectively, which would allow competitors to duplicate our products and adversely affect our ability to compete with them.  A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent.  In addition, our platform may infringe upon claims of third-party patents and we may face intellectual property challenges from such other parties.  We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes.  Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt our platform to compete with other peer-to-peer lending platforms.  If we cannot protect the proprietary technology embodied in and used by our platform from intellectual property challenges, or if our platform becomes obsolete, our ability to maintain our platform and our ability to perform our servicing obligations on the borrower loans and Notes could be adversely affected.

We rely on a third-party commercial bank to process transactions.  If we are unable to continue utilizing these services, our business and ability to service the Notes may be adversely affected.

Because we are not a bank, we cannot belong to and directly access the Automated Clearing House (ACH) payment network.  As a result, we currently rely on an FDIC-insured depository institution to process our transactions.  If we cannot continue to obtain such services from this institution or elsewhere, or if we cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive principal and interest payments on the Notes will be delayed or impaired.

If we were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped.  Although Prosper has granted the indenture trustee a security interest in its right to receive payment under the corresponding borrower loans, the Notes themselves are unsecured and holders of the Notes do not directly have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans.  The recovery, if any, of a holder on a Note may be substantially delayed and substantially less than the principal and interest due and to become due on the Note.

If we were to become subject to a bankruptcy or similar proceeding, the recovery, if any, of a holder of a Note may be substantially delayed in time and may be substantially less in amount than the principal and interest due and to become due on the Note.  Although Prosper has granted the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited, the holders of the Notes will still be subject to the following risks associated with Prosper’s insolvency, bankruptcy or a similar proceeding.

A bankruptcy or similar proceeding of Prosper may cause delays in borrower payments.  Borrowers may delay payments to Prosper on account of borrower loans because of the uncertainties occasioned by a bankruptcy or similar proceeding of Prosper, even if the borrowers have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those borrower loans.  In addition, the commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent Prosper from making regular payments on the Notes, even if the funds to make such payments are available.  Because the indenture trustee would be required to enforce its security interest in Prosper’s right to payment under the borrower loans in a bankruptcy or similar proceeding of Prosper, the bankruptcy trustee’s ability to make payments under the Notes would be delayed, which may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

Interest accruing upon and following a bankruptcy or similar proceeding of Prosper may not be paid.  In bankruptcy or similar proceeding of Prosper, interest accruing on the Notes during the proceeding may not be part of the allowed claim of a holder of a Note.  If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter.  Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

In a bankruptcy or similar proceeding of Prosper, there may be uncertainty regarding whether a holder of a Note has any priority right to payment from the corresponding borrower loan. If we or the indenture trustee failed to perfect the security interest properly, you may be required to share the proceeds of the borrower loan upon which your Note is dependent for payment with Prosper’s other creditors.  To the extent that proceeds of the corresponding borrower loan would be shared with other creditors of Prosper, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to you on your Note.

In a bankruptcy or similar proceeding of Prosper, there may be uncertainty regarding the rights of a holder of a Note, if any, to payment from funds in the master servicing account.  If a payment is made on a borrower loan corresponding to a Note before a bankruptcy or similar proceeding of Prosper is commenced, and those funds are held in the master servicing account and have not been used by Prosper to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that Prosper will or will be able to use such funds to make payments on the Note.  Other creditors of Prosper may be deemed to have rights to such funds that are equal to or greater than the rights of the holder of the Note.  See “About the Platform—Loan Servicing and Collections” for more information.

In a bankruptcy or similar proceeding of Prosper, there may be uncertainty regarding the rights of a holder of a Note, if any, to access funds in the funding account.  We currently maintain the funding account at Wells Fargo Bank, N.A. “for the benefit of” our lender members. This so-called “FBO account” is a pooled account titled in our name “for the benefit of” our lender members.  Although we believe that amounts funded by our lender members into the FBO account at Wells Fargo should not be subject to claims of creditors of Prosper other than the lender members for whose benefit the funds are held, the legal title to the FBO account, and the attendant right to administer the FBO account would be property of Prosper’s bankruptcy estate.  As a result, if Prosper were to file for bankruptcy protection, the legal right to administer the funds in the FBO account would vest with the bankruptcy trustee or debtor in possession.  In that case, while neither Prosper nor its creditors should be able to reach those funds, the indenture trustee or the lender members may have to seek a bankruptcy court order lifting the automatic stay and permitting them to withdraw their funds.  Lender members may suffer delays in accessing their funds in the FBO account as a result.  Moreover, United States Bankruptcy Courts have broad powers and, if Prosper has failed to properly segregate or handle lender members’ funds, a bankruptcy court could determine that some or all of such funds were beneficially owned by Prosper and therefore that they became available to the creditors of Prosper generally.  See “About the Platform—Loan Servicing and Collections” for more information.

In a bankruptcy or similar proceeding of Prosper, the holder of a Note may be delayed or prevented from enforcing Prosper’s repurchase obligations.  In a bankruptcy or similar proceeding of Prosper, any right of a holder of a Note to require Prosper to repurchase the Note under the circumstances set forth in the lender registration agreement may not be specifically enforced, and such holder’s claim for such repurchase may be treated less favorably than a general unsecured obligation of Prosper.

In a bankruptcy or similar proceeding of Prosper, (1) the implementation of back-up servicing arrangements may be delayed or prevented, and (2) our ability to transfer servicing obligations to a back-up servicer may be limited and subject to the approval of the bankruptcy court or other presiding authority.  The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection of borrower loans to the detriment of the holders of the Notes.

If the security of our lender members’ and borrowers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, our reputation may be harmed, and we may be exposed to liability.

Our platform stores our lender members’ and borrowers’ bank information and other personally-identifiable sensitive data.  Any accidental or willful security breaches or other unauthorized access could cause your secure information to be stolen and used for criminal purposes.  Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity.  If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any of our lender members’ or borrowers’ data, our relationships with our members will be severely damaged, and we could incur significant liability.  Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures.  In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data.  These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our members to lose confidence in the effectiveness of our data security measures.  Any security breach, whether actual or perceived, would harm our reputation, and we could lose members.

Any significant disruption in service on our website or in our computer systems could reduce the attractiveness of our platform and result in a loss of members.

Our ability to perform our servicing obligations could be materially and adversely affected by events outside of our control.  The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract new members and retain existing members.  Our system hardware is hosted in a hosting facility located in San Francisco, California, owned and operated by Digital Realty Trust.  We also maintain an off-site backup system located in Las Vegas, Nevada.  Digital Realty Trust does not guarantee that access to our website will be uninterrupted, error-free or secure.  Our operations depend on Digital Realty Trust’s ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events.  If our arrangement with Digital Realty Trust is terminated, or there is a lapse of service or damage to Digital Realty Trust’s facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.  Any interruptions or delays in our service, whether as a result of Digital Realty Trust or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our members and our reputation.  Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur.  Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage at the Digital Realty Trust facility.  These factors could prevent us from processing or posting payments on the borrower loans or the Notes, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause members to abandon our platform, any of which could adversely affect our business, financial condition and results of operations.

Our ability to service the borrower loans and Notes may be adversely affected by computer viruses, physical or electronic break-ins and similar disruptions.

Our platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.  If a “hacker” were able to infiltrate our platform, you would be subject to the increased risk of fraud or borrower identity theft and may experience losses on, or delays in the recoupment of amounts owed on, a fraudulently induced purchase of a Note.  Additionally, if a hacker were able to access our secure files, he or she might be able to gain access to your personal information.  While we have taken steps to prevent such activity from affecting our platform, if we are unable to prevent such activity, the value of your investment in the Notes and our ability to fulfill our servicing obligations and to maintain our platform would be adversely affected.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense.  We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure.  Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them.  If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers and lender members could diminish, resulting in a material adverse effect on our business.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel.  Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace.  In particular, Christian Larsen is critical to the management of our business and operations and the development of our strategic direction.  The loss of the services of Mr. Larsen or other executive officers or key personnel and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Our growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

Our growth in headcount and operations since our inception has placed, and will continue to place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure.

Our success will depend in part on the ability of our senior management to manage the growth we achieve effectively.  To do so, we must continue to hire, train and manage new employees as needed.  If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed.  To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems.  The addition of new employees and the system development that we anticipate will be necessary to manage our growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term.  If we fail to successfully manage our growth, we will be unable to execute our business plan.

Purchasers of Notes will have no control over Prosper and will not be able to influence Prosper corporate matters.

We did not offer any equity in our offering.  Lender members who purchase Notes offered through our platform will have no equity interest in Prosper and no ability to vote on or influence our corporate decisions.  As a result, our stockholders will continue to exercise 100% voting control over all of our corporate matters, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.

Neither the Notes nor the indenture restrict our ability to incur additional indebtedness.  Any additional debt we incur may increase our risk of bankruptcy, which could impair your ability to receive the principal and interest payments you expect to receive on your Notes.

If we incur additional debt after the Notes are issued, it may adversely affect our creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of Prosper.  As discussed above, the financial distress, insolvency or bankruptcy of Prosper could impair your ability to receive the principal and interest payments you expect to receive on your Notes.

Events beyond our control may damage our ability to maintain adequate records, maintain our platform or perform our servicing obligations.  If such events result in a system failure, your ability to receive principal and interest payments on the Notes would be substantially harmed.

If a catastrophic event resulted in our platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected.  Such events include, but are not limited to, fires, earthquakes, terrorist attacks, natural disasters, computer viruses and telecommunications failures.  We store back-up records in offsite facilities located in San Francisco, California and Las Vegas, Nevada.  If our electronic data storage and back-up data storage system are affected by such events, we cannot guarantee that you would be able to recoup your investment in the Notes.

Risks Relating to Compliance and Regulation

Our platform is a novel approach to borrowing that may fail to comply with borrower protection laws such as state lending laws, or federal and state consumer protection laws such as the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act and their state counterparts.  Borrowers may make counterclaims regarding the enforceability of their obligations after collection actions have commenced, or otherwise seek damages under these laws.  Compliance with such regimes is also costly and burdensome.

Our platform operates a novel program that must comply with regulatory regimes applicable to consumer credit transactions.  The novelty of our platform means compliance with various aspects of such laws is untested.  Certain state laws generally regulate interest rates and other charges and require certain disclosures, and also require licensing for certain activities.  In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the borrower loans.  Our platform is also subject to other federal and state laws, such as:

•the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms of their borrower loans;

•the Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination in the extension of credit on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act;

•the Federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower member’s credit history; and

•the Federal Fair Debt Collection Practices Act and similar state debt collection laws, which regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.

We may not always have been, and may not always be, in compliance with these laws.  Compliance with these requirements is also costly, time-consuming and limits our operational flexibility.  See “Government Regulation—Regulation of Consumer Protection Laws” for more information.

Noncompliance with laws and regulations may impair our ability to facilitate the origination of or service borrower loans.

Generally, failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal amount of or interest on the borrower loans on which the Notes are dependent for payment.  In addition, our non-compliance could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain our platform and may result in borrowers rescinding their borrower loans.

Where applicable, we seek to comply with state lending, servicing and similar statutes.  In all U.S. jurisdictions with licensing or other requirements we believe may be applicable to the platform, we have obtained any necessary licenses or comply with the relevant requirements.  Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions, which may have an adverse effect on our ability to continue to facilitate the origination of borrower loans through our platform, perform our servicing obligations or make our platform available to borrowers in particular states, which may impair your ability to receive the payments of principal and interest on your Notes that you expect to receive.  See “Government Regulation—Regulation of Consumer Protection Laws—State and Federal Laws and Regulations” for more information.

We rely on our agreement with WebBank to originate loans to qualified borrower members on a uniform basis throughout the United States.  If our relationship with WebBank were to end, we may need to rely on individual state lending licenses to originate borrower loans.

Borrower loan requests take the form of an application to WebBank, which currently makes all loans to our borrower members who request loans through our platform, and allows our platform to be available to borrowers on a uniform basis throughout the United States.  If our relationship with WebBank were to end or if WebBank were to cease operations, we may need to rely on individual state lending licenses to originate borrower loans.  Because we do not currently possess state lending licenses in every U.S. state, we may be required to discontinue lending or limit the rates of interest charged on borrower loans in some states.  We also may face increased costs and compliance burdens if our agreement with WebBank is terminated.

Several lawsuits have sought to recharacterize certain loan marketers and other originators as lenders.  If litigation on similar theories were successful against us, borrower loans originated through our platform could be subject to state consumer protection laws in a greater number of states.

Several lawsuits have brought under scrutiny the association between high-interest “payday loan” marketers and out-of-state banks.  These lawsuits assert that payday loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business.  Such litigation has sought to recharacterize the loan marketer as the lender for purposes of state consumer protection law restrictions.  Similar civil actions have been brought in the context of gift cards.  We believe that our activities are distinguishable from the activities involved in these cases.

Additional state consumer protection laws would be applicable to the borrower loans originated on our platform if we were recharacterized as a lender, and the borrower loans could be voidable or unenforceable.  In addition, we could be subject to claims by borrowers, as well as enforcement actions by regulators.  Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us.  To date, no actions have been taken or threatened against us on the theory that we have engaged in unauthorized lending.  However, such actions could have a material adverse effect on our business.

As Internet commerce develops, federal and state governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely.  Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to peer-to-peer lending.  The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our members in the form of increased fees.  In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet.  These taxes could discourage the use of the Internet as a means of consumer lending, which would adversely affect the viability of our platform.

Our legal compliance burdens and costs have significantly increased as a result of operating as a public company.  Our management is required to devote substantial time to compliance matters.

On July 10, 2009, we became an SEC reporting company and will incur significant legal, accounting and other expenses in the future that we did not incur previously.  Our management and other personnel devote a substantial amount of time to SEC reporting compliance requirements.  Moreover, these rules and regulations have increased our legal and financial compliance costs and have made some activities more time-consuming and costly.  For example, these rules and regulations have made it more expensive for us to obtain director and officer liability insurance coverage and more difficult for us to attract and retain qualified persons to serve as directors or executive officers.

If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected.

The Investment Company Act of 1940, or the “Investment Company Act,” contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities.  We believe we have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company.  If, however, we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.  If we were deemed to be an investment company, we may also attempt to seek exemptive relief from the SEC, which could impose significant costs and delays on our business.

If we are required to register under the Investment Advisers Act, our ability to conduct our business could be materially adversely affected.

The Investment Advisers Act of 1940, or the “Investment Advisers Act,” contains substantive legal requirements that regulate the manner in which “investment advisers” are permitted to conduct their business activities.  We believe that our business consists of providing a platform for peer-to-peer lending for which investment adviser registration and regulation do not apply under applicable federal or state law, and do not believe that we are required to register as an investment adviser with either the SEC or any of the various states. The SEC or a state securities regulator could reach a different conclusion, however.   Registration as an investment adviser could adversely affect our method of operation and revenues. For example, the Investment Advisers Act requires that an investment adviser act in a fiduciary capacity for its clients.  Among other things, this fiduciary obligation requires that an investment adviser manage a client’s portfolio in the best interests of the client, have a reasonable basis for its recommendations, fully disclose to its client any material conflicts of interest that may affect its conduct and seek best execution for transactions undertaken on behalf of its client.  It could be difficult for us to comply with this obligation without meaningful changes to our business operations, and there is no guarantee that we could do so successfully.  If we were ever deemed to be in non-compliance with applicable investment adviser regulations, we could be subject to various penalties, including administrative or judicial proceedings that might result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders or other adverse consequences.

Prosper’s administration of the automated bidding plan system could create additional liability for Prosper and such liability could be material

Our automated plan system allows lender members to create their own automated bidding plans.  By creating such a plan, a lender member can have bids placed automatically on her behalf on loan listings that meet loan criteria selected by her. In creating an automated bidding plan, the member can design these criteria herself, use a group of model criteria selected by Prosper, or customize one of those groups of model criteria as she sees fit.   Each automated bidding plan consists of a group of loan criteria, such as loan amount, minimum yield percentage, Prosper Rating, income and employment characteristics, group affiliations and debt-to-income ratio. This group of criteria is divided into sub-groups, each of which we refer to as a “slice”.  The specific loans on which the lender member bids through her automated bidding plan are determined by the criteria in each of her plan slices.  If a loan listing is posted that satisfies all of the criteria in any one of her plan slices, a bid will automatically be placed on the listing on her behalf.  Each automated plan expires on the earlier of thirty days after the plan was created or the first date on which all funds allocated to the plan by the lender member have been successfully bid. Since the relaunch of our platform in July 2009, approximately 44% of the bids made on our platform (measured in terms of dollar volume) have been made by members using automated plans as of June 30, 2010.

Since the Notes purchased through an automated plan are the same as Notes purchased manually, they present the same risks of non-payment as all Notes that may be purchased on Prosper’s website.  For example, there is a risk that a loan identified through an automated plan may become delinquent or default, and the estimated return and estimated loss for that loan individually, or the estimated loss or return for the plan as a whole, may not accurately reflect the actual return or loss on such loan.  If this were to occur, a lender who purchases a Note through an automated plan could pursue a claim against Prosper in connection with its representations regarding the performance of the loans bid upon through the plan.  An investor could pursue such a claim under various antifraud theories under federal and state securities law.  To date, no actions have been taken or threatened against us on this theory.  However, such actions could have a material adverse effect on our business.

 USE OF PROCEEDS

We will use the proceeds of each series of Notes to facilitate the funding of a borrower loan through our platform designated by the lender members purchasing such series of Notes.  We will use the proceeds of each series of Notes to purchase the corresponding borrower loan.  Proceeds of the sale of Notes are paid to WebBank for the purchase of these borrower loans by Prosper from WebBank.  See “About the Platform” for more information.

PLAN OF DISTRIBUTION

We will offer the Notes to our lender members at 100% of their principal amount.  The Notes will be offered only by Prosper through the Prosper website, and there will be no underwriters or underwriting discounts.  See “About the Platform” for more information.

FINANCIAL SUITABILITY REQUIREMENTS

The Notes are highly risky and speculative.  Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.  Our platform currently allows lender members to bid as little as $25 and as much as the full amount of any particular listing, up to an aggregate amount of $5,000,000 for individuals and $50,000,000 for institutions.  To purchase Notes, lender members located in Idaho, New Hampshire, Oregon, Virginia and Washington must satisfy minimum financial suitability standards and maximum investment limits. Specifically, lender members must either:

•have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or

•have a net worth (determined with the same exclusions) of at least $250,000.

In addition, no lender member located in these states may purchase Notes in an amount in excess of 10% of the lender member’s net worth, determined exclusive of home, home furnishings and automobile.

Lender members that are residents of California must also meet certain suitability requirements.  For individual lender members who are California residents who have purchased $2,500 or less of Notes in the past 12 months, the lender member’s investment must not exceed 10 percent of his or her net worth.  To purchase more than $2,500 of Notes, a California lender member’s investment must not exceed 10 percent of his or her net worth, and either: (1) the lender member (a) must have a minimum net worth of at least $75,000, (b) must have had minimum gross income of $75,000 during the last tax year, and (c) must expect to have (based on a good faith estimate) minimum gross income of $75,000 during the current tax year; or (2) the lender member must have a minimum net worth, exclusive of homes, home furnishings and automobiles, of $200,000. Assets included in the computation of net worth shall be valued at not more than fair market value. For the purpose of this net worth requirement, both a husband and wife may be counted as a single individual.

We have registered the offer and sale of our Notes in 27 states, and are still seeking to register the offer and sale of our Notes in the remaining 23 states as well as the District of Columbia.  As part of this process, we expect that states in addition to those referenced above, will impose minimum financial suitability standards and maximum investment limits for lender members who reside in their states.  Should this occur we will set forth these requirements in a supplement to this prospectus.  Under the lender registration agreement, lender members are required to represent and warrant that they satisfy the applicable minimum financial suitability standards and maximum investment limits of the state in which they reside.  Lender members who fail to satisfy any such requirements will not be permitted to purchase Notes.

ABOUT THE PLATFORM

Overview

Our platform enables our borrower members to borrow money and our lender members to purchase Notes issued by Prosper, the proceeds of which facilitate the funding of specific loans made to borrowers.  Our platform also allows for the formation of community groups and allows our borrower members to participate on our platform as a member of a group.  Prosper borrower members do not need to join a group in order to request borrower loans on our platform.

Online peer-to-peer lending is a new approach to consumer finance.  Peer-to-peer lending uses an Internet-based network to connect borrower and lender members.  Our platform generally provides transactional services for the online network, including screening borrowers for borrowing eligibility and facilitating payments.  Our platform allows borrower members and lender members to connect with each other using a combination of financial and social criteria.  Online peer-to-peer lending also entails significantly lower operating costs compared to traditional banking and commercial finance institutions because there are no physical branches and related infrastructure.

As an early participant in the development of online peer-to-peer lending, Prosper views consumer finance delivered through an online peer-to-peer platform as an important new market opportunity, as well as a method of providing much needed transparency and liquidity in the consumer lending market.  Key drivers of peer-to-peer lending include the following:

•the possibility of lower interest rates for borrower members;

•the possibility of attractive interest rates and yield percentages for lender members;

•the possibility for lender members and borrower members to help each other by participating in our platform to their mutual benefit;

•tightening consumer credit markets, particularly among traditional banking institutions; and

•growing acceptance of the Internet as an efficient and convenient forum for consumer transactions.

How the Platform Operates

Our platform is an online marketplace that permits our lender members to bid on listings and purchase promissory notes from Prosper, or “Notes,” that are dependent for payment on payments we receive on the corresponding borrower loans described in the listing.  All listings on our platform are posted by individual consumer members of Prosper requesting individual consumer loans, which we refer to as “borrower listings” or “listings” and “borrower loans,” respectively.  We refer to the persons obligated to make payments under the borrower loans as “borrowers” or “borrower members.”

Our platform operates online only and is available to Prosper borrower members in all states except Iowa, Maine and North Dakota.  Prosper is available to lender members in the following states and jurisdictions: Alaska, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Louisiana, Maine, Minnesota, Missouri, Mississippi, Montana, Nevada, New Hampshire, New York, Oregon, Rhode Island, South Carolina, South Dakota, Utah, Virginia, Washington, Washington, D.C., Wisconsin and Wyoming, subject to state suitability requirements.   Our registration, processing and payment systems are automated and electronic.  We have no physical branches, no deposit-taking and interest payment activities and extremely limited loan underwriting activities.  Our website provides detailed information about our platform, including detailed fee information, the full text of our member legal agreements, help pages and white papers.  In addition to the customer support materials available on our website, we make additional customer support available to members by email and phone.  Our customer support team is currently located at our headquarters in San Francisco, California.

We attract lender members and borrowers to our website, www.prosper.com, through a variety of sources.  We drive traffic through referrals from other parties (which include online communities, social networks and marketers), through search engine results and through online and offline advertising.  We are not dependent on any one source of traffic to our website.  As of June 30, 2010, our website was receiving an average of approximately 126,642 unique visitors per month.

We generate revenue by charging lender members ongoing servicing fees on the Notes they have purchased, and from transaction fees paid by borrower members on borrower loans.  Through the first six months of 2010 we originated $12,314,876 of loans. Because we collect small fees and other revenue from thousands of borrowers, no single borrower has accounted for more than 1.0% of our revenue during the six month period ended June 30, 2010.

Platform Participants, Registration Requirements and Minimum Credit Criteria

All platform participants must register with Prosper and agree to our platform rules and terms of use, including consent to receipt of disclosures electronically.  At the time of registration, individuals or authorized institutional agents must provide their name, address and an email address.  After responding to an email verification, registrants must agree to the terms and conditions (including the applicable registration agreement) for the specific role for which they are registering.

Borrower Members

A borrower member may be any natural person at least 18 years of age who is a U.S. resident in a state where loans through the platform are available, with a bank account and a social security number.  After passing Prosper’s anti-fraud and identity verification process, borrower members can request unsecured borrower loans at interest rates which are set by Prosper.  We allow borrower members to post listings on our platform regardless of their income, although we reserve the right to restrict access to our platform by setting minimum credit or other guidelines for borrower members.

When a borrower member requests a borrower loan, we first evaluate whether the borrower meets the underwriting criteria we have established with our origination partner, WebBank.  WebBank makes loans to borrower members and then sells and assigns the promissory notes evidencing those loans to us.  The underwriting criteria apply for all borrower loans originated through our platform and may not be changed without WebBank’s consent.  The underwriting criteria require that borrowers have a minimum credit score of a specified threshold amount (currently 640, except that the minimum is 600 for borrower members who (1) previously obtained a borrower loan and paid off the loan in full, or (2) are seeking a second loan and are otherwise eligible for a second loan), and no prior charge-offs on borrower loans originated through our platform. In connection with our identity and anti-fraud verification of borrower members, we verify the deposit account into which the loan proceeds will be deposited, to determine that the borrower member is a holder of record of the account.  Even if a listing receives bids that equal or exceed the minimum amount required to fund, Prosper will cancel the listing without funding the requested borrower loan if we are unable to verify the borrower member’s account.  While we attempt to authenticate each platform participant’s identity, our fraud checks could fail to detect identity theft, fraud and inaccuracies.  See “Risk Factors—Risks Related to Borrower Default” for more information.

Borrower members may have up to two borrower loans outstanding at any one time, provided that the aggregate outstanding principal balance of both borrower loans does not exceed the then-current maximum allowable loan amount for borrower loans (currently $25,000).  Currently, to be eligible to obtain a second borrower loan while an existing loan is outstanding:

•Borrower members must be current on their existing borrower loan, and must not have been more than fifteen days past due in making their most recent monthly borrower loan payments for a specified number of months (between six and twelve, depending on the borrower’s credit score range at time the existing loan was obtained);

•Borrower members may not post a listing for a second borrower loan within six to twelve months (depending on the borrower’s credit score range at time the existing loan was obtained) following the date of origination of their existing borrower loan; and

•the borrower member’s credit score must be 600 or more, and must not have dropped more than a specified number of points (currently twenty to forty points, depending on the borrower’s credit score range at time the existing loan was obtained) below the borrower member’s credit score at the time its existing borrower loan was obtained.

Our underwriting requirements for borrower loans, including eligibility requirements for second loans, are subject to change from time to time.

Lender Members

Our lender members are individuals and institutions that have the opportunity to buy our Notes.  Lender members must register on our website.  During lender registration, potential lender members must agree to a credit profile authorization statement for identification purposes, a tax withholding statement and the terms and conditions of our website.  Lender members must also enter into a lender registration agreement with us, which agreement governs all sales of our Notes to lender members.  Lender members are not required to give credit information to the same extent as borrower members.  An individual lender member must be a natural person at least 18 years of age and a U.S. resident, must provide his or her social security number and may provide his or her state driver’s license or state identification card number.  Institutions must provide their taxpayer identification numbers to us.  At the time a lender member registers with Prosper, the lender member must agree to the rules, limitations, processes and procedures established by Prosper for originating, servicing and collecting borrower loans, and for purchasing Notes from Prosper through our platform.  In addition, the lender member must satisfy any minimum financial suitability standards and maximum investment limits established for the platform or the Note Trader platform, as then in effect, by the state in which the lender member resides.  Prior to bidding on a listing, lender members must transfer funds to an account maintained on our platform, which we refer to as a “funding account.” The funding account holds all funds supporting a lender member’s bids and all Note payments payable to the lender member are deposited in the funding account.

Groups and Group Leaders

Borrower and lender members may choose to belong to certain groups of people with common interests.  Groups can be any formal or informal collection of people with common interests, including social, cultural, ethnic, professional, education-based, geographical, athletic, religious or any other official or unofficial affiliation.  Groups may consist of borrowers, lender members or registered Prosper users who have not taken a role, or any combination of the above.  Groups give borrowers an additional incentive—the borrower’s reputation within the group—to meet their obligation to repay a borrower loan.

Groups are headed by group leaders who display their groups on the Prosper website and may invite prospective borrowers to our platform.  Group leaders are individuals who serve as the head of a group.  An individual must be registered as a borrower member or a lender member on our platform in order to register as a group leader.  Group leaders are able to condition membership on personal facts and characteristics that may not be available to other members generally.  Group leaders also have the ability, if they so choose, to review and approve their group members’ listings before they are posted on our platform for bidding.  Group leaders may only act as a leader of one group and do not guarantee payments on any borrower loan or Note.

Borrower members who are not already members of a group may request membership in a group in order to be eligible to post listings on our platform as part of a group.  Borrower members’ group membership requests are forwarded by Prosper to the applicable group leader, who determines and communicates whether the borrower has been accepted into the group.  A borrower member may only belong to one group at a time.  Once accepted into a group, borrowers are eligible to post listings on our platform as part of the group.  Borrower listings identify the group, if any, to which the borrower belongs.  We believe that a borrower’s identification with a group may attract bids from lender members with similar interests, resulting a greater likelihood of loan funding.  In addition, we could take group affiliation into account in setting interest rates for borrower listings. See “About the Platform —Setting Interest Rates” for more information.

WebBank

WebBank is an FDIC-insured, Utah-chartered industrial bank and direct lender that makes loans to borrower members and sells and assigns the promissory notes evidencing borrower loans to Prosper.

Borrower Financial Information Is Generally Not Verified by Prosper

We reserve the right in our member agreements to verify the accuracy of all statements and information provided by Prosper borrower members, lender members and group leaders in connection with listings, bids and borrower loans.  We may conduct our review at any time—before, during or after the posting of a listing, or before or after the funding of a borrower loan.  If we are unable to verify material information with respect to a Prosper borrower member, listing or bid, we may cancel or refuse to post a listing, or cancel any or all bids against a listing.  We may also delay funding of a borrower loan in order to enable us to verify the accuracy of information provided by a Prosper borrower member, a lender member or a group leader in connection with the listing or bids, and to determine whether there are any irregularities with respect to the listing or bids.  We may also cancel the funding of a borrower loan, even if the listing garners a sufficient amount of purchase commitments for Notes to otherwise support the funding of the loan, if material misstatements or inaccuracies are found in the listing or in other information provided by the borrower member.

Creating Borrower Listings

In most instances, we do not verify the income, employment and occupation or any other information provided by borrower members in listings.  Lender members should not rely on unverified information provided by Prosper borrower members.  The borrower member’s income, employment and occupation is self-reported, and we derive the borrower member’s debt-to-income ratio, or “DTI,” from a combination of the borrower member’s self-reported income and information from the borrower member’s credit report.  The credit data that appears in listings is taken directly from a credit report obtained on the borrower member from a consumer reporting agency, without any review or verification by Prosper.  We do not verify any statements by borrower members as to how borrower loan proceeds are to be used and we do not confirm that the loan proceeds were used in the intended manner after funding.  Although Prosper borrower members may provide proof of homeownership to establish homeownership status, in most instances homeownership status is derived from the borrower member’s credit report.  We do not verify this information, however.  For example, if the credit report reflects an active mortgage loan, the borrower member is presumed to be a homeowner.  Similarly, the information in the borrower’s answers to questions posted by lenders, the information in any recommendations from the borrower’s Prosper friends, and statements by the borrower concerning why the loan is being requested, and of the borrower’s financial situation, are displayed in the listing without having been verified by Prosper.

If the borrower members fail to provide satisfactory information in response to an income or employment verification inquiry, we may request additional information from the borrower member or cancel the borrower member’s listing or refuse to proceed with the funding of the borrower loan.  In addition, where we choose to verify the income, employment and occupation or other information provided by Prosper borrower members in listings, the verification is normally done after the listing has been already been created and bidding is substantially completed.  In such cases, the results of Prosper’s verification are not reflected in the listings themselves.  When a listing fails verification, Prosper cancels the listing with the appropriate reason code.  This automatically triggers a notice to the borrower and the winning lender member bidders that the listing was cancelled, and an adverse action message is sent to the borrower (indicating the reasons for cancellation). The Lender member’s funds for the cancelled listing are then made immediately available for further bidding within the lender member’s Prosper account.

We conduct income and employment verification entirely at our discretion as an additional credit and fraud screening mechanism, which may be useful in certain circumstances in screening our platform against exaggerated income and employment representations from Prosper borrower members.  Lender members, however, should not rely on a Prosper borrower member’s stated employment or income or on our ability to perform income and employment verifications.  We cannot assure lender members that we will continue performing income and employment verifications.  We determine whether to verify a Prosper borrower member’s income and employment information primarily based on our analysis of the following factors using a propriety algorithm and matrix:

•Prosper Rating;

•loan amount;

•stated income; and

•debt-to-income ratio.

Between July 14, 2009 and June 30, 2010 (based on start time of the bidding period), we verified employment and/or income on approximately 38% of borrower listings that had bids totaling 70% or more of the requested loan amount (2,491 out of 6,625).  However, these listings represented more than 65% of the aggregate dollar amount of loan requests ($20,179,581 out of $30,820,186).  In looking at the verifications by Prosper rating:

•	AA, A and B Prosper ratings – 49% of the listings (1,426 out of 2,887) and 75% of the requested dollars ($12,522,707 out of $16,650,756) received employment and/or income verification.

•	C and D Prosper ratings – 32% of the listings (811 out of 2,508) and 60% of the requested dollars ($6,244,739 out of $10,386,502) went through verification.

•	E and HR Prosper ratings – 21% of the listings (254 of 1,230) and 37% of the requested dollars ($1,412,135 out of $3,782,928) went through verification.

When we perform these verifications, we contact the borrower member and/or their stated employer to request additional information.  Of the borrower members undergoing verification during this period:

•	Approximately 70% of the listings (1,742 out of 2,491) and 67% of the requested dollars ($13,592,260 out of $20,179,581) provided us with satisfactory responses and received a borrower loan;

•
Approximately 17% of listings (418 out of 2,491) and 19% of requested dollars ($3,737,349 out of $20,179,581) withdrew their listings, or failed to receive bids totaling the amount of their request loans.

•	Approximately 9% of listings (218 out of 2,491) and 9% of requested dollars ($1,867,075 out of $20,179,581) provided responses that were deemed unsatisfactory and their listings were cancelled.

•	Approximately 4% of listings (113 out of 2,491) and 5% of requested dollars ($982,897 out of $20,579,581) failed to supply the requested information and their listings were cancelled.

Finally, it should be noted that, of the 4,134 listings and $10,640,605 of requested dollars that did not undergo income/employment verification, 459  listings (11.1%) and $1,096,545 in requested dollars (10.3%) did not provide satisfactory responses, or did not respond, to information requests regarding identity, address or bank account ownership verification and their listings were cancelled.

We expect that the percentage of listings for which we conduct income and employment verifications, and the percentage of Prosper borrower members who ultimately have their income and employment verified, will decline as our volumes increase.  See “Risk Factors—Risks Related to Borrower Default—Information supplied by borrowers may be inaccurate or intentionally false” and “—Your recourse will be extremely limited in the event that borrower information is inaccurate for any reason” for more information.

Prosper’s Note Repurchase and Indemnification Obligations

Under the lender registration agreement, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower’s identity, Prosper will repurchase the Note and credit the lender members’ account with the remaining unpaid principal balance of the Note.  The determination of whether verifiable identity theft has occurred is in our sole discretion.  We generally recognize the occurrence of identity fraud upon receipt of a police report regarding the identity fraud.  This remedy for identity fraud only provides an assurance that our borrower identity verification is accurate; in no way is it a guarantee of a borrower’s self-reported information (beyond the borrower’s identity) or a borrower’s creditworthiness.  We expect the incidence of identity fraud on our platform to be low because of our identity verification process. As of June 30, 2010, we had experienced 23 cases of confirmed identity fraud affecting 36 loans since our inception.  In these cases, we received a police report and identity theft affidavit from the victim of the identity fraud, evidencing that identity fraud had occurred.

Prosper has the exclusive right to investigate claims of identity theft and determine, in its sole discretion, whether verifiable identity theft has occurred.  As Prosper is the sole entity with the ability to investigate and determine verifiable identity theft, which triggers its repurchase obligation, a conflict of interest exists as the denial of a claim under Prosper’s identity theft guarantee would save Prosper from its repurchase obligation. There are, however, three factors that mitigate the risk of this conflict.  Without the protection offered by this guarantee, fewer potential lenders will have the confidence to participate on the site, limiting Prosper’s growth and long term profitability.  In addition, Prosper’s relationship with WebBank includes a requirement – and accompanying audit function – to insure that claims of identity theft are thoroughly investigated and accurately reported.  Finally, California statutes include severe penalties owed to the victim of identity theft if it is shown that a claim of identity theft was not adequately investigated or frivolously dismissed.

In the event we breach any of our other representations and warranties in the lender registration agreement pertaining to the Notes, and such breach materially and adversely affects a series of Notes, we will either indemnify the lender members, repurchase the series of Notes or cure the breach.  The limited circumstances where this may occur include the failure of the corresponding borrower loan to comply at origination in material respects with applicable federal and state law or if the listing describing the Note contains a Prosper score different from the score calculated by Prosper for that listing, or Prosper incorrectly applied its formula to determine the Prosper score, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the listing.  Prosper is not, however, under any obligation to cure, indemnify or repurchase a series of Notes because of the Prosper score or Prosper Rating for any other reason.  In addition, Prosper is not obligated to repurchase a Note or indemnify the lender member that purchased the Note if the lender member’s investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with the listing for the underlying borrower loan, or due to false or inaccurate statements or omissions of fact in the borrower’s listing, whether in credit data, borrower’s representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the borrower loan. If Prosper repurchases a Note, only the outstanding principal balance will be returned to the lender member.

Prosper Rating Assigned to Listings

Each listing will be assigned a Prosper Rating. The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range for the listing. This rating system allows Prosper to maintain consistency when assigning a rating to a listing. There are currently seven Prosper Ratings, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates. We intend to regularly update the loss rates associated with the Prosper Ratings to reflect the ongoing actual performance of historical borrower loans.  The updates will occur at least annually and may be as frequently as quarterly.

The current Prosper Ratings and the estimated loss ranges associated with them are as follows:

Prosper Rating	Est. Avg. Annual Loss Rate
AA	0.00% - 1.99%
A	2.00% - 3.99%
B	4.00% - 5.99%
C	6.00% - 8.99%
D	9.00% - 11.99%
E	12.00% - 14.99%
HR	>=15.00%

The loss rate is based on the historical performance of Prosper borrower loans with similar characteristics and is primarily determined by two scores: (1) a custom Prosper score, discussed below, and (2) a credit score obtained from a credit reporting agency (currently, the Scorex PLUS score from Experian). The use of these two scores will determine an estimated base loss rate for each listing. Adjustments can then be made to the base loss rate based on variables like the presence of a previous Prosper loan.  Any adjustments are added to the base loss rate to get the final loss rate, which then determines the Prosper Rating.

The following table illustrates how the base loss rate is determined. Each of the two scores is divided into multiple segments and each cell indicates an estimated loss rate based on the intersection of the two scores. The score ranges were chosen based on loss rate differentiation.  These ranges as well as the loss rates will be updated at least annually, but no more frequently than quarterly, based on the performance history of the borrower loans. Estimated net loss rates for the cells in the chart below are based on performance of historical Prosper borrower loans as of July 11, 2010 that fall into given cells; cells are combined due to small volumes or similar behavior, or both.  For example, a borrower listing with a Prosper score of 9 and a credit agency score of 715 has an estimated base loss rate of 5.95%, as shown below.

		Experian Scorex Plus Score
		600-619	620-639	640-649	650-664	665-689	690-701	702-723	724-747	748-777	777 +
Prosper Score	Probability Bad	1	2	3	4	5	6	7	8	9	10
1	> 24.84%	36.60%	36.60%	36.60%	36.60%	36.60%	36.60%	36.60%	36.60%	36.60%	36.60%
2	20.33 < x <=24.84%	24.00%	24.00%	24.00%	24.00%	24.00%	24.00%	24.00%	24.00%	24.00%	24.00%
3	17.05 < x <= 20.33%	24.00%	24.00%	24.00%	24.00%	24.00%	24.00%	24.00%	24.00%	24.00%	18.30%
4	14.42 < x <= 17.05%	24.00%	18.30%	18.30%	18.30%	18.30%	18.30%	18.30%	18.30%	18.30%	18.30%
5	12.00 < x <= 14.42%	18.30%	18.30%	18.30%	18.30%	14.20%	14.20%	14.20%	10.80%	10.80%	10.80%
6	10.00 < x <= 12.00%	18.30%	18.30%	18.30%	14.20%	14.20%	14.20%	10.80%	10.80%	10.80%	8.70%
7	8.17 < x <= 10.00%	10.80%	10.80%	10.80%	10.80%	10.80%	10.80%	10.80%	10.80%	10.80%	8.70%
8	5.98 < x <= 8.17%	10.80%	10.80%	10.80%	10.80%	10.80%	10.80%	10.80%	5.95%	5.95%	5.95%
9	4.50 < x <= 5.98%	10.80%	10.80%	10.80%	10.80%	10.80%	5.95%	5.95%	3.50%	3.50%	3.50%
10	0.00 < x <= 4.50%	10.80%	10.80%	10.80%	10.80%	10.80%	5.95%	5.95%	1.55%	1.55%	1.55%

Adjustments can be made to the base loss rate that will increase or decrease the loss rate.  The adjustments are additive and are used to determine the final loss rate.  The final loss rate then determines the Prosper Rating.  Adjustments are currently made for the presence of a previous Prosper loan (i.e. the borrower has already taken out at least one Prosper loan).  The value of the adjustments are based on historical Prosper data, where available, and observed industry performance.  Adjustment values will be updated at least annually as more historical data is obtained and more adjustment variables may be added over time.  Current adjustment variables and their values are:

	Previous Prosper Loan
Base Loss Rate	Yes	No
0.00 – 1.99%	-0.25%	-
2.00 – 3.99%	-0.25%	-
4.00 – 5.99%	-1.00%	-
6.00 – 8.99%	-1.00%	-
9.00 – 11.99%	-1.00%	-
12.00 – 14.99%	-	-
15.00+%	-	-

Here is an example of how the final loss rate and Prosper Rating for a loan listing would be calculated:
- Borrower credit bureau score = 715 and Prosper score = 9
- Borrower has a previous Prosper loan

Base Loss Rate:	5.95%
Adjustments:
- Previous Loan:	-1.0%
Final Loss Rate:	4.95%
Prosper Rating:	B

Maximum Loan Amount

An individual’s maximum loan amount is determined by the borrower’s credit bureau score and Prosper score.  The table below shows the maximum loan amount for each segment:

	Experian Scorex Plus Score
Prosper Score	600-619	620-639	640-649	650-664	665-689	690-701	702-723	724-747	748-777	777	+
1	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500
2	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500
3	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500
4	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500
5	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500
6	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$15,000
7	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$15,000
8	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500	$15,000	$15,000	$15,000
9	$7,500	$7,500	$7,500	$7,500	$7,500	$15,000	$15,000	$15,000	$15,000	$15,000
10	$7,500	$7,500	$7,500	$7,500	$7,500	$15,000	$15,000	$25,000	$25,000	$25,000

Determining Estimated Loss Rates

To calculate the estimated loss rates over the life of the loan, a loan model was developed to simulate the future performance of loans based on past performance data.

Average Balance. To calculate the average balance for each period, we used the amount of loan principal on loans that are still open and have not been charged-off or paid off. As loan payments are made, the principal balance of each loan declines over time. It is assumed that borrowers that are making scheduled payments on these loans do so according to their amortization schedule.

When the loan is paid off early, it is no longer included in the outstanding balance for subsequent periods. Historical payoff rates were used to project the monthly payoffs and these rates were assumed to remain constant throughout the life of the loans. Similarly, once a loan has been charged-off, the principal associated with this loan is considered a credit loss and is no longer included in the outstanding periodic balance.

Delinquent and Charged-Off Loans.  To estimate the number of current and delinquent accounts on a monthly basis, we applied roll rates to each group of given loans. We first calculated the historical roll rates of accounts in particular cells and then applied the historical rate to the given loans. A roll rate measures the percent of loans within a particular payment status that "roll" to the next late payment status if the loan is not paid. For example, a current account that is not paid "rolls" to a new payment status defined as 1 to 30 days past due. Similarly, an account that is already 1 to 30 days past due and does not make the next payment then "rolls" to a status of 31 to 60 days past due. An account is considered to be a loss, or charged-off, when it reaches 121+ days past due. The average historical roll rates were assumed to be constant for the life of the loan term.

Loss Rates.  The estimated monthly dollar charge-offs are calculated by multiplying the estimated number of accounts that reach 121+ days past due in that month by the average balance of loans in that month.

Collection expenses and recovery payments are applied to gross losses to calculate net losses. When an account becomes more than 30 days past due, it is referred to a collection agency. Collection agencies are compensated by keeping a portion of the payments they collect based on a predetermined schedule. Payments collected by the collection agency reduce the amount of principal that is repaid to lenders. This expense is added to losses in the month the payment is made.

In addition, once an account has been charged-off, any subsequent payments received or proceeds from the sale of the loan in a debt sale are considered recoveries and reduce the amount of principal lost. Recovery assumptions are based on historical recoveries through November 2009 on accounts that were 121+ days past due in 2008. The recovery rate assumptions were:

•	Prosper Rating AA-D = 6.0% annual recovery rate

•	Prosper Rating E-HR = 2.0% annual recovery rate

To calculate the estimated average annualized net loss rate:

1.      Calculate monthly net loss rate = (Net principal charge-offs in month X) / (Outstanding principal balance in month X)

2.      Calculate average annualized net loss rate:

•	monthly net loss rate x 12

•	balance-weighted average of the monthly rates over the life of the loan

For each group of loans, the average loan amount for charged-off accounts was compared to that for total loans; if there was a significant difference, the ratio of average charged-off loan amount to average total loan amount was applied to the expected loss rate to account for this differential.  Estimated loss rates determine the Prosper Rating.

Prosper Score

The Prosper score predicts the probability of a borrower loan going “bad,” where “bad” is the probability of going more than 60 days past due. The output of the model to Prosper users is a Prosper score which ranges from 1 to 10, with 10 being the best or lowest risk score and 1 being the worst or highest risk score. To create the Prosper score, Prosper developed a custom risk model using historical Prosper data. The Prosper score was built specifically on the Prosper borrower population, so it incorporates behavior that is unique and inherent to this population. In contrast, the credit score obtained from a credit reporting agency is based on a much broader population, of which Prosper borrowers are just a small subset. As such, the credit reporting agency score should, and does, rank default risk on the Prosper population, but Prosper does not believe it is as discriminating as the Prosper score.  Prosper uses both the Prosper score and the credit reporting agency score together to assess the level of risk associated with a listing and determine estimated loss rates reflected by the Prosper Rating.

Loans booked from April 2007 through October 2008 were used to build the discrete additive scorecard model, with the performance measured for the following fifteen months. The scorecard was verified and results validated on an independent sample of loans booked during the same time period, with the performance measured for the following fifteen months.  Potential variables available at the time of listing, including those from the credit report and listing details provided by the borrower, were analyzed for potential inclusion in the final scorecard.  Transformations to refine the variables were performed on variables during the development process. Variables were dropped or kept in the final scorecard based on their contribution and stability over time. Many scorecard iterations were completed and analyzed in order to determine the final scorecard.

The score is calculated by adding weights assigned to ranges of categorical variables for the predictors included in the scorecard.  The variables in the scorecard primarily include:

- Total Inquiries
- Inquiries last 6 months
- Total Trades
- Trades opened <= 6 months
- Trades Never Delinquent or Derogatory
- Trades with Delinquent Balance
- Available Credit on Open Bankcards
- Debt-to-Income Ratio
- Bankcard Utilization

The raw score represents a rank order of the likelihood (a log-likelihood function) of a Prosper borrower loan with similar characteristics becoming more than 60 days past due.  This score is then transformed by mapping it into a probability of bad.  The higher the probability of bad the more likely the loan is to become more than 60 days past due, based on observed Prosper borrower loan repayment history.  The probability of bad is then mapped to a Prosper score, which is displayed on each borrower listing.  The Prosper score ranges from 1 to 10, with 10 being the best, or lowest risk value.  The probability of bad ranges for the Prosper score are as follows, and are also shown in the table in the “Prosper Rating Assigned to Listings” section above.  These ranges will change over time as more historical performance is observed.

Probability Bad	Prosper Score
> 24.84%	1
20.33 < x <=24.84%	2
17.05 < x <= 20.33%	3
14.42 < x <= 17.05%	4
12.00 < x <= 14.42%	5
10.00 < x <= 12.00%	6
8.17 < x <= 10.00%	7
5.98 < x <= 8.17%	8
4.50 < x <= 5.98%	9
0.00 < x <= 4.50%	10

For example, a probability of bad of 3.29 equates to a Prosper score of 10; a probability of bad of 12.00 equates to a Prosper score of 6; and a probability of bad of 37.54 equates to a Prosper score of 1.

The following table shows the historical performance of the loan samples used to build and validate the Prosper score, loans booked from April 2007 through October 2008.  The cumulative average annualized dollar loss rate is shown by loan age and Prosper Rating as of June 30, 2010.

Cumulative Average Annual Loss % for Loans Originated April 2007 to October 2008
as of June 30, 2010

	Prosper Rating
Age in Months:	AA	A	B	C	D	E	HR
1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
3	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
4	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
5	0.00%	0.64%	0.53%	0.49%	0.75%	0.52%	1.95%
6	0.00%	0.55%	1.61%	1.80%	1.08%	2.57%	5.05%
7	0.00%	1.42%	2.04%	1.59%	1.38%	4.48%	7.97%
8	0.00%	1.28%	2.28%	1.98%	2.72%	5.49%	11.27%
9	0.00%	1.28%	2.32%	1.80%	3.46%	7.70%	14.57%
10	0.66%	1.18%	3.07%	2.59%	4.94%	8.74%	16.55%
11	0.62%	1.25%	3.14%	2.69%	6.17%	9.41%	18.40%
12	0.58%	1.87%	4.02%	3.07%	7.10%	9.56%	20.39%
13	0.79%	2.04%	4.68%	3.71%	7.81%	10.55%	21.50%
14	0.75%	1.95%	4.65%	4.58%	8.01%	11.78%	22.76%
15	0.72%	1.87%	4.65%	5.42%	8.65%	12.04%	23.73%
16	1.37%	1.94%	5.02%	5.27%	9.41%	12.25%	24.40%
17	1.33%	2.19%	5.18%	5.41%	9.75%	13.17%	25.49%
18	1.41%	2.58%	5.67%	6.75%	10.44%	13.73%	25.83%
19	1.37%	2.84%	5.96%	7.16%	10.89%	13.78%	26.27%
20	1.34%	2.78%	6.24%	7.43%	11.24%	14.56%	26.80%
21	1.32%	3.51%	6.22%	8.45%	11.37%	14.63%	27.34%
22	1.57%	3.46%	6.32%	9.26%	11.46%	14.79%	27.52%

Note: The data above makes no adjustments for maximum loan amount, which is expected to decrease loss rates or previous Prosper loans and product term.

Credit Score Range

In addition to the Prosper Rating, each borrower listing will also show the borrower’s numerical credit score range. The numerical credit score range is determined based on the credit score provided to Prosper by a consumer reporting agency, which is the same credit score used to determine the Prosper Rating.

Borrower listings will indicate the credit score range at the time of the listing. Listings on the Note Trader platform will show the score range at the time of listing, if a score is available. The numerical credit score is not displayed or disclosed to anyone (including the borrower).

When a borrower initiates the process of posting a borrower listing on our platform, we check to see if we have a credit score on that person. If we have a credit score on file and it is not more than thirty days old and it meets the minimum threshold (currently 640, except that the minimum is 600 for borrower members who (i) had previously obtained a Prosper loan and paid off the loan in full, or (ii) are seeking a second loan and are otherwise eligible for a second loan), the borrower may post the listing. If the credit report we have on file for such borrower is more than 30 days old, we initiate an inquiry to retrieve a credit report and credit score on the borrower to determine whether the borrower’s credit score meets the minimum threshold for posting a listing and to enable us to compute the Prosper Rating when the borrower creates the listing.

Posted Borrower Loan Listings

Once a loan listing is completed by the borrower, the listing is posted on our website and then becomes available for bidding by lender members. A borrower listing is a request by a Prosper borrower member for a borrower loan in a specified amount.

When creating a listing, the borrower member may opt for partial funding. Partial funding means the member’s loan does not have to receive bids for 100% of the amount requested to fund, but can be funded if it receives bids for 70% or more of the amount requested.  Each listing will indicate whether the borrower has elected partial funding and, if so, the minimum amount of bids required for the loan to fund. We may change the percentage threshold for partial funding, which is currently set at 70%, from time to time.  Any such change will be disclosed on our website, and will only affect listings created after we have implemented such change.

Borrower loans are unsecured obligations of individual borrower members with an interest rate determined by Prosper and with a specified loan term, currently set at one, three or five years, but which Prosper may in the future extend to between three months to seven years. Prosper borrower members may currently request loans within specified minimum and maximum principal amounts (currently, between $1,000 and $25,000), which are subject to change from time to time. Borrower loans may be repaid at any time by Prosper borrower members without prepayment penalty. A borrower loan will be made to a borrower member only if the borrower’s listing has received bids equal to or exceeding the minimum amount required for the loan to fund.

In addition to the Prosper borrower’s requested loan amount, Lender members are able to view:

•the interest rate, annual percentage rate and monthly payment amount on the requested borrower loan;

•the servicing fee lenders must pay to Prosper;

•the lender yield percentage (net of the servicing fee);

•the borrower’s Prosper Rating and estimated loss rate;

•the borrower’s Prosper score, calculated by Prosper, and numerical credit score range provided to Prosper by a credit reporting agency;

•the minimum amount required for the loan to fund and whether the borrower has opted for partial funding;

•the number of accounts on which the borrower is currently late on a payment, including unpaid derogatory accounts;

•the total past-due amount the borrower owes on all delinquent and derogatory accounts;

•the number of 90+ days past due delinquencies on the borrower’s credit report;

•the number of public records (e.g., bankruptcies, liens, and judgments) on the borrower’s credit report over the last 12 months, and over the last 10 years;

•the number of inquiries made by creditors to the borrower’s credit report in the last six months;

•the month and year the borrower’s oldest recorded credit line (e.g., revolving, installment, or mortgage credit) was opened;

•the total number of credit lines appearing on the borrower’s credit report, along with the number that are open and current;

•the total balance on all of the borrower’s open revolving credit lines;

•the borrower’s bankcard utilization ratio, expressed as a percentage, reflecting the ratio of the total balance used, to the aggregate credit limit on, all of the borrower’s open bankcards;

•whether the borrower owns a home;

•DTI percentage;

•the Prosper borrower member’s self-reported income range, occupation, employment status, and intended use of funds;

•the number of lender members committed to purchasing Notes that will be dependent for payment on the borrower loan;

•the amounts, and dates of all lender member bids;

•the borrower’s Prosper friends who have committed to purchase Notes dependent for payment on that borrower loan by bidding on the listing, together with any narrative recommendation from a bidding Prosper friend;

•questions posted by lender members that are answered by the borrower that the borrower elects to publish;

•the borrower’s group affiliations, if any; and

•if the borrower had previously obtained one or more borrower loans through Prosper, a description of Prosper loan activity, including the number and aggregate principal borrowed on such loans, the current outstanding principal balance of any existing loan, the payment history on such loans, and the borrower’s credit score ranges as of the four most recent dates credit reports were obtained on the borrower in connection with the borrower’s listings, with an arrow indicator denoting whether the borrower’s credit score improved, declined or remained unchanged since the borrower’s most recent Prosper loan.

Part of a borrower’s credit profile displayed in listings is a DTI ratio. DTI is a measurement of the borrower’s ability to take on additional debt. This number takes into consideration how much debt the borrower has or will have, including the borrower loan. The DTI is expressed as a percentage and is calculated by dividing the borrower’s monthly income into his or her monthly debt payments, including the debt resulting from the borrower loan being requested. On borrower listings, debt amounts are taken from the borrower’s credit report without verification and exclude monthly housing payments, and the borrower’s income is self-reported and not verified by Prosper.

Borrower listings may include the borrower’s narrative description of why the loan is being requested, and of the borrower’s financial situation. Although Prosper borrower members and lender members are anonymous to each other, lender members may ask Prosper borrower members questions about the loan listing and Prosper borrower members may, but are not required to, respond to such questions. Prosper borrower members who respond to a lender member’s question may respond privately, or they may elect to have the question and answer posted publicly in the listing. Lender members’ questions are not posted in the listing or displayed elsewhere on our website unless the Prosper borrower member elects to answer the question and elects to make the question and answer publicly available, in which case the question and answer appears in the listing.

Prosper borrower members who use our platform must identify their intended use of the loan proceeds. For loans funded between January 1, 2008 and October 16, 2008, Prosper borrower members identified their intended use of loan proceeds by unit distribution as follows:

•debt consolidation (approximately 42%);

•personal use*, such as weddings or medical expenses (approximately 21%);

•business use, such as financing their home-based or small businesses (approximately 16%);

•home improvement (approximately 5%);

•tuition or other education expenses** (approximately 4%);

•financing the purchase of an automobile (approximately 3%); and

•other (approximately 9%).

For borrower loans funded between July 13, 2009 and June 30, 2010, Prosper borrower members identified their intended use of loan proceeds by unit distribution as follows:

•debt consolidation (approximately 47%);

•business use, such as financing their home-based or small businesses (approximately 10%);

•home improvement (approximately 9%);

•tuition or other education expenses (approximately 5%)**;

•financing the purchase of an automobile (approximately 5%); and

•other (approximately 23%).

_________________________

* - During 2009, “Personal Use” was discontinued as a use option.

** - During 2010, “Tuition or Other Education Expenses” was discontinued as a use option.

Potential Prosper borrower members typically state the use of funds in a short sentence or clause, such as “Consolidate my credit card debt and be rid of it.”

Borrower loan listing and borrower information available on our platform will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, information set forth in borrower loan listings filed in a prospectus supplement will be subject to the liability provisions of the Securities Act.  In general, Section 10b-5 and the liability provisions of the Securities Act provide the purchaser of securities with a right to bring a claim against the issuer for damages arising from any untrue statement of material fact or failure to state a material fact necessary to make any statements made by the issuer not misleading.  In this prospectus, we advise you of the limitations on the reliability of the information provided by Prosper borrowers with respect to borrower listings.  Accordingly, a court could determine that Prosper has advised you of all material facts regarding the information supplied by Prosper borrowers and your recourse in the event this information is false or misleading may be extremely limited under the securities laws because you have been so advised.

How to Bid to Purchase Notes

A bid on a listing is a lender member’s binding commitment to purchase a Note in the principal amount of the lender member’s bid, should the listing receive bids totaling the full amount of the requested loan.  Lender members bid the amount they are willing to commit to purchase a Note dependent for payment on payments we receive on the borrower loan described in the listing.

The bidding period for a listing begins when the listing is posted on our website and ends either 14 days after posting or on the first date on which the listing has received bids totaling the loan amount requested, whichever is earlier. Lender members cannot place bids on a listing once its bidding period has ended.  If the borrower opts for partial funding, the bidding period still will not end prior to the end of the 14 day post-listing period unless the listing has received bids totaling the full amount of the loan requested.

        If the listing does not receive bids equal to or exceeding the minimum amount required for the loan to fund by the end of the bidding period, the listing will terminate and will notbe funded. Prosper borrower members whose listings expire due to an insufficient amount of bids may post a new loan listing on our platform, although we have the right under our borrower registration agreement to limit the number of listings a borrower member may post on the platform.

In order to make Note purchase commitments by bidding on listings, lender members must have funds on deposit in their Prosper accounts in at least the amount of their bid or bids. Once bids are placed, they are irrevocable.  Lender members may not cancel their bids or withdraw the amount of their bids from their Prosper accounts unless the bidding period expires without the listing having received bids in the required minimum amount, or unless the listing is withdrawn by a borrower or cancelled by Prosper.

Currently, the minimum amount a lender member may bid is $25, and the maximum amount a lender member may bid on a listing is the amount of the requested borrower loan. The maximum aggregate amount a single lender member may bid on our platform is currently $5,000,000 for individuals and $50,000,000 for institutions. Prosper may change the minimum bid amount or the maximum aggregate bid amounts from time to time. Depending on the amount of the winning bids at the end of the bidding period, there may be a winning bidder on a listing with a winning bid of less than $25. But there cannot be more than one partial winning bid on a listing.

It is expected that a single borrower loan that gets funded will receive Note purchase commitments from many different lender members. For example, as of October 16, 2008, during the period in which our lender members purchased loans directly instead of Notes dependent for payment on the corresponding borrower loan, the average aggregate loan size was approximately $6,174 and the average loan purchase commitment per lender per loan was approximately $91.

        Lender members can (i) make manual bids, by browsing through and bidding on one or more borrower listings or (ii) by using our automated plan system. Lender members can employ either or both methods of bidding. A lender member can bid on as many listings as the lender member desires, subject to the aggregate bidding limit.  A lender member can diversify her risk of default if they elect to do so. It is solely up to the individual lender members to select their bidding method and the credit characteristics that are acceptable to the lender member and to determine a diversification strategy.

Our Automated Plan System

       Our proprietary automated plan system allows each lender member to create his or her own automated bidding plan.  By creating such a plan, a lender member can have bids placed automatically on her behalf on loan listings that meet loan criteria selected by her.  In creating an automated bidding plan, the lender member can design these criteria herself, use a group of model criteria selected by Prosper, or customize one of those groups of model criteria as she sees fit.  As of June 30, 2010, of all the successful bids made on our platform since our relaunch in July 2009, approximately 44% of those bids (measured in terms of dollar volume) were placed by members through an automated bidding plan.

       Each automated bidding plan created by a member consists of a group of loan criteria, such as maximum loan amount, Prosper Rating and employment status.  This group of criteria is divided into sub-groups, each of which we refer to as a “slice”.  The specific loans on which the member bids through her plan will be determined by the criteria in each of her plan slices.  If a loan listing is posted that satisfies all of the criteria in any of her plan slices, a bid will automatically be placed on the listing on her behalf.

       As a convenience to lender members, we have created groups of model criteria. All of these model criteria are fully customizable.  Prosper estimates expected returns for members who use these model criteria based on the historical performance of loans previously originated on our platform.  We continues to assess this historical performance on an ongoing basis and periodically makes adjustments to these model criteria to the extent merited by changes in such performance over time. A lender member who creates an automated bidding plan can make additional or alternative changes to her plan criteria at any time.  Successful bids previously made by a lender member based on her old plan criteria will not be affected by any such changes.

      When creating an automated bidding plan, a lender member indicates the total amount she wishes to invest in listings that meet her plan criteria as well as the amount she wishes to invest per bid. To the extent a new loan listing appears that satisfies all of the criteria set forth in one of her plan slices, a bid can only be made if the successful bids already made by her through her plan do not in the aggregate exceed the total amount she has elected to invest through the plan. Furthermore, the lender member will not be permitted to place a bid through her plan unless the funds in her account at that time are sufficient to cover a bid in the amount specified by the member for her plan.  Funds will only be debited from her account when she makes a successful bid on a listing through her plan, and then only in the amount of the successful bid.  Each automated plan will expire on the earlier of thirty days after the plan is created or the first date on which all funds allocated to the plan by the lender member have been successfully bid.

Setting Interest Rates

We have an interest rate committee, consisting of our Chief Executive Officer, Chief Financial Officer, Executive Vice President, Acquisition and Risk Management, and General Counsel, which meets regularly to set interest rates for all borrower loans.  These rates are set forth in a rate table, which is posted on our website.  The table dictates the interest rate for all borrower loans, based on Prosper Rating, as well as additional factors, such as estimated loss rates, loan terms, group affiliations, competitive conditions and the general economic environment. The yield percentage on each series of Notes is equal to the interest rate on the related borrower loan, minus Prosper’s servicing fee, which is currently set at 1%.

The interest rate committee meets on at least a monthly basis, but may meet more frequently as changes in market conditions and the general economic environment dictate.  At each meeting, the committee reviews the interest rate table and makes adjustments to it the extent the committee deems necessary.  The factors besides Proper Rating that the committee takes into consideration in updating the table, as well as the weight the committee accords each such factor, may change from time to time.

The interest rate table currently in effect is set forth below.  In addition, the interest rate for each loan listing, as well as the yield percentage for the corresponding Notes, is included in the listing report we file for that listing before it is posted on our website.  This information is also included in the listing itself when it is posted on our website.  In addition, we keep the copy of the current interest rate table posted on our website.

Prosper Rating	Term (yrs)	# Previous Prosper Loans	Borrower Interest Rate
AA	1	1+	6.65%
AA	3	1+	7.65%
AA	5	1+	10.65%

AA	1	0	7.00%
AA	3	0	8.00%
AA	5	0	11.00%

A	1	1+	9.30%
A	3	1+	10.55%
A	5	1+	13.55%

A	1	0	9.70%
A	3	0	10.95%
A	5	0	13.95%

B	1	1+	11.90%
B	3	1+	13.40%
B	5	1+	16.40%

B	1	0	13.40%
B	3	0	14.90%
B	5	0	17.90%

C	3	1+	19.65%
C	3	0	21.40%

D	3	1+	27.75%
D	3	0	29.50%

E	3	-	32.20%

HR*	n/a	n/a	n/a

* Loan listings with a Prosper Rating of HR currently are not eligible for funding on the platform.

Purchase of Notes by Prosper or Related Parties

Prosper does not participate on the platform as a lender. Some of our executive officers, directors and shareholders have bid on and purchased loans originated through the platform from time to time in the past, and may purchase Notes in the future. As of June 30, 2010, these individuals had purchased $1,273,241 in loans. As certain of our executive officer and directors, by virtue of their duties as employees, have access to information not available to the general population of lender members, we have adopted the following procedures to prevent or detect the improper use of non-public information in bidding activities by such officers and directors:

•Our corporate policies, distributed to all employees, prohibit an employee’s use of non-public information and any violation of this policy is grounds for immediate termination.

•Security features of our system limit access to data to information needed to perform particular employee job functions. These limitations are defined by “security group,” which corresponds to both job title and functional content and the number of employees that have access to such non-public information on a “bulk” or “query” basis is extremely limited.

•In addition to prevention efforts, our internal control department has developed a suite of audit trails and audits that are used to identify and investigate bidding activities that are classified as “suspicious.”

Treatment of Lender Member Balances

In order to make Note purchase commitments by bidding on listings, lender members must have sufficient funds in their funding account at Prosper. This is accomplished by having each lender member authorize an electronic transfer using the Automated Clearing House, or ACH, network from the lender member’s designated and verified bank account to the account we currently maintain at Wells Fargo Bank, N.A. “for the benefit of” our lender members. This so-called “FBO account” is a pooled account titled in our name “for the benefit of” our lender members.

Funds in the FBO account will always be maintained at an FDIC member financial institution. Our individual members have no direct relationship with Wells Fargo Bank, N.A. by virtue of participating on our platform as a borrower or lender member. We maintain and administer the FBO account. Under the FBO account, we maintain sub-accounts for each of our lender members on our platform to track and report funds committed by lender members to purchase Notes, as well as payments received from borrower members. These record-keeping sub-accounts are purely administrative and reflect balances and transactions concerning the funds in the FBO account. No Prosper monies are ever commingled with the assets of lender members in the FBO account.

The FBO account is FDIC-insured on a “pass through” basis to the individual lender members, subject to applicable limits. This means that each individual lender member’s balance is protected by FDIC insurance, up to the aggregate amounts established by the FDIC. Other funds the lender member has on deposit with the same institution where the FBO account is maintained may count against the FDIC insurance limits for that member.

Funds of a lender member may stay in the FBO account indefinitely. Funds held in the FBO account do not earn interest. Such funds may include funds in the lender member’s sub-account never committed to the purchase of Notes or committed to the purchase of Notes for which the corresponding listing did not receive bids totaling the requested loan amount, and may also include payments received from Prosper related to Notes previously purchased. Upon request by the lender member, we will transfer lender member funds in the FBO account to the lender member’s designated and verified bank account by ACH transfer, provided such funds are not already committed to the future purchase of Notes.

Borrower Loan Funding and Purchases; Sale of Notes

Once the bidding period for a Prosper borrower listing ends, if the listing has received bids from lender members equal to or exceeding the minimum amount required to fund, we proceed with the funding of the corresponding borrower loan and with the sale of the Prosper Borrower Notes to the lender members who were the winning bidders on the listing.

Borrower members execute an electronic borrower registration agreement at the time they post a listing on the platform.  After expiration of the bidding period for the listing and satisfactory completion of our pre-funding review, the borrower executes an electronic promissory note in favor of WebBank in an amount equal to the total amount of winning bids.  WebBank then electronically endorses the promissory note to Prosper and sells and assigns the promissory note to Prosper without recourse to WebBank. The promissory note and the borrower registration agreement contain customary agreements and covenants requiring the borrower members to repay their borrower loans and describing the process of posting listings and obtaining loans through our platform.

WebBank funds all loans originated on the platform, and we disburse the loan proceeds on WebBank’s behalf to the borrower member who is receiving the borrower loan. Each borrower authorizes the loan proceeds to be disbursed by ACH transfer into the borrower’s designated bank account.

Borrowers pay an origination fee upon successful funding of the borrower loan.  The origination fee is paid by the borrower out of the proceeds of the borrower loan at the time of funding.  Borrowers with a AA Prosper Rating are charged 0.5% with no minimum, borrowers with a Prosper Rating of A and B are charged 3% or $75, whichever is greater, and borrowers with Prosper Ratings C through HR are charged 4.5% or $75, whichever is greater.  The origination fees are charged by WebBank, and we receive amounts equal to the origination fees as compensation for loan origination activities.

Lender members know only the screen names, and do not know the actual names, of borrower members.  The actual names and mailing addresses of the borrower members are known only to us.  We maintain custody of the electronically-executed promissory notes evidencing borrower loans and the Notes sold to lender members in electronic form on our platform.

After the funding of a borrower loan, we issue a Note to a lender member and register the Note on our books and records.  We transfer the principal amount of the Note from such lender member’s sub-account under the FBO account to a funding account maintained by Wells Fargo Bank, NA for our benefit.  This transfer represents the payment by the lender member of the purchase price for the Note.  These proceeds are paid to Prosper to reimburse us for our purchase from WebBank of the particular borrower loan that corresponds to the lender member’s Note.  WebBank is the lender for all borrower loans to borrower members, which allows our platform to be available on a uniform basis to borrower members throughout the United States.  The lender registration agreement provides that, in the event of a material breach of our representations and warranties pertaining to a Note, we must either cure the defect, repurchase the Note, or indemnify and hold the lender member harmless against losses resulting from the breach.

Loan Servicing and Collection

Following Prosper’s purchase of borrower loans and our sale of Notes corresponding to the borrower loans, we begin servicing the borrower loans and Notes.  We collect payments from borrowers on borrower loans.  We transfer amounts collected to the lender members who own Notes corresponding to the borrower loan, after deducting servicing fees.  On Notes, the payment dates will fall on the sixth day after the due date for each installment of principal and interest on the corresponding borrower loan.

To the extent we do not receive the anticipated payments on a borrower loan, we will not make any payments on the Notes related to that borrower loan, and a holder of a Note will not have any rights against Prosper or the borrower member in respect of the Note or the borrower loan corresponding to such holder’s Note.  Each holder’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the amounts received by Prosper in connection with the corresponding borrower loan, including without limitation, all payments or prepayments of principal and interest, subject to servicing fees and charges retained by Prosper or a third party, as set forth in the following chart. Prosper’s current collection agencies charge collection fees from 17.0% to 30.0% of the amount recovered up to the “total amount delinquent.” To the extent that Prosper places loans with another collection agency, it will disclose the collection fees on its website.

Description of Fee	Fee Amount	When Fee is Charged	Effect on Lender Member

Prosper Borrower Notes
Servicing fee
Annualized rate of 1% of outstanding principal balance. The servicing fee percentage is subject to change from time to time, is disclosed in all borrower listings and is posted in the Fees and Charges section of the Prosper website, but will not change during the course of the loan.
The servicing fee is payable on all payments received on borrower loans, including, without limitation, partial payments made toward a borrower’s loan.
The servicing fee will reduce the effective yield below the interest rate on the borrower loan. This reduction is automatically taken into account in the Prosper borrower listing as the yield percentage the lender members must bid displays the lender member’s yield net of servicing fees.

Non-sufficient funds fee	$15, unless a lesser amount is required by applicable law.	First failed payment for each billing period.	Prosper retains 100% of the non-sufficient funds fees to cover its administrative expenses.

Late payment fee	Equal to greater of 5% of the unpaid installment amount or $15, unless a lesser amount is required by applicable law.	After 15-day grace period, Prosper imposes a late fee. The late payment fee is charged only once per payment period.	Any late payment fees Prosper receives are paid to the lender members, subject to deductions for Collection Charges and Servicing Fees.

Collection Charges
Prosper’s current collection agencies charge collection fees from 17.0% to 30.0% of the amount recovered up to the “total amount delinquent” plus and legal fees incurred in the event legal action is taken to collect a loan.  The collection fees vary dependent upon the collection agency used.  This fee is posted in the Fees and Charges section of the Prosper website.

Prosper reserves the right to perform collection efforts itself. If Prosper elects to do so, it will not charge a collection fee greater than the amounts charged by collection agencies.

After a borrower loan becomes more than 30 days past due, the loan may be referred to a collection agency. Collection charges and any related legal fees are only charged if delinquent amounts are collected.

Prosper’s servicing fee is also deducted from the net payments Prosper receives as a result of any collection efforts on a delinquent borrower loan.

Lender members will not receive any collection fees we or a third-party collection agency charges, which fees will be retained by the party charging the fees as additional servicing compensation.

The collection fees and any related legal fees will be deducted from any borrower loan payments Prosper receives. These fees will reduce the lenders’ effective yield, and are not reflected in the yield percentage shown on the Prosper borrower listing.

Loan modification fees	Prosper will not charge a fee for restructuring a borrower loan.
Prosper may work with the borrower member to structure a new payment plan in respect of the borrower loan without the consent of any holder of the Notes corresponding to the borrower loan. This generally would only occur in lieu of bankruptcy, or similar proceeding.
Not applicable.

Our procedures for collecting borrower loan payments generally involve the automatic debiting of borrower bank accounts by ACH transfer.  Such funds are transferred to a master servicing account in our name.  Thereafter, we make payments on the Notes by transferring the appropriate funds from the master servicing account to the FBO account and allocating amounts received on specific borrower loans to the appropriate lender member’s sub-account.  We transfer amounts due to us for servicing from the master servicing account to another operating account of ours.  A lender member may transfer uncommitted funds out of his or her FBO sub-account by ACH transfer to the lender member’s designated bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

We will make payments on the Notes upon receiving payments under the corresponding borrower loan, in accordance with the payment schedule for each Note.  Each Note will have a payment schedule providing for monthly payments over a term equal to the corresponding borrower loan.  The payment date for Notes will fall on the sixth day after the due date for each installment of principal and interest on the corresponding borrower loan. The stated interest rate on each Note will be the lender yield percentage set forth in the loan listing. The yield percentage that lender members bid is net of the servicing fee applicable to the loan described in the listing.

We disclose on our website to the relevant lender members and report to consumer reporting agencies regarding borrower members’ payment performance on borrower loans.  We have also made arrangements for collection procedures in the event of borrower member default.

We keep lender members apprised of the delinquency status of borrower loans by identifying delinquent loans on our website as “1 month late,” “2 months late,” “3 months late,” or “current.” Borrower loans that become more than 120 days overdue are charged off and designated as such on our website.  Through their online Prosper account, lender members are able to monitor the borrower loans corresponding to their Notes, but cannot participate in or otherwise intervene in the collection process.

If a borrower member dies while a borrower loan is in repayment, we require the executor or administrator of the estate to send a death certificate to us.  Depending on the size of the estate, we may not be able to recover the outstanding amount of the loan.  If the estate does not include sufficient assets to repay the outstanding borrower loan in full, we will treat the unsatisfied portion of that borrower loan as charged off with zero value.  In addition, if a borrower member dies near the end of the term of a borrower loan, it is unlikely that any further payments will be made on the Notes corresponding to such borrower loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

Our normal collection process for borrower loans changes in the event of a borrower member bankruptcy filing.  When we receive notice of the bankruptcy filing, as required by law, we cease all automatic monthly payments on the borrower loan and defer any other collection activity.  The status of the borrower loan, which the relevant lender members may view through their online Prosper account, switches to “bankruptcy.”  We then determine whether we have a basis to object to the inclusion of the debt in any bankruptcy action (e.g., based on the time between loan origination and bankruptcy filing).  If the proceeding is a Chapter 7 bankruptcy filing seeking liquidation, we attempt to determine if the proceeding is a “no asset” proceeding, based on instructions we receive from the bankruptcy court.  If the proceeding is a “no asset” proceeding, we take no further action and assume that no recovery will be made on the borrower loan.

In all other cases, we file a proof of claim involving the borrower member.  The decision to pursue additional relief beyond the proof of claim in any specific matter involving a borrower member will be entirely within our discretion and will depend upon certain factors including:

•if the borrower member used the proceeds of the borrower loan in a way other than that which was described in the Prosper borrower listing;

•if the bankruptcy is a Chapter 13 proceeding, whether the proceeding was filed in good faith and if the proposed plan reflects a “best effort” on the borrower member’s behalf; and

•our view of the costs and benefits to us of any proposed action.

Note Trader Platform

Lender members may not transfer their Notes except through the Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer.  This Note Trader platform is an internet-based trading platform on which our lender members may offer their Notes for sale or bid on and purchase Notes offered for sale by other lender members.  Lender members must first establish a brokerage relationship with FOLIOfn Investments, Inc. before using the Note Trader platform.  In this section, we refer to lender members who have established such brokerage relationships as “subscribers.”  Only transactions involving the sale of previously-issued Notes will be effected through the Note Trader platform; the Note Trader platform will not handle any aspect of transactions involving the initial offer and sale of Notes by Prosper.  Subscribers may post requests to sell their Notes on the Note Trader platform at prices established by the subscriber.  Other subscribers will have the opportunity to view these prices, along with the listing for the borrower loan corresponding to the Note and the payment history of the corresponding borrower loan.

Subscribers who sell Notes on the Note Trader platform will be subject to transaction fees charged by FOLIOfn Investments, Inc.  The transaction fee is currently equal to one percent of the sale price of the Note sold.

We are not a registered national securities exchange, securities information processor, clearing agency, broker, dealer or investment adviser.  All securities services relating to the Note Trader platform are provided by FOLIOfn Investments, Inc.  Neither Prosper nor FOLIOfn Investments, Inc. will make any recommendations with respect to transactions on the Note Trader platform.  There is no assurance that subscribers will be able to establish a brokerage relationship with the registered broker-dealer.  Furthermore, we cannot assure subscribers that they will be able to sell Notes they offer for sale through the Note Trader platform at the offered price or any other price nor can we offer any assurance that the Note Trader platform will continue to be available to subscribers.

Sale of the Notes

The Notes may be sold to other subscribers through the Note Trader platform.  If a selling subscriber desires to sell a Note prior to the end of the Note’s term, the selling subscriber may post the Note for sale on the Note Trader platform for sale in an auction format.  If a subscriber purchases the Note, then the Note will be transferred through the Note Trader platform to the purchasing subscriber.  A Note sold through the Note Trader platform must be purchased in its entirety by a single subscriber.  Once a Note has been sold through the Note Trader platform, the Note may only be resold through the Note Trader platform.

Notes Subject to Sale by Subscribers.  The Note Trader platform will enable subscribers to sell Notes originated on our platform or purchased from other subscribers through the Note Trader platform.  All Notes, including Notes for which the corresponding borrower loans have become delinquent, will be eligible for sale on the Note Trader platform.  There is no limit on the number of times a Note may be sold on the Note Trader platform, so long as the Note is outstanding.

Lender Members Eligible to Bid on Note Listings.  Lender members must first establish a brokerage relationship with FOLIOfn Investments, Inc. before using the Note Trader platform.  To open an account, FOLIOfn Investments, Inc. may require lender members to confirm that they satisfy certain minimum financial suitability standards and maximum investment limits, if any, that may be imposed by the state in which the lender member resides.  If the lender member does not satisfy these suitability requirements he or she will not be able to place bids on the Note Trader platform.

Creation of Note Listings.  Subscribers who want to sell one or more of their Notes may offer them for sale on the Note Trader platform by creating and posting a “Note listing.”  Subscribers may offer to sell any or all of the Notes they own and may offer to sell more than one Note at the same time. When posting a Note listing, the subscriber will designate a minimum sale price the subscriber is willing to receive for the Note.

Note listings will have a seven-day auction bidding period, but selling subscribers may elect to end the listing early at any time after a winning bid is made.  Selling subscribers may also add an “automatic sale” feature to their Note listing, which would end the bidding period on a Note listing immediately after the listing receives an initial bid equal to an automatic sale price set by the selling subscriber.  In such instances the Note would be immediately sold to the subscriber who placed the bid.

The selling subscriber may withdraw Note listings without charge at any time prior to expiration of the auction bidding period, before any bids are received.  Note listings with at least one bid cannot be withdrawn by the selling subscriber.

Display of Note Listings.  Note listings will be displayed for auction on the Note Trader platform, and include the selling subscriber’s screen name, the offered sale price of the Note, the interest rate on the Note and the remaining term of the Note, and the yield to maturity that corresponds to the offered sale price.  Note listings will also include the repayment status of the borrower loan corresponding to the Note (i.e., current or delinquent), the payment history on the borrower loan and the next scheduled payment on the Note.  Note listings will also include the remaining duration of the Note listing, the number of bids, and whether the Note listing has an automatic sale feature.

Note listings will include a link to the original listing (including the listing title, description, credit data, recommendations, questions and answers, and original bidding history) for the borrower loan that corresponds to the Note being offered for sale.  Although Note listings will be displayed publicly on the Note Trader platform, the borrower’s payment history and corresponding listings will be viewable only by registered subscribers.

Bidding on Note Listings.  Only registered subscribers are eligible to bid for and purchase Notes listed for sale on the Note Trader platform.  Subscribers may bid for and purchase one or more Notes from selling subscribers.  As with bidding on borrower listings, subscribers who bid on Note listings must have funds on deposit in the subscriber’s funding account in at least the aggregate amount of the subscriber’s bids. Subscribers are prohibited from withdrawing amounts from the subscriber’s funding account to the extent any such withdrawal would reduce the balance below the aggregate amount of the subscriber’s pending bids on borrower listings and Note listings.  Subscribers are not eligible to bid on their own Note listings.

Subscribers bidding on Note listings must bid for the full amount of the Note being sold, and there may be only one winning bidder for a Note offered for sale by a selling subscriber.

Bids may be made by subscribers until the end of the auction bidding period specified in the Note listing.  The selling subscriber may, however, end the auction bidding period early at any time after a winning bid is made.  The winning bidder is the subscriber who has bid the highest price as of the end of the auction bidding period (or the automatic sale price with respect to a Note listing with such a feature).

Proxy Bidding.  The Note Trader platform will employ an automated proxy bidding system that enables bidding subscribers to place a bid higher than the then current minimum bid, and have bids continually applied against a Note listing, up to a specified maximum bid amount.  The maximum bid amount is hidden from view until competing bids push the current sale price higher than the bidder’s maximum bid.

Close of Bidding and Sale of Notes.  When a Note listing ends with a winning bidder, upon settlement of the sale of the Note to the winning bidder, which will normally occur on the business day following expiration of the Note listing, the final sale price is withdrawn from the winning subscriber’s funding account to pay the selling subscriber.  The transaction fee is deducted from the sale price and retained by FOLIOfn Investments, Inc.

Upon the selling subscriber’s receipt of the final net sale proceeds, the Note is sold, transferred and assigned by the selling subscriber to the winning bidder without recourse.  All further payments made on the Note following settlement of the sale will be credited to the account of the purchasing subscriber.  The purchasing subscriber may retain ownership of the Note for the remainder of its term, or list the Note for sale on the Note Trader platform.  The electronic original Note is kept in the possession and control of Prosper, as servicer of the Note, for the remaining term of the Note.

Historical Information About Prosper Borrower Members and Outstanding Borrower Loans

The performance of borrower loans is a function of the credit quality of the borrowers and the risk and return preferences of the lender members.  Lender members can choose to pursue a variety of bidding strategies, including strategies that may or may not maximize the return on their investment.  When making bidding decisions, lender members consider borrowers’ Prosper Rating, credit score, debt-to-income ratios and other credit data and information displayed with listings.   Prior to 2009, member loans did not have a Prosper Rating.  We have assigned a Prosper Rating retroactively to these loans in certain of the following tables in order to provide more meaningful historical performance data.  These retroactive Ratings were assigned based on the credit bureau data available at the time of the loan listing and the Prosper score in place on July 10, 2009.  The portions of the historical information below regarding the performance of loans to which we have assigned a Prosper Rating retroactively should not be used in determining how Notes with the same Prosper Rating can be expected to perform in the future. See “Risk Factors—Risks Related to Borrower Default.”

From November 2005 through July 12, 2009, we facilitated 29,013 borrower loans with an average original principal amount of $6,174 and an aggregate original principal amount of $179,137,624.  As of June 30, 2010, 24.4% of the borrower loans were current, 40.3% were paid in full, 0.5% were 16 to 30 days past due, 1.7% were more than 30 days past due, and 32.8% had defaulted.  A borrower loan is considered to have defaulted when it is more than 120 days past due or has been discharged in bankruptcy.  Of these 29,013 borrower loans, 12,594 loans, or 43%, have been greater than 15 days past due at any time, 11,633 loans, or 40%, have been more than 30 days past due at any time, and 10,930 or 38%, have been more than 60 days past due at any time. We repurchased a total of 77 of these loans, with an aggregate original principal amount of $577,402 (0.3% of total), due to identification theft or operational issues.

Of loans originated prior to July 13, 2009, 9,529 had defaulted as of June 30, 2010, equaling a total net defaulted amount of $44,151,764.  Of these 9,529 defaulted loans, the borrowers of 1,043 of the loans have filed for bankruptcy, resulting in a net defaulted amount of  $5,255,941.

The following table presents additional aggregated information as of June 30, 2010 regarding delinquencies, defaults and borrower payments, grouped by Prosper Rating, for all loans originated on our website from November 2005 through July 12, 2009.  With respect to delinquent borrower loans, the table shows the entire amount of the principal remaining due (not just that particular payment) as of June 30, 2010.

Loan Originations
November 2005 - July 12th, 2009
(as of June 30, 2010)

		Total Loan Originations		Current Loans			16-30 Days Past Due
Prosper Rating		Number	Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Outstanding Principal
AA		1148	$5,610,741	316	1,847,633	$556,667	1	7,500	$948
A		1241	6,315,414	480	2,579,434	793,054	3	18,000	8,661
B		319	2,254,565	122	807,158	221,719	1	10,000	3,625
C		1448	11,287,831	605	4,352,493	1,354,620	11	83,618	26,959
D		2048	14,156,042	884	5,872,526	1,804,210	14	106,579	31,310
E		622	3,750,560	269	1,520,705	488,150	4	21,000	4,867
HR		6914	67,881,305	2,131	18,129,333	5,031,962	46	434,544	110,822
N/A	1	15273	67,881,166	2,285	7,523,407	2,235,417	64	217,485	71,946

		29,013	$179,137,624	7,092	42,632,689	$12,485,798	144	898,726	$259,138
		avg loan size:	$6,174

percent of total				24.4%	23.8%		0.5%	0.5%

		Paid In Full		31+ Days Past Due			Defaulted 2
Prosper Rating		Number	Origination Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Net Charged Off Principal
AA		791	$3,393,643	10	110,700	$41,871	28	243,265	$160,988
A		647	3,114,830	17	101,600	34,700	91	495,800	311,977
B		164	1,192,407	4	34,000	15,010	28	211,000	131,917
C		570	4,311,659	25	213,550	68,568	228	2,255,411	1,560,510
D		755	5,279,604	40	246,450	98,471	352	2,643,083	1,837,173
E		207	1,199,531	17	126,500	60,824	124	881,824	619,134
HR		1,998	19,112,300	168	1,778,619	606,507	2,559	28,214,309	20,146,535
N/A	1	6,551	30,976,184	207	675,595	214,186	6,119	28,216,943	19,383,530

		11,683	$68,580,158	488	3,287,014	$1,140,137	9,529	63,161,636	$44,151,764

percent of total		40.3%	38.3%	1.7%	1.8%		32.8%	35.3%

		Repurchased					Default due to Delinquency:
Prosper Rating		Number	Origination Amount					8,486	$38,895,823
AA		2	$8,000
A		3	5,750
B		-	-				Default due to Bankruptcy3 :
C		9	71,100					1,043	$5,255,941
D		3	7,800
E		1	1,000
HR		12	212,200
N/A	1	47	271,552

		77	$577,402
percent of total		0.3%	0.3%

1	includes loans with Credit Score<640 or insufficient credit data to determine Prosper Rating
2	includes all loans >120 days past due
3
Only includes loans where the bankruptcy notification date is prior to the date the loan became 121 days past due. If we were notified of a bankruptcy after the loan reached 121 days past due, it is included in the "Default due to Delinquency" totals.

From July 13, 2009 through June 30, 2010, Prosper facilitated 4,816 borrower loans with an average original principal amount of $4,402 and an aggregate original principal amount of $21,201,172.  As of June 30, 2010, 90.8% of the borrower loans were current or had not reached their first billing cycle and 6.6% were paid in full, 0.3% were 16 to 30 days past due, 1.6% were more than 30 days past due, and 0.7% had defaulted.  A borrower loan is considered to have defaulted when it is more than 120 days past due or has been discharged in bankruptcy.  Of these 4,816 borrower, loans, 263 loans, or 5%, have been greater than 15 days past due at any time, 220 loans, or 5%, have been more than 30 days past due at any time, and 96 or 2%, have been more than 60 days past due at any time.  We have not repurchased any loans originated during this period due to identification theft or operational issues.

Of loans originated after July 13, 2009, 34 have defaulted as of June 30, 2010, equaling a total net defaulted amount of $141,232.  Of these 34 defaulted loans, the borrowers of 7 of the loans have filed for bankruptcy, resulting in a net defaulted amount of $29,607.

The following table presents additional aggregated information as of June 30, 2010, grouped by  Prosper Rating, for all loans originated on our website from July 13, 2009 through June 30, 2010.

Loan Originations
July 13, 2009 - June 30, 2010
(as of June 30, 2010)

	Total Loan Originations		Current Loans			16-30 Days Past Due
Prosper Rating	Number	Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Outstanding Principal
AA	692	$4,185,643	621	3,835,073	$3,288,713	1	6,500	$5,411
A	1150	5,824,808	1,076	5,569,491	4,857,710	-	-	-
B	269	1,681,401	251	1,564,061	1,374,308	1	7,500	6,124
C	870	3,331,667	782	2,924,327	2,553,309	5	6,450	5,890
D	872	3,303,725	776	2,967,995	2,710,120	2	3,000	2,626
E	421	1,136,552	381	1,028,351	940,465	1	1,200	1,013
HR	542	1,737,376	487	1,550,775	1,433,241	4	14,453	13,654

	4,816	21,201,172	4,374	19,440,073	$17,157,866	14	39,103	$34,718
	avg loan size:	$4,402

percent of total			90.8%	91.7%		0.3%	0.2%

	Paid In Full		31+ Days Past Due			Defaulted 1
Prosper Rating	Number	Origination Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Net Charged Off Principal
AA	65	$292,070	3	30,000	$25,949	2	22,000	$21,460
A	61	215,418	10	27,900	25,147	3	11,999	10,933
B	13	86,840	2	8,000	7,628	2	15,000	14,348
C	63	283,290	15	87,400	79,820	5	30,200	29,741
D	60	220,350	24	84,300	79,324	10	28,080	27,120
E	26	67,001	9	31,700	29,964	4	8,300	8,064
HR	30	99,748	13	41,950	39,968	8	30,450	29,566

	318	$1,264,717	76	311,250	$287,800	34	146,029	$141,232

percent of total	6.6%	6.0%	1.6%	1.5%		0.7%	0.7%

	Repurchased					Default due to Delinquency:
Prosper Rating	Number	Origination Amount					27	$111,625
AA	-	$-
A	-	-
B	-	-				Default due to Bankruptcy2 :
C	-	-					7	$29,607
D	-	-
E	-	-
HR	-	-

	-	$-

percent of total	0.0%	0.0%

1	includes all loans >120 days past due
2	Only includes loans where the bankruptcy notification date is prior to the date the loan became 121 days past due. If we were notified of a bankruptcy after the loan reached 121 days past due, it is included in the "Default due to Delinquency" totals.

Because of our limited operating history, the data in the preceding tables regarding loss experience may not be representative of the loss experience that will develop over time as additional borrower loans are originated through our platform and the borrower loans already originated through our platform have longer payment histories.  In addition, because of our limited operating history, the data in the preceding tables regarding prepayments may not be representative of the prepayments we expect over time as additional borrower loans are originated through our platform and the borrower loans already originated through our platform have longer payment histories.

The following four tables show loan performance through June 30, 2010 by Prosper Rating and loan age.  Loans originated prior to July 13, 2009 were not assigned a Prosper Rating at the time of origination.  In order to view performance on a comparable basis, we have retroactively assigned a Prosper Rating to these loans based upon their applicable listing characteristics.  The “No Rating” category includes loans with a credit score of less than 640 as well as loans for which we could not generate a Prosper Rating because the credit variables needed to determine the rating were not available.

The table below shows 31-120 day past due delinquency rates for loans originated prior to July 13, 2009.  We consider loans more than 30 days past due to be severely delinquent due to the significant decrease in the likelihood of receiving future payment once a loan has missed two payments.

Unit Delinquency Rate by Cycle for Loans Originated Prior to July 13, 2009
31+ Days Past Due / Number Loans Outstanding
as of June 30, 2010
	Prosper Rating
Age in Months:	AA	A	B	C	D	E	HR	No Rating
1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.19%	0.17%	0.00%	0.36%	0.30%	0.66%	0.85%	2.39%
3	0.19%	0.34%	0.00%	0.73%	0.81%	1.00%	2.39%	4.73%
4	0.40%	0.52%	0.33%	1.47%	1.75%	1.00%	4.13%	7.66%
5	0.32%	0.81%	0.68%	1.80%	2.13%	2.22%	5.74%	8.69%
6	0.33%	0.83%	0.69%	2.29%	2.69%	2.76%	6.97%	9.14%
7	0.34%	0.94%	1.06%	2.98%	2.80%	3.66%	7.87%	9.09%
8	0.71%	1.45%	1.44%	3.35%	2.97%	3.59%	8.30%	9.06%
9	0.86%	1.59%	1.48%	3.34%	3.71%	3.68%	8.79%	9.11%
10	0.64%	1.43%	1.53%	3.37%	3.55%	4.55%	8.77%	9.46%
11	0.27%	1.26%	1.18%	3.68%	3.86%	5.25%	8.53%	9.53%
12	0.41%	1.83%	2.00%	4.06%	4.63%	5.16%	8.55%	9.14%
13	0.57%	2.10%	2.48%	3.80%	5.44%	4.46%	9.35%	9.04%
14	0.29%	1.71%	2.55%	3.84%	4.87%	5.36%	9.76%	8.84%
15	0.15%	1.75%	1.77%	4.12%	4.19%	5.72%	9.51%	8.81%
16	0.32%	1.92%	2.26%	5.03%	4.30%	5.86%	9.49%	8.70%
17	0.66%	1.99%	3.79%	5.30%	3.79%	4.46%	8.80%	8.16%
18	1.38%	2.29%	2.46%	5.65%	3.93%	3.69%	9.05%	8.28%
19	1.62%	1.82%	3.00%	3.91%	4.26%	4.28%	9.11%	8.30%
20	1.52%	2.14%	2.06%	3.04%	4.23%	4.08%	8.22%	8.40%
21	1.21%	2.29%	3.35%	3.03%	4.56%	3.99%	8.25%	8.11%
22	1.59%	2.42%	5.03%	3.76%	4.22%	3.04%	8.53%	7.68%
23	1.51%	2.55%	4.23%	4.48%	4.32%	4.28%	8.43%	7.45%
24	0.61%	2.55%	3.23%	4.21%	3.74%	5.76%	8.62%	7.51%
25	2.14%	2.69%	1.85%	4.54%	4.45%	6.30%	9.11%	7.44%
26	2.54%	2.76%	4.35%	3.80%	4.56%	5.70%	8.59%	7.87%
27	3.28%	2.92%	2.53%	3.70%	5.21%	5.59%	8.13%	7.69%
28	1.32%	2.67%	3.17%	3.55%	4.56%	5.22%	8.05%	7.86%
29	0.00%	3.72%	0.00%	3.35%	4.71%	6.14%	7.44%	7.92%
30	0.00%	3.23%	2.13%	3.24%	3.87%	7.95%	7.79%	7.83%
31	0.00%	3.85%	5.00%	4.83%	3.44%	5.48%	6.64%	7.51%
32	0.00%	3.85%	5.56%	3.36%	4.19%	7.46%	6.77%	7.36%

The table below shows actual and estimated 31-120 day past due delinquency rates for loans originated between July 13, 2009 and June 30, 2010.  .  We consider loans more than 30 days past due to be severely delinquent due to the significant decrease in the likelihood of receiving future payment once a loan has missed two payments.

Unit Delinquency Rate by Cycle for Loans Originated From July 13, 2009
31+ Days Past Due / Number Loans Outstanding
as of June 30, 2010
	Prosper Rating
	AA		A		B		C		D		E		HR
Age in Months:	Actual	Expected	Actual	Expected	Actual	Expected	Actual	Expected	Actual	Expected	Actual	Expected	Actual	Expected
1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.18%	0.00%	0.22%	0.00%	0.00%	0.00%	0.58%	0.00%	0.92%	0.00%	0.30%	0.00%	1.28%	0.00%
3	0.21%	0.28%	0.40%	0.52%	0.00%	0.78%	1.16%	1.11%	1.89%	1.48%	2.10%	1.79%	2.79%	4.37%
4	0.25%	0.50%	0.64%	0.95%	2.13%	1.43%	1.18%	2.07%	3.48%	2.76%	3.39%	3.32%	5.82%	8.00%
5	0.60%	0.71%	0.57%	1.38%	2.59%	2.07%	1.83%	3.01%	4.86%	4.00%	3.24%	4.79%	3.83%	11.39%
6	1.09%	0.72%	1.59%	1.39%	3.23%	2.08%	2.21%	3.02%	4.68%	4.00%	4.00%	4.80%	4.35%	11.42%

The following table shows cumulative average annualized dollar loss rates for loans originated prior to July 13, 2009.

Cumulative Average Annual Loss % for Loans Originated Prior to July 13, 2009
as of June 30, 2010

	Prosper Rating
Age in Months:	AA	A	B	C	D	E	HR	No Rating
1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.00%	0.28%	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%
3	0.00%	0.19%	0.00%	0.00%	0.00%	0.00%	0.35%	0.07%
4	0.00%	0.15%	0.00%	0.00%	0.09%	0.00%	0.47%	0.06%
5	0.10%	0.37%	0.00%	0.56%	0.36%	1.76%	2.26%	3.37%
6	0.42%	0.79%	0.00%	2.05%	1.27%	1.57%	4.62%	6.81%
7	0.37%	0.85%	0.00%	3.64%	2.65%	1.75%	6.82%	10.59%
8	0.33%	0.86%	0.00%	3.71%	3.08%	3.14%	9.81%	12.99%
9	0.53%	1.20%	0.13%	5.36%	4.15%	4.33%	12.42%	15.54%
10	0.89%	1.51%	0.87%	7.18%	4.96%	5.84%	14.62%	17.10%
11	1.78%	1.98%	1.14%	7.12%	5.78%	7.18%	16.54%	18.68%
12	1.86%	2.13%	1.33%	7.84%	6.37%	8.10%	18.56%	20.04%
13	1.76%	2.41%	1.46%	8.87%	7.46%	9.32%	19.44%	21.10%
14	1.71%	2.51%	1.81%	9.54%	7.99%	10.13%	20.51%	22.11%
15	1.81%	2.71%	2.39%	9.77%	8.79%	10.39%	21.59%	22.60%
16	2.16%	3.08%	2.41%	10.36%	9.24%	11.36%	22.37%	23.26%
17	2.09%	3.30%	2.81%	10.56%	9.68%	12.49%	23.58%	23.69%
18	2.03%	3.41%	3.75%	11.20%	10.05%	12.88%	24.04%	23.99%
19	1.97%	3.77%	3.80%	12.37%	10.13%	13.40%	24.50%	24.23%
20	2.34%	3.83%	4.58%	12.74%	10.15%	13.73%	25.20%	24.37%
21	2.54%	4.02%	4.70%	13.12%	10.49%	13.68%	25.65%	24.66%
22	2.80%	4.04%	4.86%	13.07%	10.72%	13.66%	25.86%	25.06%
23	2.76%	4.07%	5.06%	13.04%	10.94%	13.89%	26.18%	25.27%
24	2.84%	4.29%	5.17%	13.15%	10.95%	13.84%	26.42%	25.40%
25	2.93%	4.39%	5.27%	13.28%	11.16%	13.83%	26.63%	25.53%
26	2.95%	4.42%	5.23%	13.41%	11.17%	13.96%	26.82%	25.67%
27	2.93%	4.53%	5.30%	13.56%	11.12%	14.28%	27.01%	25.73%
28	3.04%	4.55%	5.47%	13.62%	11.36%	14.31%	27.12%	25.80%
29	3.03%	4.58%	5.46%	13.62%	11.36%	14.29%	27.22%	25.93%
30	3.03%	4.59%	5.45%	13.63%	11.42%	14.26%	27.26%	26.05%
31	3.02%	4.59%	5.44%	13.62%	11.48%	14.28%	27.32%	26.12%
32	3.02%	4.61%	5.44%	13.61%	11.48%	14.26%	27.37%	26.23%
33	3.02%	4.61%	5.43%	13.60%	11.47%	14.25%	27.42%	26.33%
34	3.02%	4.69%	5.45%	13.61%	11.50%	14.27%	27.44%	26.40%
35	3.02%	4.69%	5.45%	13.61%	11.50%	14.34%	27.47%	26.45%
36	3.03%	4.69%	5.45%	13.61%	11.50%	14.34%	27.47%	26.51%

The following table shows actual and estimated cumulative average annualized dollar loss rates for loans originated from  July 13, 2009 to June 30, 2010.

Cumulative Average Annual Loss % for Loans Originated From July 13, 2009
as of June 30, 2010

	Prosper Rating
	AA		A		B		C		D		E		HR
Age in Months:	Actual	Expected	Actual	Expected	Actual	Expected	Actual	Expected	Actual	Expected	Actual	Expected	Actual	Expected
1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
3	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
4	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
5	1.23%	0.44%	0.00%	0.88%	0.00%	1.33%	2.49%	2.01%	0.00%	2.71%	0.00%	3.43%	2.22%	9.03%
6	1.11%	0.73%	0.00%	1.45%	0.00%	2.20%	2.23%	3.30%	1.21%	4.43%	0.84%	5.59%	2.68%	14.23%

The following table presents aggregate information, as of June 30, 2010 on the results of our collection efforts for loans originated prior to July 13, 2009 that became more than 30 days past due at any time, grouped by Prosper Rating.  For purposes of this analysis, we have excluded the 77 loans that we repurchased due to identity theft or operational issues.

Prosper Rating	Loans In Collections	Origination Amount	Aggregate Amount Sent to Collections	Gross Amount Collected on Accounts sent to Collections	Number of Loans Charged-off	Gross Aggregate Principal Balance of Loans Charged-Off	Gross Amount Recovered on Loans Charged-Off	Net Aggregate Charge-Off
AA	46	$401,965	$26,282	$23,705	28	164,505	$3,517	$160,988
A	124	661,333	42,518	33,755	91	324,347	12,370	311,977
B	40	285,300	18,746	4,286	28	134,990	3,074	131,917
C	284	2,741,711	185,452	72,935	228	1,625,467	64,957	1,560,510
D	462	3,413,413	237,424	165,465	352	1,883,638	46,465	1,837,173
E	160	1,110,919	79,945	47,776	124	636,865	17,730	619,134
HR	2,994	32,601,767	2,358,246	1,269,086	2,559	20,790,522	643,986	20,146,535
NA	7,072	32,070,638	2,411,433	1,591,980	6,119	20,258,492	874,961	19,383,530

Totals	11,182	$73,287,047	$5,360,047	$3,208,987	9,529	$45,818,826	$1,667,061	$44,151,764

The following table presents aggregate information, as of June 30, 2010 regarding the results of our collection efforts for loans originated after July 13, 2009 that became more than 30 days past due at any time, grouped by Prosper Rating.

Prosper Rating	Loans In Collections	Origination Amount	Aggregate Amount Sent to Collections	Gross Amount Collected on Accounts sent to Collections	Number of Loans Charged-off	Gross Aggregate Principal Balance of Loans Charged-Off	Gross Amount Recovered on Loans Charged-Off	Net Aggregate Charge-Off
AA	6	$58,500	$3,983	$667	2	$21,460	$-	$21,460
A	16	46,399	3,057	51	3	10,933	-	10,933
B	4	23,000	1,611	-	2	14,348	-	14,348
C	23	122,400	9,384	187	5	29,741	-	29,741
D	38	119,880	9,732	2,637	10	27,120	-	27,120
E	16	50,500	4,458	1,197	4	8,064	-	8,064
HR	27	86,500	7,364	2,816	8	29,767	201	29,566

Totals	130	$507,179	$39,589	$7,555	34	$141,433	$201	$141,232

Prosper has not altered the terms or made any principal reductions on any loans prior to charge-off except as required by law (such as in situations were the Servicemembers’ Civil Relief Act requires interest rates to be reduced to 6% while a borrower in the armed forces is on active duty).  In order to comply with the Servicemembers’ Civil Relief Act, Prosper has elected to make “pre-refunds” of the interest differential to the affected borrower for the period of deployment.  The borrower then continues to make their regular payments.  In these cases, Prosper has refunded the interest to the borrower from Prosper’s own funds and, as a result, the payments received by the applicable lenders are unchanged.

Loan Originations Prior to July 13, 2009

The following table presents aggregated information about borrowers for loans originated over the period from our inception to October 16, 2008, grouped by credit grade.  These loans did not have a Prosper Rating, and were initially only assigned credit grades.  This table does not include the 77 loans repurchased by Prosper due to identity theft or operational issues.

Credit Grade	Number of Borrowers	Average Interest Rate	Average APR
AA	3512	11.5%	12.2%
A	3312	14.2%	15.2%
B	4386	16.5%	17.5%
C	5643	18.8%	20.0%
D	5151	21.2%	22.4%
E	3289	25.5%	26.8%
HR	3505	25.5%	26.9%
NC	141	23.3%	24.2%

  The following table presents aggregated information for loans originated during the period from March 1, 2007 through October 16, 2008 grouped by credit grade, excluding the 77 loans repurchased by Prosper due to identity theft or operational issues.  These loans did not have a Prosper Rating, and were initially only assigned credit grades.  Income and employment is self-reported by borrowers at the time of their loan applications and verified in a limited number of instances.  Homeownership information is obtained from credit bureau reporting, and Prosper does not independently verify this information except in limited instances.

Credit Grade	Percent of Borrowers Reporting Home Ownership	Average Job Tenure Months	Average Annual Gross Income	Average Debt To Income (excludes DTI>200%)
AA	77.3%	76.0	$72,040	19.96%
A	57.1%	67.4	$58,811	24.29%
B	54.6%	71.3	$56,419	27.52%
C	49.9%	70.0	$53,029	25.20%
D	29.7%	63.5	$46,814	25.54%
E	27.9%	65.5	$48,205	23.97%
HR	18.6%	49.1	$38,829	19.47%

The following table presents aggregated information for loans originated from the period from March 1, 2007 to October 16, 2008 reported by a consumer reporting agency about Prosper borrowers at the time of their loan applications, grouped by credit grade, and does not include the 77 loans repurchased by Prosper due to identity theft or operational issues.  These loans did not have a Prosper Rating, and were initially only assigned credit grades.  Prosper has not independently verified this information:

Credit Grade	Average Experian Scorex PLUS	Average Number Current Delinquencies	Average Number Total Open Lines	Average Number Total Credit Lines
AA	792.3	0.12	9.72	26.59
A	737.5	0.27	9.01	24.65
B	697.6	0.38	8.78	25.15
C	656.8	0.70	8.12	25.07
D	619.5	1.05	7.89	23.77
E	578.3	2.20	7.62	26.63
HR	536.7	3.82	5.08	19.24

Recent Loan Originations

The following table presents aggregated information about borrowers for loans originated over the period from July 13, 2009 to June 30, 2010, grouped by Prosper Rating.

Prosper Rating	Number	Amount	Average Loan Size	Weighted Average Lender Yield	Weighted Average Borrower Rate	Weighted Average Borrower APR
AA	692	$4,185,643	$6,049	8.54%	9.55%	10.10%
A	1150	$5,824,808	$5,065	9.49%	10.49%	12.64%
B	269	$1,681,401	$6,251	14.07%	15.07%	17.26%
C	870	$3,331,667	$3,830	20.35%	21.36%	23.72%
D	872	$3,303,725	$3,789	25.87%	26.87%	29.27%
E	421	$1,136,552	$2,700	31.15%	32.15%	34.72%
HR	542	$1,737,376	$3,205	31.06%	32.07%	34.57%
Total	4816	$21,201,172	$4,402	16.85%	17.86%	19.82%

The following table presents aggregated information for loans originated during the period from July 13, 2009 through June 30, 2010, grouped by Prosper Rating.  Income and employment is self-reported by borrowers at the time of their loan applications and verified in a limited number of instances.  Homeownership information is obtained from credit bureau reporting and Prosper does not independently verify this information except in limited instances.

Prosper Rating	Percent of Borrowers Reporting Home Ownership	Average Job Tenure Months	Average Annual Gross Income	Average Debt To Income (excludes DTI>200% or unavailable)
AA	78.76%	83.91	$69,349	16.8%
A	57.74%	79.29	$58,881	23.5%
B	59.48%	77.80	$55,648	22.2%
C	48.97%	81.24	$60,793	24.0%
D	42.43%	79.90	$47,781	23.2%
E	30.17%	83.20	$47,664	25.9%
HR	43.54%	87.42	$43,410	24.6%

The following table presents aggregated information about borrowers for loans originated over the period from July 13, 2009 to June 30, 2010, grouped by Prosper Rating.  The information was obtained from a credit reporting agency at the time of the borrower members’ loan applications. Prosper has not independently verified this information:

Prosper Rating	Average Experian ScorexPlus Score	Average Number of Current Delinquencies	Average Number of Open Credit Lines	Average Number of Total Credit Lines
AA	802	0.02	9.24	27.40
A	746	0.07	9.54	26.39
B	747	0.08	8.68	24.05
C	691	0.18	9.05	27.04
D	684	0.20	7.76	23.97
E	642	0.53	8.53	26.86
HR	664	0.98	7.01	25.62

SUMMARY OF MATERIAL AGREEMENTS

Indenture and Form of Notes

General

Borrower Payment Dependent Notes or “Prosper Borrower Notes,” or “Notes” will be issued in series under the indenture entered into between Prosper and Wells Fargo Bank, National Association.  Each series of Notes will correspond to one borrower loan.  Each series of Notes are dependent for payment on payments we receive on one borrower loan.

All Notes will be U.S. dollar denominated, fully amortizing and have a fixed rate of interest.  The Notes will have a stated interest rate that is the same as the yield percentage for the corresponding borrower loan and an aggregate stated principal amount equal to the principal amount of the corresponding borrower loan.  Notwithstanding the foregoing, we have no obligation to make any payments on the Notes unless, and then only to the extent that, we have received payments on the corresponding borrower loan.  The Notes will also be subject to full or partial prepayment without penalty.

The indenture will not limit the aggregate principal amount of Notes that Prosper can issue under the indenture, but each series of Notes will be effectively limited to the maximum allowable principal amount (currently $25,000) of a borrower loan.  If in the future we change the maximum allowable borrower loan amount, then the maximum aggregate principal amount of Notes per series would also increase.   We will use all proceeds we receive from sales of the Notes to purchase the corresponding borrower loans from WebBank.

Maturity Dates

Prosper Borrower Notes currently have a term of one, three or five years, but Prosper may in the  future extend available maturity dates to between three months and seven years.   If there are amounts owing to Prosper in respect of the corresponding borrower loan at the initial maturity of a Note, the term of the Note will be automatically extended by one year, which we refer to as the “final maturity,” to allow the Note holder to receive any payments that we receive on the corresponding borrower loan after the maturity of the corresponding borrower loan.  However, because we may, in our sole discretion and subject to our servicing standard, amend, modify, sell to a third-party debt purchaser or charge off the borrower loan at any time after the 31st day of its delinquency, and we generally will charge off a loan after it becomes more than 120 days past due, such borrower loan may never reach the final maturity date.  Following the final maturity of a Note, the holder of that Note will have no right to receive any further payments from Prosper even if the borrower under the corresponding borrower loan, or a bankruptcy trustee, subsequently remits payments to Prosper or the servicer of the borrower loan.

Ranking

The Notes will be unsecured special, limited obligations of Prosper.  Prosper will be obligated to make payments on each Note in a series only if and to the extent that Prosper receives principal or interest payments from the borrower on the corresponding borrower loan purchased by Prosper with the proceeds of that series, and such borrower loan payments will be shared ratably among all owners of Notes of the series, subject to Prosper’s servicing fees.   In the event of a bankruptcy or similar proceeding of Prosper, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of Prosper with respect to payment from the proceeds of the borrower loan corresponding to that Note or other assets of Prosper is uncertain.  To limit the risk of Prosper’s insolvency, Prosper has granted the trustee under the indenture for the Notes, referred to as the “indenture trustee,” a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture.

The indenture does not contain any provisions that limit Prosper’s ability to incur indebtedness in addition to the Notes.

Payments and Paying Agents

Subject to the limitations described below under “Limitations on Payments,” we will make payments of principal and interest on the Notes upon receiving borrower loan payments in respect of the corresponding borrower loan, in accordance with the payment schedule for each Note.  Each Note will have a payment schedule providing for monthly payments over a term equal to the corresponding borrower loan. The payment dates will fall on the sixth day after the due date for each installment of principal and interest on the corresponding borrower loan.

We request an ACH payment from a borrower on the business day prior to the payment due date, and normally receive payment the following business day.  A borrower’s loan payment is initially deposited in our servicing account upon receipt and is not distributed to the lender member’s funding account until the sixth business day after the ACH payment was requested and the short return window for ACH funds has expired.  Lenders members can review their account statements online and see if they received payment on the Notes on the sixth business day.  Upon maturity of the Note, the same process occurs.  Although payment to lender members under the Notes is made six business days after the applicable payment and maturity date, Prosper treats the payment date and maturity date of the Note to be the same as the dates set forth in the corresponding borrower loan.

The stated interest rate on each Note will be the lender yield percentage set forth in the loan listing. The yield percentage that lender members bid is net of the servicing fee applicable to the loan described in the listing.  The stated interest rate on each Note will not be the same as the interest rate on the corresponding borrower loan because it takes into account the servicing fee. Interest will be computed on the Notes in the same manner as the interest on the corresponding borrower loans is computed.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the Automated Clearing House system operated by the U.S. Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

Subject to the servicing fees described below, any amounts received from borrowers on borrower loans will be forwarded by Prosper to the holder of the Notes corresponding to the borrower loan.  Each Note holder’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the amounts received by Prosper in connection with the corresponding borrower loan, including without limitation, all payments or prepayments of principal and interest, subject to servicing fees charged by Prosper.  As compensation for servicing the borrower loans and Notes, Prosper shall be entitled to retain from payments received on the borrower loans a servicing fee calculated by the application of an annual servicing fee rate applied to the outstanding principal balance of the Notes. Prosper’s servicing fee rates are subject to change from time to time, and are posted in the Fees and Charges section of the Prosper website. Prosper will service the Notes and the corresponding borrower loans, and currently charges lenders a servicing fee in an amount equal to an annualized rate of 1.0% of the outstanding principal balance of the corresponding borrower loan. Servicing fees will reduce the effective yield on borrower loans below the borrower interest rate. The servicing fee rate will be disclosed in all borrower listings. The servicing fee is payable on all payments received on borrower loans corresponding to the Notes, including without limitation partial payments made toward a borrower’s loan. Prosper will not pay Note holders any non-sufficient funds fees or collection fees it or a third-party charge, and such fees will be retained by the party receiving the fee as additional servicing compensation. Prosper will pay Note holders any late fees it receives on corresponding borrower loans.  Any prepayments received on borrower loans will be paid ratably to the corresponding Note holders.

The “non-sufficient funds fee” is a fee charged by Prosper or a third-party servicer or collection agency when a payment request is denied or a check is returned unpaid for any reason, including but not limited to, insufficient funds in the borrower member’s bank account or the closing of that bank account.  The non-sufficient funds fee currently charged by Prosper on borrower loans is $15 or such lesser amount permitted by law. To the extent we do not receive the anticipated payments on a borrower loan, we will not make any payments on the Notes related to that borrower loan, and a holder of a Note will not have any rights against Prosper or the borrower member in respect of the Note or the corresponding borrower loan.

Prepayments

To the extent that a borrower member prepays a borrower loan, such prepayment amount will be a borrower loan payment, and holders of Notes corresponding to that borrower loan will be entitled to receive their pro rata shares of the prepayment, net of applicable servicing fees.

Mandatory Redemption

Upon the occurrence of a confirmed identity fraud incident with respect to a borrower loan, Prosper will redeem all of the Notes of the series corresponding to such borrower loan for 100% of the remaining outstanding principal amount of such Notes.  An “identity fraud incident” means that the corresponding borrower loan has been obtained as a result of verifiable identity theft on the part of the purported borrower member.  We may, in our discretion, require proof of the identity theft, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the borrower loan.

Servicing Covenant

We are obligated to use commercially reasonable efforts to service and collect borrower loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the borrower loans.  If we refer a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty days past-due, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts.  We may, in our sole discretion and subject to our servicing standard, refer a borrower loan to a collection agency, elect to initiate legal action to collect a borrower loan or sell a borrower loan to a third party debt buyer at any time.  We may also work with the borrower member to structure a new payment plan for the borrower loan without the consent of any of the corresponding Note holders.  We are obligated to use commercially reasonable efforts to maintain backup servicing arrangements for the borrower loans. In servicing borrower loans, we may, in our discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors.  We are obligated to use commercially reasonable efforts to service and collect the borrower loans in accordance with prudent industry standards for loans of the same general type and character. Any modification or restructuring of borrower payment terms must be done in compliance with this servicing standard, which means that the servicer must make a reasonable and prudent determination that any such modification is not materially adverse to the interests of the Note holders. The modifications contemplated by this servicing provision would be in situations, common to loan servicing industry practices, where a reasonable forbearance or extension of time for payment to be received would prevent a borrower from defaulting entirely on the loan or filing for bankruptcy. From the Note holder’s perspective, such modifications would only be employed in situations where a greater loss would be avoided.

In the event the terms of any borrower loan are modified, we will notify the corresponding Note holders via email of the material terms of the borrower loan modifications and the effect such changes will have on their Notes, including changes to payments they will receive under the Notes.

Notification Requirements

We keep lender members apprised of the delinquency status of borrower loans by identifying delinquent loans on our website as “1 month late,” “2 months late,” “3 months late,” or “current.”  Borrower loans that become more than 120 days overdue are charged off and designated as such on our website.  Lender members are able to monitor the borrower loans corresponding to their Notes, but cannot participate in or otherwise intervene in the collection process.

If a default with respect to the Notes of any series occurs and is continuing, and if it is known to the indenture trustee, the trustee is required to notify each holder of the Notes within 90 days after it occurs.  The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interests of the Note holders, except for defaults caused by Prosper’s failure to make principal and interest payments when required.

In addition, if required by Section 313(a) of the Trust Indenture Act of 1939, within 60 days after each May 15, the Trustee shall mail or transmit electronically to each Note holder a brief report dated as of such May 15 that complies with Trust Indenture Act Section 313(a).

Consolidation, Merger, Sale of Assets

The indenture prohibits us from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental indenture;

•immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

We will issue the Notes only in registered form and only in electronic form.  This means that each Note will be stored on our website.  You can view a record of the Notes you own and the form of your

Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My Account” section of our website.  We will not issue certificates for the Notes.  Lender members will be required to hold their Notes through our electronic Note register.

The laws of some states in the United States may require that certain persons take physical delivery in definitive, certificated form, of securities that they own.  This may limit or curtail the ability of such persons to purchase Notes.  We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

We and the indenture trustee will treat the lender members in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange.  All Notes must be held by our lender members.  The Notes will not be transferable except through the Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer.  Under the terms of the Notes, any transfer of a Note will be wrongful unless (1) the transfer is effected on a trading system that we approve as a Note trading system and (2) the Note has been presented by the registered holder to us or our agent for registration of transfer.  The registrar for the Notes, which initially will be us, will not be obligated to recognize any purported transfer of a Note, except a transfer through the trading system or except as required by applicable law or court order.  There can be no assurance, however, that a market for Notes will develop on the Note Trader platform, or that the platform will continue to operate.  Therefore, lender members must be prepared to hold their Notes to maturity.  See “About the Platform—Note Trader Platform” for more information.

No Sinking Fund

The Notes are fully amortizing and will not have the benefit of a sinking fund.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•our failure to make required payments on the Notes for thirty days past the applicable due date;

•our failure to perform, or the breach of, any other covenant for the benefit of the holders of the Notes which continues for 90 days after written notice from the indenture trustee or holders of 25% of the outstanding principal amount of the Notes for which such default exists, subject to an additional 90 day cure period; or

•specified events relating to our bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if we do not make payments on a series of Notes when a borrower does not make payments on the corresponding borrower loan.  In that case, we are not required to make payments on the Notes, so no default occurs.  See “Risk Factors—Risks Related to Borrower Default,” for more information.  An event of default with respect to one series of Notes is not automatically an event of default for any other series.

To limit the risk of Prosper’s insolvency, Prosper has granted the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture.  Only the indenture trustee, not the holders of the Notes, will have a secured claim to the above collateral.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the stated principal amount of the Notes shall become due and payable immediately without any act by the trustee or any holder of Notes.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all Notes of the series waive an existing default with respect to such Notes, except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver.  When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

A Note holder may not institute a suit against us for enforcement of such holder’s rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•the holder gives the trustee written notice stating that an event of default with respect to the Notes is continuing;

•the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue a remedy available under the indenture with respect to such default;

•such holder or holders offer the trustee security or indemnity satisfactory to it against any loss, liability or expense;

•the trustee does not comply with the request within 60 days after receipt of the notice, request and offer of security or indemnity; and

•the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of Notes if:

•all of the Notes of that series (with certain limited exceptions) have been delivered for cancellation; or

•all Notes of that series not previously delivered for cancellation have become due and payable or will become due and payable within one year and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes.

 In either case, we must also pay or cause to be paid all other sums payable under the indenture by us and deliver to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

The indenture does not contain any provisions for legal or covenant defeasance of the Notes.

Governing Law

The indenture and the Notes are governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

Prosper has selected Wells Fargo Bank, National Association, to serve as the trustee under the indenture.  From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business.  If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us.  The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Lender Registration Agreement

When a lender member registers on the platform, the lender member enters into a lender registration agreement with us that governs the lender member’s purchases of Notes from us.  Under the agreement, we provide the lender member the opportunity through the platform to review borrower loan requests and purchase Notes and instruct us to apply the proceeds from the sale of each Note to facilitate the funding of, and our purchase of, a specific borrower loan the lender member has designated.

Under the agreement, the lender member must commit to purchase a Note prior to the origination of the borrower loan to which the Note corresponds.  At the time the lender member commits to purchase a Note by bidding on a listing, the lender member must have sufficient funds in the lender member’s account with us to complete the purchase, and the lender member will not have access to those funds for as long as the lender member is a winning bidder on the listing.  Once the lender member makes a purchase commitment by bidding, it is irrevocable.  If the borrower listing does not receive purchase commitments for Notes equal to or exceeding the minimum amount required for the requested borrower loan to fund, then we will inform the lender member and release him or her from the purchase commitment.

The lender member agrees that the lender member has no right to collect or attempt to collect from any borrower, directly or through any third party, any amount owing under any of the lender member’s Notes or on any of the corresponding borrower loans.

The lender member acknowledges that the Notes are intended to be debt instruments issued by Prosper that have original issue discount (OID) for U.S. federal income tax purposes and agrees not to take any position inconsistent with that treatment of the Notes for tax, accounting, or other purposes, unless required by law.  The lender member also acknowledges that the Notes will be subject to the OID rules of the Internal Revenue Code of 1986, as amended, as described below under “About the Platform—Material U.S. Federal Income Tax Considerations—Taxation of Payments on the Notes.”

Acknowledgments, Representations and Warranties

The agreement describes the limitations on payments on the Notes, and the lender member acknowledges that:

•payment on the Notes, if any, depends entirely on the receipt of payments by Prosper in respect of the corresponding borrower loan;

•Prosper does not warrant or guarantee in any manner that the lender member will receive all or any portion of the principal or interest the lender member expects to receive on any Note or realize any particular or expected rate of return;

•the amount received on a Note, if any, is specifically restricted to payments made by Prosper equal to the payments made by the borrower under the corresponding borrower loan, net of servicing fees;

•we do not make any representations as to a borrower’s ability to pay and do not act as a guarantor of any corresponding borrower loan or payments by any borrower.

Under the agreement, the lender member represents and warrants to Prosper that:

•the lender member has not made a decision in connection with any loan requests on our platform on any prohibited basis set forth in the Equal Credit Opportunity Act and Regulation B or any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination;

•the lender member meets minimum financial suitability standards and maximum investment limits established for the platform or the Note Trader platform, as then in effect, or as set forth in a supplement to the prospectus for residents of the state in which lender member resides, and the lender member agrees to provide us with any additional documentation we may require to verify such compliance;

•the lender member has received the prospectus and the indenture, including the form of Note;

•the lender member has the legal competence and capacity, or corporate power and authority, to execute and perform the lender registration agreement, and the lender registration agreement has been duly authorized, executed and delivered;

•the lender member has complied in all material respects with applicable federal, state and local laws in connection with the lender member's execution and performance of the lender member’s obligations under the lender registration agreement;

•if the lender member is a legal entity, the execution and performance of the lender registration agreement does not violate any provision of its charter documents; and

•if the lender member is a legal entity, the execution and performance of the lender registration agreement will not constitute or result in a breach or default under, or conflict with, any legal requirement or any agreement by which the lender member is bound.

Under the agreement, Prosper represents and warrants to the lender member that:

•we have complied in all material respects with applicable federal, state and local laws in connection with the offer and sale of the Note;

•each Note has been duly authorized and, following payment of the purchase price by the lender member and electronic execution, authentication and delivery, the Note will constitute a valid and binding obligation of Prosper enforceable against Prosper in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws;

•prior to a lender member’s purchase of a Note, the loan proceeds will have been fully disbursed to the borrower under the corresponding borrower loan;

•Prosper has made commercially reasonable efforts to authenticate and verify the identity of the borrower obligated on the borrower loan that corresponds to the Note; and

•Prosper would offer to indemnify or repurchase a Note from the lender member in the event of a material default under a series of Notes, if the listing describing the Notes contains a Prosper score different from the score calculated by Prosper for that listing, or if we incorrectly apply our formula to determine the Prosper score, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the listing.

We also represent and warrant to the lender member that in the event of a material default under a Note that is the result of verifiable identity theft of the named borrower’s identity, determined in our sole discretion, that we will repurchase the Note by crediting the lender member’s Prosper funding account with the remaining unpaid principal balance of the Note.  Prosper is not required to repurchase a Note under this provision until such Note is at least 120 days past-due, although Prosper may elect to do so earlier in its sole discretion.  The lender member agrees that in such circumstances the lender member will have no rights with respect to any such Notes except the crediting of the remaining principal balance of the Note to the lender member’s account.

In addition, we represent and warrant to the lender member, as of the date of the agreement and the date a commitment to purchase a Note is made, that:

•we are a duly organized and validly existing corporation in good standing under the laws of Delaware and have corporate power to enter into and perform our obligations under the agreement;

•the agreement has been duly authorized, executed and delivered by Prosper; and

•the Indenture has been duly authorized by Prosper and qualified under the Trust Indenture Act of 1939 and constitutes a valid and binding agreement of Prosper, enforceable against Prosper in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws.

Remedies

If we breach any of our representations and warranties and such breach materially and adversely affects a lender member’s interest in a Note, we agree to,

•cure the breach, if the breach is susceptible to cure,

•repurchase the Note, or

•indemnify and hold the lender member harmless against all losses (including losses resulting from the nonpayment of the Note), damages, expenses, legal fees, costs and judgments resulting from any claim, demand or defense arising as a result of the breach.

We will determine, in our sole discretion, if a breach is susceptible to cure, whether to cure such breach, repurchase the Note or indemnify the lender member with respect to the Note.  If we elect to repurchase a Note, we will pay the lender member an amount equal to the remaining outstanding principal balance of the Note as of the date of repurchase.  Upon any repurchase, the Note is transferred and assigned to Prosper, without recourse, and we are authorized to execute any endorsements or assignments necessary to effectuate the transfer and assignment of the Note on behalf of the lender member.

We will notify a lender member within 90 days after we become aware that we have breached our representations and warranties under the agreement such that cure or repurchase of the Note is required, at which time we will notify the lender member of our election to cure the breach or repurchase the note.

We are not obligated to repurchase a Note from a lender member if his or her investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing or due to false or inaccurate statements or omissions of fact in a borrower’s listing, whether in credit data, borrower representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the Notes.

Servicing

The agreement provides that we will use commercially reasonable efforts to service and collect the borrower loans in accordance with industry standards customary for loans of the same general type and character as the borrower loans.

The agreement also provides that we will service all Notes, and all borrower loans, both before and after default.  Any amounts received by Prosper on borrower loans will be forwarded to the holders of the Notes corresponding to the borrower loan, subject to applicable servicing fees.  In servicing borrower loans, we may, in our discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors.

The agreement also provides that referral of a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty-one days past-due shall be deemed to constitute commercially reasonable servicing and collection efforts.  Prosper and any third-party servicer servicing a borrower loan shall have the right, without the lender member’s consent, subject to the foregoing servicing standard, to change the payment date, reduce the principal amount or rate of interest or change the place and manner of making loan payments on a borrower loan, amend or waive any other term of such borrower loan, or charge off any borrower loan that Prosper or a third-party servicer servicing the loan deems uncollectible.

The agreement provides that we shall be entitled to retain from payments received on the borrower loans a servicing fee calculated by the application of an annual servicing fee rate applied to the outstanding principal balance of the Notes, and that our servicing fee rates are posted in the Fees and Charges section of the Prosper website, and are subject to change at any time without notice. The applicable servicing fee rate will be disclosed in all listings. The agreement provides that the servicing fee on each Note will be the amount of the servicing fee in effect at the time the listing for the loan corresponding to the Note was posted, and will remain unchanged for the term of the Note.

Servicing fees are payable monthly by deduction from each lender member’s share of a loan payment by the borrower. Lender members will not receive non-sufficient funds fees or collection fees we or a third-party servicer or collection agency charge, and such fees will be retained by the party receiving the fee as additional servicing compensation. We will pay lender members any late fees we receive on borrower loans. Any prepayments received on borrower loans will be paid ratably to the Note holders, subject to applicable servicing fees.

Borrower Registration Agreement

When a borrower member registers on the platform, the borrower member enters into a borrower registration agreement with us that governs any loan obtained by the borrower member.  Under this agreement, we provide the borrower member the opportunity through the platform to post loan requests or “listings” for lender members who may be interested in facilitate the funding of a loan to the borrower member by WebBank.

Under the agreement, the borrower member authorizes us to obtain the member’s credit report from a consumer credit reporting agency.  The borrower member also authorizes us to verify information on the member’s credit report, and agrees that we may contact third parties to verify any such information.  The borrower member authorizes us to obtain this credit report each time the borrower member posts a listing, except that we may not obtain a new credit report when the borrower member posts a listing within thirty (30) days following the posting of an earlier listing.

        Under the agreement, to post a listing, the borrower member agrees to provide the amount of the loan requested.  The borrower member must also provide his or her annual income, occupation and employment status. In addition, the borrower must indicate whether he wishes to opt for partial funding. Each listing that a borrower member posts is a request for a loan if the listing receives bids equal to or exceeding the minimum amount required for the loan to fund, in an amount equal to the total amount of all winning bids, at the interest rate set by Prosper.  The borrower member agrees that he or she will have the right to withdraw the listing at any time prior to expiration of the bidding period; however, the borrower member does not have the right to rescind any loan.  Borrower members agree not use the Prosper website to obtain, or attempt to obtain, a loan for someone other than themselves.

Under the agreement, the borrower member agrees that Prosper lender members will be able to review listings posted by borrower members, and facilitate the funding of borrower loans by committing funds to purchase of the corresponding Notes   A match of a borrower member’s listing with one or more bids equal to or exceeding the minimum amount required to fund will result in a loan from WebBank to the borrower member, subject to Prosper’s right to verify the information as provided in the agreement.

The borrower member agrees that, if a loan is received, the member must pay WebBank an origination fee.  The current fee amount is posted in the Fees and Charges section of Prosper’s website.  If the borrower member does not make his or her loan payments on time, WebBank or any subsequent owner of the loan will have all of the remedies authorized or permitted by the promissory note and applicable law, including referring the member’s loan to a collection agency for collection.  We may report loan payment delinquencies in excess of thirty (30) days to one or more consumer reporting agencies in accordance with applicable law.

Neither Prosper nor WebBank warrants or guarantees (1) that a borrower member’s listing will be matched with any bids or (2) that a borrower member will receive a loan as a result of posting a listing.

Prosper may, in its sole discretion, with or without cause, terminate the agreement at any time by giving the borrower member notice.  Prosper also has the right to change any term or provision of the agreement or of the Prosper Terms and Conditions, provided, however, Prosper does not have the right to change any term or provision of a promissory note evidencing a loan to which the borrower member is a party, except as authorized in the promissory note.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax considerations generally applicable to our lender members who purchase Notes.  This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations.  Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular lender member’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the Notes.  This discussion applies only to lender members who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment).  This discussion does not address U.S. federal income tax considerations applicable to lender members that may be subject to special tax rules, such as:

•securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•banks, thrifts or other financial institutions;

•insurance companies;

•regulated investment companies or real estate investment trusts;

•tax-exempt organizations;

•persons holding Notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•partnerships or other pass-through entities;

•persons subject to the alternative minimum tax;

•certain former citizens or residents of the United States;

•non-U.S. Holders (as defined below); or

•“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.  A “Non-U.S. Holder” is any beneficial owner of a Note that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by the partnership.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON.  ACCORDINGLY, ALL PROSPECTIVE LENDER MEMBERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Taxation of the Notes

In General

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes.  However, although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes.  Where required, we intend to file information returns with the IRS in accordance with such treatment unless there is a change or clarification in the law, by regulation or otherwise, that would require a different characterization of the Notes.

You should be aware, however, that the U.S. Internal Revenue Service (“IRS”) is not bound by our characterization of the Notes and the IRS or a court may take a different position with respect to the Notes’ proper characterization.  For example, the IRS could determine that, in substance, each lender member owns a proportionate interest in the corresponding loan for U.S. federal income tax purposes or, for example, the IRS could instead treat the Notes as a different financial instrument (including an equity interest or a derivative financial instrument).  Any different characterization could significantly affect the amount, timing, and character of income, gain or loss recognized in respect of a Note.  For example, if the Notes are treated as our equity, (i) we would be subject to U.S. federal income tax on income, including interest, accrued on the corresponding loans but would not be entitled to deduct interest or OID on the Notes, and (ii) payments on the Notes would be treated by the holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of our earnings and profits as computed for U.S. federal income tax purposes.

A different characterization may significantly reduce the amount available to pay interest on the Notes  You are strongly advised to consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

The following discussion assumes that the Notes will be treated as our debt instruments that have OID for U.S. federal income tax purposes.  Unless otherwise specified, the following discussion assumes that the Notes will not be subject to the rules governing contingent payment debt instruments.

Taxation of Payments on the Notes

You will generally be required to accrue OID in income as ordinary interest income for U.S. federal income tax purposes, regardless of your regular method of tax accounting.  If you hold a Note that has a maturity date of more than one year, you will be required to accrue OID income as ordinary interest income under a “constant yield method.”  Under this treatment, if a payment on a Note is not made in accordance with the payment schedule in respect of the corresponding loan (for example, because of a late payment on the corresponding loan), you will be required to include an amount of OID in taxable income as interest even if you have not received the actual payment from the corresponding loan.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies.  If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule.  In addition, under the applicable Treasury Regulations, remote and/or incidental contingencies may generally be ignored.  A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument.  A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant.  The determination of whether a single payment schedule is significantly more likely than not to occur, or whether a contingency is remote or incidental, is made for each Note.

Each Note provides for one or more alternative payment schedules because we are obligated to make payments on a Note only to the extent that we receive payments on the corresponding loan, less the service charge and less any charges we incur in connection with collection on the corresponding loan.    The payment schedule for each Note provides for payments of principal and interest on the Note in accordance with the payment schedule for the corresponding loan.  In addition to scheduled payments, we will prepay a Note to the extent that a borrower member prepays the loan corresponding to the Note, and we will pay late fees collected on a corresponding borrower loan to the holders of the corresponding Note.  Notwithstanding such contingencies, we intend to use the payment schedule of a Note to determine the amount and accrual of OID on the Note because we believe that a Note is significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment or late payment on the loan corresponding to such Note will be remote or incidental.  If in the future, based on our experience or for any other reason, we determine that the previous sentence does not apply to a Note, we anticipate that we will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and we shall so notify you.

OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note includes all payments of principal and stated interest on the Note under the payment schedule of the Note.  The issue price of a Note will generally equal the principal amount of a Note.

The amount of OID includible in income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note.  The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period).  We intend to use 30-day accrual periods.  The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note.  A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note under the payment schedule of the Note, produces an amount equal to the issue price of such Note.

If a Note is paid in accordance with its payment schedule, the amount of OID includible in income is anticipated to be based on the stated interest rate of the Note.  As a result, you will generally be required to include an amount of OID in income that is equal to the amount of stated interest paid on the Note.

Cash payments of interest and principal under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale, Retirement or Other Taxable Disposition of Notes

Upon the sale, retirement or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and your adjusted tax basis in the Note.  In general, your adjusted tax basis in the Note will equal your cost for the Note, increased by any OID and market discount previously included in gross income by you, as discussed below, and reduced by any payments previously received by you in respect of the Note.

Except as discussed below with respect to a Note subject to rules governing market discount, contingent payment debt instruments, or the special rules applicable to short-term obligations, your gain or loss on the taxable disposition of the Note generally will be long-term capital gain or loss if the Note has been held for more than one year and short-term otherwise.  The deductibility of capital losses is subject to limitations.

Prepayments

If we prepay a note in full, the Note will be treated as retired and, as described above, you will generally have gain or loss equal to the difference, if any, between the amount realized upon the retirement and your adjusted tax basis in the Note.  If we prepay a Note in part, a portion of the Note will be treated as retired.  Generally, for purposes of determining (i) your gain or loss attributable to the portion of the Note retired and (ii) your OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, your adjusted tax basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired.  The yield to maturity of a Note is not affected by a partial prepayment.

Market Discount

If you purchase a Note on the Note Trader platform for an amount that is less than the adjusted issue price of the Note at the time of purchase, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount.  The amount of any market discount will generally be treated as de minimis and disregarded if it is less than ¼ of 1 percent of the revised issue price (calculated as the sum of the issue price of the Note and the aggregate amount of OID previously includible in the gross income of any holder without regard to any acquisition premium), multiplied by the number of complete years to maturity. If you hold a Note that has de minimis market discount, the rules described below do not apply to you.

Under the market discount rules, you generally will be required to treat any principal payments received in respect of the Note, and any gain derived from the sale, retirement or other disposition of the Note, as ordinary income to the extent of the market discount that has accrued on the Note but that has not previously been included in gross income by you.  Such market discount will accrue on the Note on a ratable basis over the remaining term of the Note unless you elect to accrue market discount on a constant yield basis.  In addition, you may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense attributable to (i) any indebtedness incurred to purchase or carry such Note or (ii) any indebtedness continued to purchase or carry such Note.  If you dispose of a Note in a nontaxable transaction (other than certain specified nonrecognition transactions), you will be required to include any accrued market discount as ordinary income as if you had sold the Note at its then fair market value.

You may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described in the prior paragraph regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply.  If you make an election to include market discount in income currently, your adjusted basis in a Note will be increased by any market discount that you include in income.  An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.  You should consult your own tax advisor before making this election.

Acquisition Premium

If you purchase a Note on the Note Trader platform for an amount greater than the Note’s adjusted issue price but less than the sum of all amounts payable on the Note after the purchase date, the Note will be treated as acquired at an acquisition premium.  For a Note acquired with an acquisition premium, the amount of OID that you must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to such taxable year.

If you purchase a Note on the Note Trader platform for an amount in excess of the sum of all amounts payable on the Note after the purchase date, you will not be required to include OID in income with respect to the Note.

Late Payments

As discussed above, late fees collected on borrower loans corresponding to the Prosper Borrower Notes will generally be paid to you.  We anticipate that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note.  In such case, any late fees paid to you should be taxable as ordinary income at the time such fees are paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Nonpayment of Loans Corresponding to Note — Automatic Extension

In the event that we do not make scheduled payments on a Note as a result of nonpayment by a borrower member on the loan corresponding to the Note, you must continue to accrue and include OID on a Note in taxable income until the initial maturity date or, in the case of an automatic extension, the final maturity date, except as described below.  Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note’s adjusted issue price on that date.  As a result of such reissuance, the amount and accrual of OID on the Note may change.  At the time of the deemed reissuance, due to nonpayment by the borrower member, we may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the borrower member on the loan corresponding to such Note will be remote or incidental.  Accordingly, the Note may become subject to the contingent payment debt instrument rules (which are discussed in more detail below) even if not subject to these rules at the time of original issue.    In addition, in the event that a Note’s maturity date is automatically extended because amounts remain due and payable on the initial maturity date by the borrower member on the loan corresponding to the Note, the Note likely will be treated as reissued and become subject to the contingent payment debt instrument rules.  If we determine that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, we will notify you and provide the projected payment schedule and comparable yield.

If collection on a Note becomes doubtful, you may be able to stop accruing OID on the Note.  Under current IRS guidance, it is not clear whether you may stop accruing OID if scheduled payments on a Note are not made.  You should consult your own tax advisor regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a Result of Worthlessness

In the event that a Note becomes wholly worthless, if you are an individual, and you did not acquire the Note as part of your trade or business, you should generally be entitled to deduct your loss on the Note as a short-term capital loss in the taxable year the Note becomes wholly worthless.  The portion of your loss attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt.  Under Section 166 of the Code, if you are a corporation, or if you are an individual and you acquired your Notes as part of a trade or business, you should generally be entitled to deduct any loss sustained during the taxable year on account of a Note becoming wholly or partially worthless as an ordinary loss.  You should consult your own tax advisor regarding the character and timing of losses attributable to Notes that become worthless in whole or in part.

Potential Characterization as Contingent Payment Debt Instruments

 To the extent we determine that a Note is not subject to the contingent payment debt instrument rules, our position is not binding on the IRS or a court of competent jurisdiction and we cannot predict what the IRS or a court would ultimately decide with respect to the proper U.S. federal income tax treatment of the Note. Accordingly, there exists a risk that the IRS or a court could determine that the Notes are “contingent payment debt instruments” because payments on the Notes are linked to performance on the corresponding loan.

To the extent a Note is characterized as a contingent payment debt instrument, or in the future, we conclude that a Note is subject to the contingent payment debt instrument rules, the Note would be subject to special rules applicable to contingent payment debt instruments.  If these rules were to apply, you would generally be required to accrue interest income under the noncontingent bond method.  Under this method, interest would be taken into account whether or not the amount of any payment is fixed or determinable in the taxable year. The amount of interest that would be taken into account would generally be determined by constructing a hypothetical noncontingent bond, which is based on a “comparable yield” (generally, a hypothetical yield to be applied to determine interest accruals with respect to the Note, and which can be no less than the applicable federal rate) and a “projected payment schedule” (generally, a series of projected payments, the amount and timing of which would produce a yield to maturity on that Note equal to the comparable yield).  Based on the comparable yield and the projected payment schedule, you will generally be required to accrue as OID the sum of the daily portions of interest for each day in the taxable year that you held the Note, adjusted to reflect the difference, if any, between the actual and projected amount of any contingent payments on the Note.  The daily portions of interest are determined by allocating to each day in an accrual period the ratable portion of interest that accrues in such accrual period.  The amount of interest you may accrue under this method could be higher or lower than the stated interest rate on the Note.  In addition, any gain recognized on the sale, exchange or retirement of your Note will generally be treated as ordinary interest income, and any loss will be treated as ordinary loss to the extent of prior OID inclusions, and then as capital loss thereafter.

Short-Term Notes

The following discussion applies to Notes that have a maturity of one year or less from the date of issue (“Short-Term Notes”).  There are special rules that address the U.S. federal income taxation of Short-Term Notes that you should be aware of.  These rules are not entirely clear in all situations.  Accordingly, you are strongly advised to consult your own tax advisor with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of Short-Term Notes.

In general, the Treasury Regulations provide that, in the case of a debt instrument with a maturity date of one year or less, no payments of interest are considered qualified stated interest.  This means that a Short-Term Note is treated as having OID equal to the excess of the total payments on the obligation over its issue price.  In general, if you are a cash method taxpayer, you should not be required to recognize interest income until actual or constructive receipt of payment, unless you elect to accrue OID in income on a current basis under either a straight-line or a constant yield method.  If you do not elect to currently include accrued OID in income, you will not be allowed to deduct any of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry the Note (in an amount not exceeding the deferred income), and instead you will be required to defer deductions for such interest until the deferred income is realized upon the maturity of the Note or its earlier disposition in a taxable transaction.  Notwithstanding the foregoing, if you elect to include accrued OID in income on a current basis, the limitation on the deductibility of interest will not apply.  Upon disposition of a Short-Term Note, you will be required to characterize some or all of the gain realized on a sale, exchange or retirement of the Note as ordinary income.  The amount characterized as ordinary income upon such disposition will generally equal an amount of OID that would have accrued under a straight-line basis or, if you so elect, an amount of OID that would have accrued under a constant yield method.  If you are an accrual method taxpayer, you will generally be required to accrue OID in income on a current basis on either a straight-line basis or, at your election, under the constant yield method based on daily compounding.  It should also be noted that the market discount rules (discussed above) generally do not apply to short-term obligations.  In addition, while there are special rules that address the U.S. federal income taxation of notes that have a maturity date of more than one year and that provide for one or more contingent payments, those rules generally do not apply to short-term obligations.  Accordingly, the U.S. federal income taxation of short-term obligations that provide for contingent payments is not entirely clear.  You should consult your own tax advisor regarding the U.S. federal income tax consequences if Short-Term Notes are considered short-term obligations that provide for contingent payments.

Backup Withholding and Reporting

We will be required to report information to the IRS on certain payments on a Note (including interest and discount) and on proceeds of the sale of a Note if you are not an exempt recipient (such as a corporation). In addition, backup withholding (currently at a 28% rate) may apply to payments made to you if (a) you do not furnish or you have failed to provide your correct taxpayer identification number, (b) we have been instructed by the IRS to backup withhold because of underreporting (generally meaning that the IRS has determined and notified you that you have failed to report any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) in certain circumstances, you have failed to comply with applicable certification requirements or otherwise establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. You should consult your tax advisor regarding the application of information reporting and backup withholding rules in your particular situation, the availability of an exemption, and the procedure for obtaining such an exemption, if applicable.

BUSINESS

Overview

Prosper Marketplace, Inc. is the operator of an Internet credit platform.  The platform is described in more detail in this prospectus under the caption “About the Platform.” Our platform provides a number of benefits to our borrowers.  We believe the key features of the Prosper experience are the following:

•better interest rates than those available from traditional banks;

•24-hour online availability to initiate a loan listing;

•convenient, electronic payment processing; and

•amortizing, fixed rate loans, which represent a more responsible way for consumers to borrow than revolving credit facilities.

Business Strengths

We believe that the following business strengths differentiate us from competitors and are key to our success:

•Open access.  We allow individuals with a wide range of credit characteristics to apply for loans, and enable them to leverage their social capital and receive loans through commitments from the lender community at large.

•Transparency and data availability.  By making all site transactions visible to our customers and available electronically for analysis, we allow our customers to better understand our marketplace and make better decisions about their activity.

Corporate History

We were incorporated in the State of Delaware in March 2005, and our principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, California 94104.  Prosper’s telephone number at that location is (415) 593-5400.  Prosper’s website address is www.prosper.com.  The information contained on our website is not incorporated by reference into this prospectus.

From the launch of our platform in February 2006 until October 16, 2008, the operation of our platform differed from the structure described in this prospectus, and we did not offer Notes.  Instead, our platform allowed lender members to purchase, and take assignment of, borrower loans directly as described under “Prior Operation of Our Platform.”

Marketing

Our marketing efforts are designed to attract individuals and institutions to our website, to enroll them as members and to have them understand and utilize our services for borrowing or investing in Notes on our platform.  We believe there are significant opportunities to increase the number of members who use our platform through additional marketing initiatives.  We employ a combination of paid and unpaid sources to market our platform.  We also invest in public relations to build our brand and visibility.  We are constantly seeking new methods to reach more potential Prosper members.

We attract members in a variety of ways, including advertising, search engine results and word-of-mouth referrals.  We frequently hear from new borrowers that they heard about us from current borrowers.  In addition, we have been featured in a variety of media outlets, including television and print media.  We have also participated in interviews to promote Prosper.

We continuously measure website visitor-to-member conversion.  We test graphics and layout alternatives in order to improve website conversion.  We also seek to customize the website to our members’ needs whenever possible.  We carefully analyze visitor website usage to understand and overcome barriers to conversion.

From time to time, we may conduct special promotions to increase the participation of existing members on our platform or to attract new members.  These promotions could include offering special incentives for registering as a lender or a borrower, posting a loan listing, moving money onto our platform, placing bids on loan listings or successfully bidding on a loan listing.  The incentives could include cash bonuses or rebates, fee discounts and waivers or warrants to acquire shares of our common stock.  These promotions may be offered to all customers for all products or could be restricted to particular products or types of customers.  For example, we could conduct a special promotion to attract customers who come to our site through a marketing partnership we have with another company.

For the six months ended June 30, 2010 and 2009, we spent approximately $384.3 thousand and $66.2 thousand, respectively, on marketing.

Technology

Our system hardware is located in a hosting facility in San Francisco, California, owned and operated by Rincon 365 Borrower, LLC under an agreement that expires in August 2011.  Generally, unless either party delivers a termination notice, the agreement is automatically renewable for three year terms.  The facility provides around-the-clock security personnel, video surveillance and biometric access screening and is serviced by onsite electrical generators and fire detection and suppression systems.  The facility has multiple interconnects to the Internet, and we use Internap Network Services Corporation as our Internet service provider.  We also maintain off-site backups at a secure, Tier 1 data center in Las Vegas, Nevada. We back up all customer data daily and replicate this data offsite via an encrypted connection.

We own all of the hardware deployed in support of our platform.  We continuously monitor the performance and availability of our platform.  We have a scalable infrastructure that utilizes standard techniques such as load-balancing and redundancies.

We have written our own accounting software to process electronic cash movements, record book entries and calculate cash balances in our members’ funding accounts.  We process electronic deposits and payments by originating ACH transactions.  Our software puts these transactions in the correct ACH transaction data formats and makes book entries between individual members’ accounts using a Write-Once-Read-Many (WORM) ledger system.

We have entered into a back-up servicing agreement with a loan servicing company that is willing and able to transition servicing responsibilities in the event we can no longer do so.  This third party is a financial services company that has extensive experience and knowledge entering into successor loan servicing agreements.  The third party will provide monthly investor reports on our loan servicing activity that will be available to all registered users.

Scalability

Our platform is designed and built as a highly scalable, multi-tier, redundant system.  Our platform incorporates technologies designed to prevent any single point of failure within the data center from taking the entire system offline.  This is achieved by utilizing load-balancing technologies at the front end and business layer tiers and clustering technologies in the back-end tiers to allow us to scale both horizontally and vertically depending on platform utilization.  In addition, the core network load-balancing, routing and switching infrastructure is built with fully redundant hardware and sub-second failover between those devices.

Data integrity and security

All sensitive data that is transmitted to and from our customers and service providers is transacted using a secure transport protocol.  Communication of sensitive data via the web site to our customers is secured utilizing SSL 128-bit enabled encryption certificates provided by VeriSign and Thawte, Inc.  Communication of sensitive data with our service providers is secured utilizing authenticated VPN, SSL 128-bit encryption and SSH protocols depending on the service providers’ requirements.  Storage of sensitive data is encrypted utilizing AES 256-bit and 3DES 168-bit cryptographic ciphers depending upon our service providers’ requirements and internal storage policies.  Access to the data by our employees is restricted based upon a least-privilege principle, such that employees have access only to the information and systems needed to perform their function.  In the event of disaster, data is repeatedly stored securely at an offsite data center.

We protect the security of our platform using a multilayered defense strategy incorporating several different security technologies and points of monitoring.  At the perimeter of the network, multi-function security technologies implement firewall, intrusion prevention, anti-virus and anti-spam threat management techniques.  Internally, the network and hosts are segmented by function with another layer of firewalls and traffic inspection devices.  At the host level, our platform utilizes host based intrusion prevention, antivirus, antispyware, and application control systems.  Logging and monitoring for network security devices is done in real-time with notifications to the appropriate staff upon any suspicious event or action that requires attention.  Logging and monitoring of host systems is done in real-time to a centralized database with web based reporting and additional notification to the appropriate staff for any remediation.

Fraud detection

We consider fraud detection to be of utmost importance to the successful operation of our business.  We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud.  We employ techniques such as knowledge based authentication, or KBA, out-of-band authentication and notification, behavioral analytics and digital fingerprinting to prevent identity fraud.  We use services from third-party vendors for user identification, credit checks and for checking customer names against the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control (OFAC).  In addition, we use specialized third-party software to augment our identity fraud detection systems.  In addition to our identity fraud detection system, we have a dedicated team which conducts additional investigations of cases flagged for high fraud risk.  See “About the Platform—Borrower Financial Information is Generally Not Verified” for more information.  We also enable our lender members to report suspicious activity to us, which we may then decide to evaluate further.

Engineering

We have made substantial investment in software and website development and we expect to continue or increase the level of this investment as part of our strategy to continually improve our platform.  In addition to developing new products and maintaining an active online deployment, our engineering department also performs technical competitive analysis as well as systematic product usability testing.  As of June 30, 2010, our engineering team consisted of four developers, one quality assurance manager, four quality assurance contractors, one director of database systems, one database administrator, one director of network operations, and one network engineer.  Our engineering expense totaled $753.6 thousand and $1.3 million for the six months ended June 30, 2010 and 2009, respectively.

Competition

The market for peer-to-peer lending is competitive and rapidly evolving.  We believe the following are the principal competitive factors in the peer-to-peer lending market:

•fee structure;

•website attractiveness;

•member experience, including borrower loan funding rates and lender returns;

•acceptance as a social network;

•branding; and

•ease of use.

The primary competitors of our platform are major credit card companies, such as JPMorgan Chase Bank, Bank of America and Citibank, other commercial banks, savings banks and consumer finance companies.  We also face competition from other peer-to-peer platforms such as Lending Club, and other peer-to-peer platforms appear to be preparing to commence operations.

We may also face future competition from new companies entering our market, which may include large, established companies, such as eBay Inc., Google Inc. or Yahoo! Inc. These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their consumer platforms.  These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns.  These potential competitors may have more extensive potential borrower bases than we do.  In addition, these potential competitors may have longer operating histories and greater name recognition than we do.  Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.

Intellectual Property

Our intellectual property rights are important to our business.  We rely on a combination of copyright, trade secret, trademark, and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property.

Although the protection afforded by copyright, trade secret, trademark, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage:

•the technological skills of our software and website development personnel;

•frequent enhancements to our platform; and

•high levels of member satisfaction.

Our competitors may develop products that are similar to our technology.  For example, our legal agreements may be copied directly from our website by others.  We enter into confidentiality and other written agreements with our employees, consultants and service providers, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and information.  Despite our efforts to protect our proprietary rights, third parties may, in an authorized or unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as ours.  Policing all unauthorized use of our intellectual property rights is nearly impossible.  Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

We have developed our own software, and do not use software licensed to us by third parties, for processing electronic cash movements, recording book entries and calculating cash balances in our members’ Prosper accounts.

Employees

As of June 30, 2010, we employed thirty-four full-time employees.  Of these employees:

•9 were in network and engineering;

•9 were in customer services, which includes the employees who conduct our collection activities;

•6 were in legal and finance;

•7 were in marketing; and

•3 were in general and administration.

None of our employees are represented by labor unions.  We have not experienced any work stoppages and believe that our relations with our employees are good.

Facilities

Our corporate headquarters, including our principal administrative, marketing, technical support and engineering functions, is located in San Francisco, California, where we lease workstations and conference rooms under a five year lease agreement that expires in July 2011.  We believe that our existing facilities are adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

In November of 2008, the SEC instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act, against us.  In connection with such proceedings, we agreed to a settlement with the SEC and consented to the entry of a Cease and Desist order, in which we neither admitted nor denied liability, which was approved by the SEC on November 20, 2008.  The Cease and Desist order included a finding that we violated the registration requirements of the Securities Act, and required that we cease and desist from committing or causing any violations in the future.

On November 26, 2008, Prosper and the North American Securities Administrators Association, or “NASAA,” executed a settlement term sheet.  The term sheet sets forth the material terms of a consent order to resolve matters relating to our sale and offer of unregistered securities and the omission of material facts in connection with such offers and sales prior to November 2008.  On April 21, 2009, we reached agreement with NASAA on the final terms of this consent order for consideration by the states.  NASAA has recommended that each state adopt the terms of the settlement, however, the settlement is not binding on any state.  The terms of the settlement involve our payment of up to $1 million, which NASAA has allocated among the 50 states and the District of Columbia, based on our loan sale transaction volume in each state prior to November 24, 2008.  We will not be required to pay any portion of the fine allocated to those states that do not execute a consent order with Prosper.  The terms of the settlement require the states to terminate their investigation of our activities related to the sale of securities before November 24, 2008.  If a state does not elect to participate in the NASAA settlement, such state would not be prevented from pursuing its own remedies in connection with our sale of securities before November 24, 2008.   As of June 30, 2010 and December 31, 2009, the Company had accrued approximately $287,699 and $356,000, respectively, in connection with this contingent liability in accordance with ASC Topic 450.  As of June 30, 2010, the Company has entered into 31 consent order agreements and has paid an aggregate of $425,013 in penalties.

   On November 26, 2008, plaintiffs, Christian Hellum, William Barnwell and David Booth, individually and on behalf of all other plaintiffs similarly situated, filed a class action lawsuit against us and certain of our executive officers and directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008.  The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages and the right of rescission against Prosper and the other named defendants, as well as treble damages against Prosper and the award of attorneys’ fees, experts’ fees and costs, and pre-judgment and post-judgment interest.

   Some of the individual defendants filed a demurrer to the First Amended Complaint, which was heard on June 11, 2009 and sustained by the court with leave to amend until July 10, 2009.  The plaintiffs filed a Second Amended Complaint on July 10, 2009, to which the same individual defendants demurred.  On September 15, 2009, this demurrer was sustained by the court without leave to amend.

    Prosper’s insurance carrier with respect to the class action lawsuit, Greenwich Insurance Company (“Greenwich”), has denied coverage.  On August 21, 2009, Prosper filed suit against Greenwich in the Superior Court of California, County of San Francisco, California.  The lawsuit seeks a declaration that Prosper is entitled to coverage under its policy with Greenwich for losses arising out of the class action lawsuit as well as damages and the award of attorneys’ fees and pre-judgment and post-judgment interest.

           The Company has assessed the contingent liability related to prior sales of loans on the platform and has determined that the occurrence of the contingency is reasonably possible but not probable and that contingent liability ranges from $0 in the event the Company prevails to a maximum of $57.7 million which represents the remaining outstanding principal amount of $13.7 million and loans charged off of $44.0 million as of June 30, 2010.

           We intend to vigorously defend the class-action lawsuit and prosecute our suit against Greenwich.  We cannot, however, presently determine or estimate the final outcome of either lawsuit, and there can be no assurance that either matter will be finally resolved in our favor.  If the class-action lawsuit is not resolved in our favor, we might be obliged to pay damages, and might be subject to such equitable relief as a court may determine.  If our lawsuit against Greenwich is not resolved in our favor, we might not be able to recover any proceeds from Greenwich to offset any losses we incur in the class action lawsuit.

   We are not currently subject to any other material legal proceedings.  Except for the above matters, we are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us.

Prior Operation of Our Platform

Our Prior Operating Structure

From the launch of our platform in February 2006 until October 16, 2008, the operation of our platform differed from the structure described in this prospectus, and we did not offer Notes.  Instead, our platform allowed lender members to purchase, and take assignment of, borrower loans directly.  Under that structure, the borrower loans were evidenced by individual promissory notes in the amount of each lender member’s winning bid, which notes were thereafter sold and assigned to each lender member with a winning bid, subject to our right to service the borrower loans.  Borrower loans resulting from listings posted prior to April 15, 2008 were made by Prosper and sold and assigned to the lender members who were winning bidders for the loans; loans resulting from listings posted on or after April 15, 2008 were made by WebBank and then subsequently sold and assigned by WebBank to Prosper, which in turn sold and assigned such loans to the lender members who were winning bidders for the loans.  In addition, we previously assigned one of seven letter credit grades based on the borrower’s credit score and displayed the borrower’s credit grade in the listing posted on our platform.  Commencing on July 13, 2009, each listing was assigned a Prosper Rating.  The Prosper Rating is derived from two scores:  a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.  From October 16, 2008 until July 13, 2009, we did not offer lender members the opportunity to make any purchases on our platform.  During this time, we also did not accept new lender registrations or allow new loan purchase commitments from existing lender members.  We continued to service all previously-funded borrower loans, and lender members had the ability to access their accounts, monitor their borrower loans and withdraw available funds.  During this period, borrowers could still request loans, but those loan requests were forwarded to companies that had a pre-existing relationship with Prosper that could make or facilitate a loan to the borrower. For a brief period between April 28, 2009 and May 8, 2009, our wholly owned subsidiary Prosper Loans Marketplace, Inc. (which has subsequently been dissolved) conducted an intrastate offering under Section 3(a)(11) of the Securities Act to California residents only.  We originated thirteen loans in connection with this offering, but did not sell any of the related notes.  Prior to our sale of these notes, the SEC expressed concerns that the offering might violate provisions of the Securities Act.  Upon learning of these concerns, we terminated the offering and informed the winning bidders on the thirteen loans that were made that the notes could not be sold to them. Our termination of these notes sales was based on our representation and warranty in the lender registration agreement that we have complied in all material respects with applicable law in connection with the offer and sale of all notes.

Our historical financial results and much of the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the structure of our lending platform and our operations prior to July 13, 2009.  For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, at pages 60 to 71, in our Quarterly Report on Form 10-Q for the period ended March 31, 2010, at pages 25-45, in our Quarterly Report on Form 10-Q for the period ended June 30, 2010, at pages 25 – 44, and in our Quarterly Report on Form 10-Q for the period ended September 30, 2010, at pages 26-46, all of which are incorporated by reference in this prospectus.

Securities Law Compliance

From our commencement of operations in February 2006 through October 16, 2008, we sold approximately $179.1 million of loans to our lender members through an operating structure that involved our sale and assignment of promissory notes directly to lender members.  We did not register the offer and sale of these promissory notes under the Securities Act or under the registration or qualification provisions of any state securities laws.  In our view, analyzing whether or not the operation of our platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain.  If the sales of promissory notes offered through our platform were viewed as a securities offering, we may have failed to comply with the registration and qualification requirements of federal and state law and our lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest.  Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation, although the statute of limitations period under various state laws may be for a longer period of time.  Due to the legal uncertainty regarding the sales of promissory notes offered through our platform under our prior operating structure, and as a result of discussions with the SEC and various state securities law administrators, we decided to restructure our operations to resolve such uncertainty.  We began our implementation of this decision on October 16, 2008, when we ceased offering lender members the opportunity to make loan purchases on our platform, ceased accepting new lender member registrations and ceased allowing new loan purchase commitments from existing lender members.  Furthermore, pursuant to this decision, we filed a prospectus, and registration statement of which it formed a part, with the SEC, in which we described the restructuring of our operations and our new operating structure.  We resumed transactions with lender members starting July 13, 2009.  Our decision to restructure our operations and cease sales of promissory notes offered through our platform effective October 16, 2008 limited this contingent liability, under federal law, so that it only related to the period from February 2006 until October 16, 2008.  We have, however, accrued  $287,699 as of June 30, 2010 in connection with the $1 million contingent liability arising from the settlement term sheet we entered into with NASAA on November 26, 2008 in accordance with ASC Topic 450.  See “—Legal Proceedings” for more information.  As of June 30, 2010, the Company has entered into 31 consent order agreements pursuant to the NASAA settlement term sheet and has paid an aggregate of $425,013 in penalties.

The change in the operation of our platform, the resulting litigation, as well as our adoption of new accounting pronouncements, have had a significant impact on our financial statements and results of operations for periods following July 13, 2009.  Because the Notes are a novel financing structure, we will continue to evaluate the impact this shift in our operations will have on our financial condition, results of operations and cash flow.  For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation— Borrower Loans and Payment Dependent Notes” in our annual report on Form 10-K for the fiscal year ended December 31, 2009, at pages 62 – 64, our quarterly report on Form 10-Q for the period ended March 31, 2010, at pages 27-29, our quarterly report on Form 10-Q for the period ended June 30, 2010, at pages 27 - 28, and our quarterly report on Form 10-Q for the period ended September 30, 2010, at pages 27 – 29, all of which are incorporated herein by reference.

GOVERNMENT REGULATION

Overview

The consumer loan industry is highly regulated.  Prosper, and the borrower loans made through our platform, are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities.  These authorities impose obligations and restrictions on our activities and the borrower loans made through our platform.  In particular, these rules limit the fees that may be assessed on borrower loans, require extensive disclosure to, and consents from, our borrower members, prohibit discrimination and impose multiple qualification and licensing obligations on platform activities.  Failure to comply with these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of loan contracts, indemnification liability to contract counterparties, class action lawsuits, administrative enforcement actions and civil and criminal liability.  While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations.  These rules and regulations are subject to continuous change, however, and a material change could have an adverse effect on our compliance efforts and ability to operate.

Regulation and Consumer Protection Laws

State and Federal Laws and Regulations

Borrower loan origination activities on our platform and the servicing of Notes are subject to state and federal regulation.  WebBank and the borrower loans it makes must comply with applicable state usury and lending laws, including interest rate and fee limitations, and licensing and disclosure requirements.  In addition, Prosper and WebBank must comply with the federal Consumer Credit Protection Act, including, without limitation, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN) and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices.  Prosper and WebBank are subject to examination, supervision, and potential regulatory investigations and enforcement actions by state and federal agencies that regulate their activities, including but not limited to the Utah Department of Financial Institutions and the FDIC with respect to WebBank and various state consumer credit regulatory agencies and the Federal Trade Commission with respect to Prosper.

State Licensing Requirements.  We hold consumer lending licenses or similar authorizations in 15 states.  We are subject to supervision and examination by the state regulatory authorities that administer the state lending laws.  The licensing statutes vary from state to state and variously prescribe or impose recordkeeping requirements; restrictions on loan origination and servicing practices, including limits on finance charges and the type, amount and manner of charging fees; disclosure requirements; requirements that licensees submit to periodic examination; surety bond and minimum specified net worth requirements; periodic financial reporting requirements; notification requirements for changes in principal officers, stock ownership or corporate control; restrictions on advertising; and requirements that loan forms be submitted for review.

WebBank is a Utah-chartered industrial bank organized under Title 7, Chapter 8 of the Utah Code and has its deposits insured by the FDIC.  WebBank is subject to supervision and examination by the Utah Department of Financial Institutions and the FDIC.  Applicable federal law preempts state usury limitations and allows FDIC-insured depository institutions, such as WebBank, to “export” the interest rates permitted under the laws of the state where the bank is located when making loans to borrowers who reside in other states, regardless of the usury limitations imposed by the state law of the borrower’s residence.  WebBank is located in Utah, and Utah law does not limit the amount of interest that may be charged on loans of the type offered through our platform.  A few jurisdictions have elected to opt out of the federal usury preemption available to state-chartered, FDIC-insured banks.  To the extent that a WebBank borrower loan is deemed to be “made” in such a jurisdiction, the loan would be subject to the maximum interest rate limit of such jurisdiction.

Disclosure Requirements and Other Lending Regulations.  We are also subject to and seek to comply with state and federal laws and regulations applicable to consumer lending, including requirements relating to loan disclosure, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices.  These laws and regulations may be enforced by state consumer credit regulatory agencies, state attorneys general, the Federal Trade Commission, and private litigants, among others.  Given our novel business model and the subjective nature of some of these laws and regulations, particularly laws regulating unfair or deceptive business practices, we may become subject to regulatory scrutiny or legal challenge with respect to our compliance with these requirements.

Truth-in-Lending Act.  The federal Truth-in-Lending Act (TILA), and the regulation issued by the Federal Reserve Board implementing the TILA, Regulation Z, requires disclosure of, among other things, the annual percentage rate, the finance charge, the amount financed, the number of payments, and the amount of the monthly payment on consumer loans.  WebBank provides borrowers with a TILA disclosure form when borrower loans are originated and seeks to comply with TILA’s disclosure requirements relating to credit advertising.

Equal Credit Opportunity Act.  The federal Equal Credit Opportunity Act (ECOA) and the regulation issued by the Federal Reserve Board implementing the ECOA, Regulation B, prohibit discrimination in any aspect of a credit transaction on the basis of race, color, religion, national origin, sex, marital status, age (with certain limited exceptions), because all or part of the applicant’s income derives from any public assistance program, or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act.  Prosper and WebBank comply with the ECOA’s nondiscrimination requirements, and the lender registration agreement requires lender members to comply with the ECOA in their bidding practices.  We also require individual group leaders who form groups on Prosper to comply with the ECOA in that they are prohibited from excluding individuals from membership in a group on a prohibited basis.

The ECOA also requires creditors to provide consumers with notice of adverse action taken on credit applications, giving the consumer the principal reasons why adverse action was taken.  We and/or WebBank provide prospective borrowers who attempt but fail to obtain a borrower loan through our platform with an adverse action notice in compliance with the ECOA’s requirements.

Fair Credit Reporting Act.  The federal Fair Credit Reporting Act (FCRA), administered by the Federal Trade Commission, promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies.  In addition to requirements on credit bureaus, the FCRA requires that users of consumer credit reports have a permissible purpose to obtain a credit report on a consumer and that persons who furnish loan payment information to credit bureaus report such information accurately.  The FCRA also has disclosure requirements for creditors who take adverse action on credit applications based on information contained in a credit report.  Prosper and WebBank have a permissible purpose for obtaining credit reports on borrower members and Prosper reports loan payment and delinquency information to the credit bureaus in compliance with the FCRA.  Prosper’s and WebBank’s adverse action notices contain the disclosures required by the FCRA.

Fair Debt Collection Practices Act.  The federal Fair Debt Collection Practices Act (FDCPA) provides guidelines and limitations on the conduct of third party debt collectors in connection with the collection of consumer debts.  The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection.  While the FDCPA applies to third party debt collectors, debt collection laws of certain states, including California, impose similar requirements on creditors who collect their own debts.  In order to ensure compliance with the FDCPA, Prosper has contracted with professional third party debt collection agencies to engage in debt collection activities.  Prosper’s agreements with lender members and group leaders prohibit registered lender members and group leaders from attempting to directly collect on the Notes, and Prosper has established procedures to ensure that lender members and group leaders do not attempt to collect on the Notes themselves.

Servicemembers Civil Relief Act.  The federal Servicemembers Civil Relief Act (SCRA) allows military members to suspend or postpone certain civil obligations so that military members can devote their full attention to military duties.  In accordance with the SCRA, Prosper must adjust the interest rate of borrowers on active duty and other military personnel who qualify for and request relief.  If a borrower with an outstanding borrower loan is called to active military duty and can show that such military service has materially affected his or her ability to make payments on the borrower loan, Prosper will reduce the interest rate on the borrower loan to 6% for the duration of the borrower’s active duty.  During this period, the holders of the corresponding Notes will not receive the difference between 6% and the interest rate on the Notes.  For borrowers to obtain an interest rate reduction on a borrower loan due to military service, we require the borrowers to send us a written request and a copy of the borrower’s mobilization orders.

We do not take military service into account in assigning Prosper Ratings to borrowers’ listings.

Electronic Funds Transfer Act.  The federal Electronic Funds Transfer Act (EFTA) and the regulation issued by the Federal Reserve Board implementing the EFTA, Regulation E, place guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts, including preauthorized electronic fund transfers from consumers’ accounts to make loan payments.  Most transfers of funds in connection with the origination and repayment of Notes and bidding on our platform are done by Automated Clearing House (ACH) electronic transfers of funds subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (NACHA).  Transfers of funds on our platform are done in conformity with the EFTA and its regulations, as well as NACHA guidelines.

Electronic Signatures in Global and National Commerce Act.  The federal Electronic Signatures in Global and National Commerce Act (ESIGN) and similar state laws authorize the creation of legally binding and enforceable agreements, including electronic loan agreements, utilizing electronic records and electronic signatures.  ESIGN imposes special requirements on businesses that want to use electronic records or signatures in consumer transactions, and requires businesses to obtain from consumers electronic consent or confirmation to receive information electronically that a law requires to be in writing.  When a platform participant registers on our platform, we obtain his or her consent to transact business electronically with Prosper and WebBank and maintain electronic records in compliance with ESIGN requirements.

Privacy and Data Security Laws.  The federal Gramm-Leach-Bliley Act (GLBA) limits the disclosure of nonpublic personal information about a consumer to nonaffiliated third parties and requires financial institutions to disclose certain privacy policies and practices with respect to its information sharing with both affiliates and nonaffiliated third parties.  A number of states have enacted privacy and data security laws requiring safeguards on the privacy and security of consumers’ personally identifiable information.  Our privacy policy conforms to GLBA requirements, and we have policies and procedures intended to maintain platform participants’ personal information securely, and we do not sell or rent such information to third parties for marketing purposes.

Bank Secrecy Act.  We check customer names against the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control (OFAC) pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (BSA), and its implementing regulation.  We have also instituted procedures to comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA.

State Securities Laws.  We are subject to the securities laws of each state in which our registration or qualification to offer and sell the Notes has been approved.  Certain of these state laws require us to renew our registration or qualification on an annual basis.  In August 2010, we were inadvertently late in filing applications to renew our registrations or qualifications in several states.  Although all of these renewal applications were approved, we agreed to pay the following penalties in connection with the late filings: (i) $300 to the State of Washington; (ii) $25,000 to the State of California; and (iii) $5,000 to the State of Connecticut.

Foreign Laws and Regulations

We do not permit non-U.S. residents to register as members on our platform and do not operate outside the United States.  We are not, therefore, subject to foreign laws or regulations.

MANAGEMENT

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)

Christian A. Larsen	49	Chief Executive Officer, President and Director

Sachin D. Adarkar	44	General Counsel

James A. Catlin	39	Executive Vice President, Acquisition and Risk Management

Kirk T. Inglis	43	Chief Financial Officer and Chief Operating Officer

James W. Breyer	49	Director

Lawrence W. Cheng	35	Director

Court B. Coursey	38	Director

Nigel W. Morris	52	Director

Christian A. Larsen co-founded Prosper and has served as our Chief Executive Officer and President, and one of its directors since inception.  Prior to joining Prosper, Mr. Larsen co-founded E-LOAN, Inc. in 1996, and served as one of its directors from 1996 until its acquisition in October 2005, and as its Chairman from March 2001 until October 2005.  From 1999 to February 2005, Mr. Larsen served as Chief Executive Officer of E-LOAN, and from 1996 to 1998 and from January 2004 to June 2004, Mr. Larsen served as President of E-LOAN.  From 1992 to 1996, Mr. Larsen was the President of Palo Alto Funding Group, a mortgage brokerage he co-founded in 1992 and E-LOAN’s predecessor company.  Prior to attending business school, Mr. Larsen held positions at Chevron Corporation and NASA Ames Research Center.  Mr. Larsen holds an M.B.A. from Stanford University and a B.S. from San Francisco State University.  Prosper believes that Mr. Larsen’s financial and business expertise, including his diversified background of managing and directing public and start-up companies, his experience with financial services companies and lending companies, as well as his general operational and management experience, give him the qualifications and skills to serve as a director.

Sachin D. Adarkar has served as our General Counsel since August 2009.  Prior to joining Prosper, Mr. Adarkar was at the law firm of Sonnenschein, Nath & Rosenthal LLP in Palo Alto, CA from 2007 until 2009.   Prior to joining Sonnenschein, Mr. Adarkar served as Vice President and Deputy General Counsel of GreenPoint Mortgage Funding, Inc, a wholesale mortgage lender in Novato, CA, from 2003 until 2007.  Prior to joining GreenPoint, Mr. Adarkar spent several years practicing with the law firms of Gibson Dunn & Crutcher LLP and Howard Rice Nemerovski Canady Falk & Rabkin, both in San Francisco, and also served as Vice President and General Counsel of Valley Media, Inc., a music and video distributor.  Mr. Adarkar has a J.D. from UCLA, an M.A. from the University of California at Berkeley and a B.A., cum laude, from Georgetown  University.

James A.  Catlin has served as our Executive Vice President, Acquisition and Risk Management since December 2009.  Prior to joining Prosper, Mr. Catlin worked as an independent consultant to QED Investors, a private investment fund founded by Nigel Morris, co-founder of Capital One and Prosper Board member.  Prior to his work with QED Investors, Mr. Catlin served in a variety of leadership capacities during his fourteen year tenure at Capital One Financial Corporation. He served as Capital One’s Assistant Chief Credit Officer responsible for credit risk management in a portfolio of businesses, including Capital One's U.S. credit card, installment loan, small business, and point-of-sale businesses, as well at its Canadian business. Prior to that role, Mr. Catlin was a leader in the development of Capital One's European business, where his responsibilities included building and leading Capital One’s underserved credit card business in the United Kingdom.  Mr. Catlin graduated with a B.S. in Commerce with specializations in finance and marketing from the McIntire School of Commerce at the University of Virginia.

Kirk T. Inglis has served as our Chief Financial Officer since November 2006 and as our Chief Operating Officer since June 2009.  Prior to joining Prosper, in 2006, Mr. Inglis worked as a consultant for Wells Fargo Bank, N.A., consulting on the effectiveness of their online marketing program.  From 1994 to 2003, Mr. Inglis served in various positions with Providian Financial Corporation.  At Providian, Mr. Inglis served as President of First Select Corporation, the largest purchaser of charged-off credit card debt in the United States, from 2000 to 2001.  In addition, he served as Chief Financial Officer of GetSmart.com following its acquisition by Providian in 1999.  Mr. Inglis also developed the financial planning and control infrastructure for Providian Financial Corporation following the spin-off from its parent company in 1996.  Mr. Inglis holds an M.B.A. from Memphis State University and a B.A. from the University of Texas at Austin.

James W. Breyer has served as one of our directors since April 2005.  Mr. Breyer has been a partner of Accel Partners, a venture capital firm, since 1990.  Mr. Breyer has served on the board of Wal-Mart Stores, Inc., a world-wide operator of retail stores, since 2001, and Dell Inc., a world-wide merchant of personal computers, servers, software and other computer peripherals, since 2009.  He served on the board of Marvel Entertainment, Inc., a character-based entertainment company, from 2006 to 2009.  He also serves on the boards of other privately held companies.  Mr. Breyer is a member of the Board of Associates of the Harvard Business School and is Chairman of the Stanford Engineering Venture Fund.  Mr. Breyer holds a B.S. from Stanford University and an M.B.A. from Harvard University, where he was named a Baker Scholar. Prosper believes that Mr. Breyer’s financial and business expertise, including his diversified background of managing and directing public and start-up companies, his experience with technology, retail and entertainment companies, as well as his general operational and management experience, give him the qualifications and skills to serve as a director.

Lawrence W. Cheng has served as one of our directors since July 2006.  Mr. Cheng has been a Managing Partner at Volition Capital since 2010.  Prior to helping found Volition, he was a Partner at Fidelity Ventures, a venture capital firm, from 2007 until 2010, and a Principal from 2005 until 2007.  From 2000 to 2005, Mr. Cheng was a senior associate at Battery Ventures and from 1998 to 2000, he was an associate of Bessemer Ventures.  Mr. Cheng currently serves on the boards of several other privately held companies. Mr. Cheng holds a B.A. from Harvard College. Prosper believes that Mr. Cheng’s financial and business expertise, including his diversified background of managing and directing start-up companies, as well as his general operational and management experience, give him the qualifications and skills to serve as a director.

Court B. Coursey has served as one of our directors since April 2010.  Mr. Coursey has been the Managing Partner at TomorrowVentures, LLC since 2009.  Immediately prior to joining TomorrowVentures, Mr. Coursey was a principal of Rundell, Coursey, & Company, which he co founded in 1998, which helped incubate, develop and provide strategic planning services for high-growth companies.  In 1996, he founded certifiedemail.com, an online service that allows people to track their emails.  Prior to launching certifedemail.com, he founded TRUOC Aviation, a private aviation services business.  Prosper believes that Mr. Coursey’s financial and business expertise, as well as his general operational and management experience, give him the qualifications and skills to serve as a director.

Nigel W. Morris has served as one of our directors since December 2009.  Mr. Morris is the managing partner of QED Investors, an investment firm he founded in 2008.  He was also the co-founder of Capital One Financial Services, where he served as President and Chief Operating Officer and Vice Chairman from 1994 until his retirement in 2004.  Mr. Morris also serves on the boards of other privately held companies.  Mr. Morris has a BSC in Psychology from East London University and a MBA with distinction from London Business School, where he is also a Fellow. Prosper believes that Mr. Morris’s financial and business expertise, including his diversified background of managing and directing public companies, his experience with financial services firms, as well as his general operational and management experience, give him the qualifications and skills to serve as a director.

Director Compensation

During the year ended December 31, 2009, none of our directors received any compensation for service as a member of our board of directors, except as noted below.  From time to time, we reimburse certain of our non-employee directors for travel and other expenses incurred in connection with attending our board meetings.  On January 8, 2009, the Company granted Rajeev Date, who served as a member of our board of directors from January 2009 until September 2010, 100,000 stock options at an exercise price of $1.94 under the Company’s 2005 Stock Plan. The total value of the award, as calculated in accordance with SFAS No. 123R, is $114,322. We have agreed to reimburse certain of our directors for legal expenses incurred by them stemming from the class action lawsuit as described in our “About the Platform—Legal Proceedings” section above, pursuant to our indemnification agreements with our directors as discussed below.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation.  Our amended and restated certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted under Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•any breach of the director’s duty of loyalty to us or our stockholders;

•any act or omission not in good faith, believed to be contrary to the interests of the corporation or its stockholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•any transaction from which the director derived an improper personal benefit.

These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission.  As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws also provide that:

•we will indemnify our directors and officers to the fullest extent permitted by law;

•we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors and officers.  The indemnification agreements require us, among other things, to indemnify such persons for all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by Prosper) (collectively, “Expenses”), actually and reasonably incurred by such person in connection with the investigation, defense or appeal of any proceeding to which such person may be made a party, a potential party, a non-party witness, or otherwise by reason of:

• such person’s service as a director or officer of Prosper;

•any action or inaction taken by such person or on such person’s part while acting as director, officer, employee or agent of Prosper;

•such person’s actions while serving at the request of Prosper as a director, officer, employee, trustee, general partner, managing member, agent or fiduciary of Prosper or any other entity,

in each case, whether or not serving in any such capacity at the time any liability or expense is or was incurred.

In addition, Prosper is required to indemnify against any Expenses actually and reasonably incurred in connection with any action establishing or enforcing a right to indemnification or advancement of expenses under the agreement or under any directors’ and officers’ liability insurance policies maintained by Prosper to the extent that such person is successful in such action.

Under the indemnification agreements, we are not obligated to provide indemnification on account of any proceeding unless such person acted in good faith and in a manner reasonably believed to be in the best interests of Prosper, and with respect to criminal proceedings, such person had no reasonable cause to believe his conduct was unlawful.  The termination of a proceeding by judgment, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, by itself, create the presumption that such person did not satisfy the above standards.

In addition, under the indemnification agreements, we are not obligated to provide indemnification:

•for any proceedings or claims initiated or brought voluntarily by such person and not by way of defense, unless such indemnification is authorized by the Company, other than a proceeding to establish such person’s right to indemnification;

•for any expenses incurred by such person with respect to any proceeding instituted by such person to enforce and interpret the terms of his indemnification agreement, unless such person is successful in such action;

•for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

•for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements); and

•for any reimbursement of Prosper by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of Prosper, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of Prosper pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to Prosper of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements).

The indemnification agreements also provide that we agree to indemnify such persons to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of the agreement or our amended and restated certificate of incorporation or bylaws.  Moreover, the indemnification agreements provide that any future changes under Delaware law that expand the ability of a Delaware corporation to indemnify its officers and directors are automatically incorporated into the agreements.

We also maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.  To the extent these provisions permit us to indemnify our officers and directors for liabilities arising under the Securities Act, however, we have been informed by the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

See “Item 11. Executive Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, pages 78 to 82, which is incorporated by reference in this prospectus.

TRANSACTIONS WITH RELATED PARTIES

Since our inception, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and immediate family members and other affiliates of our directors, executive officers and 5% stockholders.  We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Participation in Our Platform

Our executive officers, directors and 5% shareholders have bid on and purchased loans originated through the platform from time to time in the past, and may do so in the future.  As of June 30, 2010, these parties had facilitated the funding of $1,273,240 in loans through the platform.  Christian Larsen has purchased loans in an aggregate amount of $498,950; James Breyer has purchased loans in an aggregate amount of $263,923;Robert Kagle, who was a member of our board of directors from April 2005 until September 2010, has purchased loans in an aggregate amount of $186,525 Larry Cheng has purchased loans in aggregate amount of $33,772; Rajeev Date, who was a member of our board of directors from January 2009 until September 2010, has purchased loans in aggregate amount of $62,769; and management and other affiliates have purchased loans in an aggregate amount of $207,283.  The loans were obtained on terms and conditions that were not more favorable than those obtained by other lenders.  Of the total aggregate amount of loans purchased by executive officers, directors, and affiliates since inception through June 30, 2010, approximately $162.0 thousand or 13% of principal has been charged off, as compared to approximately $44.3 million or 22% of principal charged off for all loans originated since inception through June 30, 2010.

Financing Arrangements with Significant Shareholders, Directors and Officers

In March 2005, we awarded, for nominal value, an aggregate of 4,000,000 shares of common stock valued at $0.10 per share or $400,000, to our co-founders.  2,000,000 shares were issued to Christian A.  Larsen, our Chief Executive Officer, and 2,000,000 shares were issued to John Witchel, our former Secretary and Chief Technology Officer.  For each co-founder, 1,000,000 shares were immediately vested and the remaining 3,000,000 shares were to vest over 3.5 years for services rendered.  Each co-founder’s unvested shares were subject to a repurchase agreement if he left Prosper, in which case we could repurchase any unvested shares at the lesser price of $0.10 per share or the fair market value at the date service ceased.  As a result of Mr. Witchel’s departure from the Company on July 31, 2008, we repurchased the 75,000 unvested shares then held by him for $7,500, or $0.10 per share.  All of Mr. Larsen’s shares were fully vested as of September 22, 2008.

In April 2005, we issued and sold to investors an aggregate of 4,023,999 shares of our Series A convertible preferred stock (“Series A”) at a purchase price of $1.875 per share for an aggregate consideration of $7,464,450, net of issuance costs of $80,550.  In February 2006, we issued and sold to investors an aggregate of 3,310,382 shares of our Series B convertible preferred stock (“Series B”) at a purchase price of $3.776 per share for an aggregate consideration of $12,412,301, net of issuance cost of $87,700.  In June 2007, we issued and sold to investors an aggregate of 2,063,558 shares of Series C convertible preferred stock (“Series C”) at a purchase price of $9.692 per share for an aggregate consideration of $19,919,009, net of issuance costs of $80,996. In April 2010, we issued and sold to investors an aggregate of 20,340,705 shares of our Series D convertible preferred stock (“Series D”) and 3,110,188 shares of our Series D-1 convertible preferred stock (“Series D-1”) at a purchase price of $0.74 per Series D share for an aggregate consideration of $14,721,612, net of issuance costs of $275,903.

The participants in these convertible preferred stock financings included (i) the entities set forth in the following table, each of which held more than 5% of our capital stock at the time the transactions indicated in the table were consummated,  either directly or through one or more affiliates, as well as (ii) the directors set forth in the table.

Participant	Series A	Series B	Series C	Series D

James W. Breyer	266,600	42,632	20,630	731,699

Benchmark Capital Partners V, L.P.	2,000,000	317,797	30,953	1,375,285

Accel IX L.P.	1,733,400	275,435	134,137	4,757,340

Agilus Ventures IV Limited Partnership		1,853,814	257,945	3,348,560

Meritech Capital Partners III L.P.			773,834	1,588,383

Omidyar Network Fund LLC		662,076	72,225	871,849

QED Fund I, L.P.				1,847,690

DAG Ventures III – QP, L.P.			773,834	1,588,383

TomorrowVentures 2010 Fund, LLC				2,031,142

CompuCredit Holdings Corporation				2,031,142

Three of our directors, James W. Breyer, Lawrence W. Cheng, and Court B. Coursey, are affiliated with Accel IX L.P., Agilus Ventures IV Limited Partnership and TomorrowVentures 2010 Fund LLC, respectively.  The notes to our beneficial ownership table describe these affiliations in greater detail.  See “Principal Securityholders.”

In November 2009, Prosper Marketplace, Inc. and QED Fund I, L.P. (“QED”), entered into a Note and Warrant Purchase Agreement (the “QED Purchase Agreement”), pursuant to which, Prosper sold to QED a convertible promissory note (the “QED Note”) and issued to QED a fully vested warrant to purchase 164,178 shares of Prosper’s Common Stock at an exercise price of $0.56 per share.  The QED Note was in the principal amount of $1,000,000.  Interest on the QED Note accrued at a per annum rate of 15.0%.  All principal and accrued interest under the QED Note was due in a single payment on November 10, 2011.  Under the QED Purchase Agreement, Prosper and QED agreed that Nigel Morris, who is the managing partner of QED Partners LLC, QED’s general partner, would serve on Prosper’s Board of Directors for 2 years beginning on November 10, 2009.  In connection with the consummation of our Series D financing, the QED Note and all accrued interest thereunder was converted into shares of Series D preferred stock equal to principal and accrued interest of $1,064,521 on the QED Note, plus $300,000, which represented consideration for QED’s agreement to convert the QED Note prior to its maturity date.

        On February 1, 2010, Prosper entered into a Note and Warrant Purchase Agreement with certain of its existing investors, pursuant to which, Prosper issued and sold to such investors a series of convertible promissory notes in the aggregate principal amount of $2,000,000 (the “February Bridge Notes”),and issued to such investors fully vested warrants to purchase an aggregate of 328,356 shares of Prosper’s Common Stock at an exercise price of $0.56 per share. Interest on the February Bridge Notes accrued at a per annum rate of 15.0%.  The purchasers of the February Bridge Notes included the following entities, each of which held more than 5% of our capital stock at the time the purchases were consummated, either directly or through one or more affiliates: Accel IX L.P.,, Benchmark Capital Partners V, L.P., Agilus Ventures IV Limited Partnership, Meritech Capital Partners III L.P., DAG Ventures III – QP, L.P., and Omidyar Network Fund LLC  Two members of our board of directors, James W. Breyer, and Lawrence W. Cheng, are affiliates of Accel IX L.P., and Agilus Ventures IV Limited Partnership, respectively.  In connection with the consummation of our Series D financing, all outstanding principal and accrued interest under the February Bridge Notes were converted into shares of our Series D preferred stock.  Such outstanding principal and accrued interest totaled $2,060,822 at the time of such conversion.

        On March 15, 2010, Prosper entered into a Note Option Agreement with Christian A. Larsen, its Chairman and Chief Executive Officer, pursuant to which, Mr. Larsen granted Prosper an option (the “Option”) to sell him an aggregate principal amount of up to $300,000 of convertible promissory notes (the “Larsen Bridge Notes”).  Prosper exercised the Option in full on March 22, 2010.  Interest on the Larsen Bridge Notes accrued at a per annum rate of 15.0%.  Prosper paid off the Larsen Bridge Notes in full on April 19, 2010.  At the time of such pay-off, the Larsen Bridge Notes consisted of principal and accrued interest of $303,575.

        On April 1, 2010, Prosper entered into a Note and Warrant Purchase Agreement with certain of its existing investors, pursuant to which, Prosper issued and sold to such investors a series of convertible promissory notes in the aggregate principal amount of $250,000 (the “April Bridge Notes”). Interest on the April Bridge Notes accrued at a per annum rate of 15.0%.  The purchasers of the April Bridge Notes included the following entities, each of which held more than 5% of our capital stock at the time the purchases were consummated, either directly or through one or more affiliates: Accel IX L.P., Benchmark Capital Partners V, L.P., Agilus Ventures IV Limited Partnership, Meritech Capital Partners III L.P., DAG Ventures III – QP, L.P., and Omidyar Network Fund LLC.  Two members of our board of directors, James W. Breyer, and Lawrence W. Cheng, are affiliates of Accel IX L.P., and Agilus Ventures IV Limited Partnership, respectively.  In connection with the consummation of our Series D financing, all outstanding principal and accrued interest under the April Bridge Notes were converted into shares of our Series D preferred stock.  Such outstanding principal and accrued interest totaled $251,541 at the time of such conversion.

Indemnification Agreements

Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.  In addition, we have entered into separate indemnification agreements with each of our directors and executive officers.  For more information regarding these agreements, see “Management—Limitations on Officers’ and Directors’ Liability and Indemnification Agreements” for more information.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of September 24, 2010 by:

•each of our directors;

•each of our named executive officers;

•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days after September 24, 2010.  Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.  The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 35,034,753 shares of common stock outstanding as of September 24, 2010, assuming conversion of all of our outstanding shares of convertible preferred stock.  Currently, each share of our convertible preferred stock, regardless of series, is convertible into one share of common stock at any time, at the discretion of the holder, except for our Series D-1 shares, which convert into shares of common stock at a ratio of 1,000,000 to 1.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of September 24, 2010.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.  Beneficial ownership representing less than 1.0% is denoted with an asterisk (*).  Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104.

	Total Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Beneficial Ownership Percentage

James W. Breyer Trust Dated 3/25/2005 (1)	8,049,690	22.97%

Lawrence W. Cheng (2)	5,535,612	15.80%

Court Coursey (3)	2,031,142	5.80%

Nigel W. Morris (4)	2,011,868	5.74%

Christian A. Larsen(5)	2,006,621	5.73%

Edward A. Giedgowd (6)	170,474	*

Kirk T. Inglis (7)	164,655	*

Chris Denend (8)	-	*

All directors and executive officers as a group (9)	19,974,940	57.01%

Accel IX L.P. and its affiliates (10)	6,976,683	19.91%

Agilus Ventures IV Limited Partnership and its affiliates (11)	5,535,612	15.80%

Benchmark Capital Partners V, L.P. (12)	3,807,720	10.87%

DAG Ventures III – QP, L.P., and its affiliates (13)	2,389,757	6.82%

Meritech Capital Partners III L.P., and its affiliates (14)	2,389,757	6.82%

CompuCredit Holdings Corporation (15)	2,031,142	5.80%

TomorrowVentures 2010 Fund, LLC (16)	2,031,142	5.80%

John B. Witchel and Jessica W. Wheeler, JNTN (17)	1,925,000	5.49%

(1)
The James W. Breyer Trust Dated 3/25/2005 directly owns 1,061,261 shares of convertible preferred stock and warrants exercisable for 11,746 shares of common stock and is deemed to indirectly own or control 6,900,312 shares of convertible preferred stock and warrants exercisable for 76,371 common stock , of which 5,815,095 shares and warrants are held by Accel IX, L.P., 619,516 shares are held by Accel IX Strategic Partners L.P. and 542,072 shares and warrants are held by Accel Investors 2005 L.L.C.  Accel IX Associates L.L.C.  (“A9A”) is the general partner of Accel IX L.P. and Accel IX Strategic Partners L.P. and has sole voting and investment power over the shares held by these limited partnerships.  Mr. Breyer is one of the managing members of A9A and of Accel Investors 2005 L.L.C. and, therefore, is deemed to share voting and investment power over the securities held by these entities.  Mr. Breyer disclaims beneficial ownership of the shares held by Accel IX, L.P., Accel IX Strategic Partners L.P. and Accel Investors 2005 L.L.C. except to the extent of his pecuniary interest in such shares.

(2)
Represents 5,361,593 shares of convertible preferred stock and warrants exercisable for 73,932 shares of common stock held by Agilus Ventures IV, Limited Partnership, and 98,726 shares of convertible preferred stock and warrants exercisable for 1,361 shares of common stock held by Agilus Ventures Principal IV, Limited Partnership.  Volition Capital, LLC, manages the existing US portfolio of the Agilus funds under sub-advisory agreement and has sole voting and investment power over these shares.  Mr. Cheng is a managing partner of Volition Capital and, therefore, is deemed to share voting and investment power over these securities.  Mr. Cheng disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein.

(3)
Represents 2,031,142 shares of convertible preferred stock held by TomorrowVentures 2010 Fund, LLC.  Mr. Coursey is the managing member of TomorrowVentures, LLC., the managing member of TomorrowVentures 2010 Fund, LLC. and therefore, is deemed to share voting and investment power over the securities held by TomorrowVentures 2010 Fund, LLC.  Mr. Coursey disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein.

(4)
Represents 1,847,690 shares of convertible preferred stock and warrants exercisable for 164,178 shares of common stock held by QED Fund I, L.P.  Mr. Morris is the managing partner of QED Partners LLC, the general partner of QED Fund I, L.P. and, therefore, is deemed to share voting and investment power over these securities.  Mr. Morris disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein. The address of QED Fund I, L.P is 311 Cameron Street, Alexandria, Virginia, 22314.

(5)
Represents 6,621 shares of convertible preferred stock held directly and 2,000,000 shares of common stock held indirectly by Mr. Larsen through the Larsen-Lam Family Trust, for which Mr. Larsen and Lyna Lam serve as trustees.

(6)
Consists of 6,621 shares of convertible preferred stock and 163,853 shares of common stock potentially issuable upon the exercise of stock options that are exercisable within 60 days after September 24, 2010.  Mr. Giedgowd resigned as our General Counsel, Chief Compliance Officer and Secretary as of August 24, 2009, but remained with the Company as in-house counsel.  Mr. Giedgowd continued to serve as in-house counsel until October 31, 2009, as of which date his employment with the Company ceased.

(7)	Consists of 164,655 shares of common stock potentially issuable upon the exercise of stock options that are exercisable within 60 days after September 24, 2010.

(8)	Mr. Denend does not hold any shares of our common stock or options to purchase any such shares.. Mr. Denend resigned as our Chief Technology Officer as of March 19, 2010.

(9)
Includes 333,386 shares of common stock potentially issuable upon the exercise of stock options within 60 days after September 24, 2010 and warrants exercisable for 492,534 shares of common stock  that are exercisable within 60 days after September 24, 2010.

(10)
Excludes 1,061,261 shares of convertible preferred stock and warrants exercisable for 11,746 shares of common stock  held directly by Mr. Breyer.  5,751,439 shares of convertible preferred stock and warrants exercisable for 63,656 shares of common stock are held by Accel IX L.P., 612,735 shares of convertible preferred stock and warrants exercisable for 6,781 shares of common stock are held by Accel IX Strategic Partners L.P. and 536,138 shares of convertible preferred stock and warrants exercisable for 5,934 shares of common stock are held by Accel Investors 2005 L.L.C.  Accel IX Associates L.L.C. (“A9A”) is the general partner of Accel IX L.P. and Accel IX Strategic Partners L.P. and has sole voting and investment power over the shares held by these limited partnerships.  Mr. Breyer is one of the managing members of A9A and of Accel Investors 2005 L.L.C. and, therefore, is deemed to share voting and investment power over the securities held by these entities.  Mr. Breyer disclaims beneficial ownership of such shares except to the extent of his individual pecuniary interest therein.  The address of A9A and its affiliated entities is 428 University Avenue, Palo Alto, California 94301.

(11)
Represents 5,361,593 shares of convertible preferred stock and warrants exercisable for 73,932 of common stock held by Agilus Ventures IV, Limited Partnership and 98,726 shares of convertible preferred stock and warrants exercisable for 1,361 held by Agilus Ventures Principal IV, Limited Partnership.  Volition Capital, LLC, manages the existing US portfolio of the Agilus funds under sub-advisory agreement and has sole voting and investment power over these shares. The address of Agilus Ventures and its affiliated entities is 82 Devonshire Street, E16B, Boston, Massachusetts 02109.

(12)
Represents 3,724,035 shares of convertible preferred stock and warrants exercisable for 83,685 shares of common stock held by Benchmark Capital Partners V, L.P.  The address of Benchmark Capital Partners V, L.P. is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(13)
Represents 1,868 shares of convertible preferred stock and warrants exercisable for 25 shares of common stock held by DAG Ventures GP Fund III, LLC, 1,815,922 shares of convertible preferred stock and warrants exercisable for 25,149 shares of common stock held by DAG Ventures III – QP, L.P., 170,813 shares of convertible preferred stock  and warrants exercisable for 2,366  shares of common stock held by DAG Ventures III, L.P., 48,150 shares of convertible preferred stock held by DAG Ventures III-O, LLC, 31,497 shares of convertible preferred stock held by DAG Ventures III–Q, LLC and 293,967 shares of convertible preferred stock held by DAG Ventures I–N, LLC.  DAG Ventures I-N, LLC is the general partner of DAG Ventures I-N, LLC and has sole voting and investment power over these shares. DAG Ventures Management III, LLC (“DAG Ventures”) is the general partner of the remaining partnerships listed above, and managing member of the remaining limited liability companies listed above and has sole voting and investment power over these shares.  The address of DAG Ventures and its affiliated entities is 251 Lytton Avenue, Suite 200, Palo Alto, California 94301.

(14)
Represents 42,287 shares of convertible preferred stock and warrants exercisable for 493 shares of common stock held by Meritech Capital Affiliates III L.P. and 2,319,930 shares of convertible preferred stock and warrants exercisable for 27,047 shares of common stock held by Meritech Capital Partners III L.P.  Meritech Capital is the general partner of these partnerships and has sole voting and investment power over these shares.  The address of Meritech Capital and its affiliated entities is 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.

(15)	Represents 2,031,142 shares of convertible preferred stock held by CompuCredit Holdings Corporation. The address of CompuCredit Corporation is Five Concourse Parkway Suite 400, Atlanta, GA 30328.

(16)	Represents 2,031,142 shares of convertible preferred stock held by TomorrowVentures, 2010 Fund LLC. The address of TomorrowVentures 2010 Fund LLC is 555 Bryant Street Suite 555 Palo Alto, CA 94301

(17)
Consists of 1,925,000 shares of common stock.  Mr. Witchel resigned as the Chief Technology Officer and Secretary of Prosper on July 31, 2008.  The address of Mr. Witchel is 576 Eureka Street, San Francisco, California 94114.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, pages 60 to 71, which is incorporated by reference in this prospectus.

See “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Quarterly Report on Form 10-Q for the period ended March 31, 2010, pages 25 to 46, which is incorporated by reference in this prospectus.

See “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Quarterly Report on Form 10-Q for the period ended June 30, 2010, pages 26 to 47, which is incorporated by reference in this prospectus.

See “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Quarterly Report on Form 10-Q for the period ended September 30, 2010, pages 25 to 46, which is incorporated by reference in this prospectus.

LEGAL MATTERS

The validity of the Notes offered by this prospectus has been passed upon by Covington & Burling LLP, Washington, DC.

EXPERTS

       The consolidated financial statements of Prosper Marketplace, Inc. at December 31, 2009, and for the year then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Odenberg, Ullakko, Muranishi & Co. LLP, independent registered public accounting firm, and at December 31, 2008, and for the year then ended, by Ernst & Young LLP, independent registered public accounting firm, as set forth in their respective reports incorporated by reference elsewhere herein. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND CONSOLIDATED FINANCIAL STATEMENTS

See the following information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, pages F-1 to F-30, which is incorporated by reference in this prospectus:

•	Report of Independent Registered Public Accounting Firms,
•	Consolidated Balance Sheets as of December 31, 2009 and 2008, and the related Consolidated Statements of Operations, Changes in Stockholders’ Equity and Cash Flows for the years then ended; and
•	Notes to the Consolidated Financial Statements.

The condensed interim consolidated financial statements (unaudited) as of March 31, 2010 and for the three month periods ended March 31, 2010 and 2009 are incorporated by reference in this prospectus.

See the following financial information included in our Quarterly Report on Form 10-Q as of March 31, 2010 and for the three month periods ended March 31, 2010 and 2009, respectively, pages 1-4, which are incorporated by reference in this prospectus.

•	Consolidated Balance Sheets as of March 31, 2010 (unaudited) and December 31, 2009,
•	Consolidated Statements of Operations for the three month periods ended March 31, 2010 and 2009 (unaudited),
•	Consolidated Statements of Changes in Stockholders’ Equity for the three month periods ended March 31, 2010 and 2009 (unaudited),
•	Consolidated Statement of Cash Flows for the three month periods ended March 31, 2010 and 2009 (unaudited); and
•	Notes to consolidated financial statements (unaudited).

The condensed interim consolidated financial statements (unaudited) as of June 30, 2010 and for the three and six month periods ended June 30, 2010 and 2009 are incorporated by reference in this prospectus.

See the following information included in our Quarterly Report on Form 10-Q as of June 30, 2010 and for the three and six month periods ended June 30, 2010 and 2009, respectively, pages 1-4, which are incorporated by reference in this prospectus.

•	Consolidated Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009,
•	Consolidated Statements of Operations for the three and six month periods ended June 30, 2010 and 2009 (unaudited),
•	Consolidated Statements of Changes in Stockholders’ Equity for the six month periods ended June 30, 2010 and 2009 (unaudited),
•	Consolidated Statement of Cash Flows for the six month periods ended June 30, 2010 and 2009 (unaudited); and
•	Notes to consolidated financial statements (unaudited).

The condensed interim consolidated financial statements (unaudited) as of September 30, 2010 and for the three and nine month periods ended September 30, 2010 and 2009 are incorporated by reference in this prospectus.

See the following information included in our Quarterly Report on Form 10-Q as of September 30, 2010 and for the three and nine month periods ended September 30, 2010 and 2009, respectively, pages 1-4, which are incorporated by reference in this prospectus.

•	Consolidated Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009,
•	Consolidated Statements of Operations for the three and nine month periods ended September 30, 2010 and 2009 (unaudited),
•	Consolidated Statements of Changes in Stockholders’ Equity for the nine month periods ended September 30, 2010 and 2009 (unaudited),
•	Consolidated Statement of Cash Flows for the nine month periods ended September 30, 2010 and 2009 (unaudited); and
•	Notes to consolidated financial statements (unaudited).